Exhibit (4)

MINISTERO DELL'ECONOMIA E DELLE FINANZE

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2017

Submitted by the Prime Minister
Paolo Gentiloni Silveri

and the Minister of the Economy and Finance
Pier Carlo Padoan

Approved by the Cabinet on 23 September 2017

INTRODUCTION
This Update offers an opportunity for summarising the results, in terms of growth, employment, and the consolidation of the public accounts, which have been achieved through economic-policy measures and the numerous, wide-ranging structural reforms adopted in these past years.
Such results provide reassurance for continuing along the path taken to further strengthen the economic recovery, which originated in 2014 after years of severe recession, and gained momentum in 2015 and 2016.  In 2017, the recovery has intensified further, partly due to a more dynamic growth scenario at a European and global level, with increasing signs of structural improvement. The measures adopted by the governments in these past years, with the contribution of Parliament, have helped to shape this scenario in Italy, accelerating and reinforcing the medium-/long-term effects of the reforms aimed at boosting growth potential, against a backdrop of sustainable public finances.
GDP growth in recent quarters has exceeded expectations; the exports of goods and tourist inflows have accelerated; and the gradual recovery of investments provides encouraging signs overall, as particularly evidenced by the recent surge of production and expectations with respect to capital goods.
The rise in employment also continues, with the total job count moving above 23 million, a threshold previously surpassed only in 2008; around 900,000 jobs have been created in the past three years, with more than one-half of them referring to permanent employment. The most recent data indicate further intensification of the growth in the second half of the year. The prospects for the economy are also benefiting from renewed business confidence, and the significant improvement of the credit sector, which has been facilitated by the government’s initiatives to restore the banking system to a state of normal operation. The updated estimate of the growth rate is 1.5 percent for both 2017 and 2018.
The public debt, which adversely impacts the prospects of the national community and the government’s manoeuvring room, has reversed the trend that prompted a roughly 30-percent increase in its weight against GDP between 2008 and 2014 (from 99.8 percent in 2007 to 131.8 percent): as reported by ISTAT, the year of 2015 marked the first decrease after seven years of uninterrupted increases.  For 2017, the debt-to-GDP ratio is expected to fall with respect 2016, and in 2018, it should reach the 130-percent threshold.
All of these results have been achieved with the contribution of an economic-policy strategy adopted in 2014, whose key aspects include:

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•
the gradual decrease in the fiscal pressure (which declined by approximately one percentage point between 2013 and 2016), achieved through measures that have reduced corporate income taxes and the tax burden on low-income workers, by means of granting of the €80 transfer, and eliminated the regional tax on productive activity with respect to full-time workers, the single municipal tax on ‘bolted’ capital goods and farmland, and the Indivisible Services Tax (TASI). As a result of these measures, it is estimated that Italian taxpayers will pay less taxes with respect to 2013, for a difference of approximately €20 billion;

•
a coordinated series of incentives to private-sector investment (Industria 4.0 Plan), which have prompted businesses to grow their productive capacity at a time when they can capture greater opportunities at an international level;

•	a broad set of structural reforms;
•	the effort to fight poverty and inequality;
•	the prudent management of the public finances, whose sustainability aims to limit the debt burden and to preserve financial stability;
•	the Finance for Growth measures, which are contributing to enhancing and diversifying the financial flows available to the real economy and the most innovative sectors.
Sustainable, growth-oriented public finance
The government’s budget policy in recent years has had to reconcile the objective of supplying support to growth and adequate responses to pressing social needs exacerbated by the crisis, with the objective of continuing fiscal consolidation, against a backdrop of stringent financial constraints in relation to the high public debt.
Even though the budget-policy emphasis of a highly indebted country cannot disregard the needs for deficit reduction, the proper calibration of the rhythm of consolidation is equally important for economic prospects and the sustainability of the public finances.  A deficit-adjustment process that is too slow would prove to be ineffective for the purposes of debt reduction, whereas the adoption of excessively severe containment measures would end up significantly damaging growth. In both cases, the trend of the debt-to-GDP ratio would be inadequate with regard to the expectations of economic agents, analysts, and the markets.
In these years, the government has thus had to proceed within a narrow, though very clearly and coherently traced, path whose limits were delineated, on the one hand, by the need for deficit reduction, and on the other hand, by the need to sustain the nascent recovery so that the country could definitively move beyond the recession. The results achieved to date are positive and are contributing to bolstering the confidence of businesses both in Italy and abroad.
Investments play a crucial role for strengthening the recovery. As a result, the government’s key economic-policy instruments include incentives to private-sector investment and the revival of public investment, along with efforts to ensure the security of the country with respect to the seismic and hydro-

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geological risks. In the past, the actions taken for fiscal consolidation were significantly focused on expenditure, thereby contributing to the maintenance of financial stability; this nonetheless also resulted in a reduction in capital expenditure mainly due to the contraction of local government investment, which is instead today increasing, partly due to the phasing out of the Domestic Stability Pact.
The government has aimed to reverse this trend: the expenditure for investments is projected to rise by approximately €3 billion between 2016 and 2019, and this trend will need to be strengthened in the future. In this regard, the following initiatives are deemed particularly critical: i) the planning of a fund to be allocated for reviving infrastructure investment, with total resources of €47.5 billion to be deployed over a long-term horizon, spanning from 2017 to 2032; ii) the abolition of the Domestic Stability Pact, which limited the investment capacity of local government entities; and iii) the reform of the public procurement code, so that it will facilitate more transparent and efficient management of public contracting.
The budget policy for 2018 will continue to be planned according to the strategy that has ensured a steady reduction in the debt-to-GDP ratio and the stabilisation of the debt since 2014, and an initial debt reduction in 2015, followed by another decrease in 2017.  In view of the improvements in the public finances, the net-borrowing target for 2018 has been set at 1.6 percent, which will ensure an acceleration of deficit reduction and a structural adjustment of 0.3 percent. The continuation of deficit reduction in later years is designed to produce a balanced budget in 2020, and an acceleration of the decline in the debt-to-GDP ratio, which should descend to 123.9 percent in 2020.
Consistent with the government’s economic policy in recent years, the Budget Law will supply a greater impetus to growth and employment, including by exploiting the complementarities offered by the structural reforms adopted; the objective is to strengthen confidence and investments, which are supporting the recovery, and growing productivity and potential GDP. With the safeguard clauses having been deactivated, the resources available will be limited by the need to stabilise the public finances and to accelerate debt reduction, and they will thus be selectively employed, with the preference on supporting: i) youth employment; ii) public- and private-sector investment; and iii) enhancement of the instruments to fight poverty.
As part of this effort, Italy has introduced its first universal active-inclusion programme, Inclusion Income, which has extended and strengthened existing measure to support active inclusion.  Once the programme is fully operative, its annual funding will amount to more than €1.8 billion.  At the same time, Italy is the first of the world’s major economies to undertake the monitoring of key welfare variables in programming documents, projecting the future trend of such variables and evaluating the impact of the same on policies adopted; this initiative is likely to enrich economic-policy debate, after decades in which

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economists’ assessments about growth have been almost exclusively based on the performance of GDP.
Structural reforms for competitiveness and confidence
The principal challenge for economic policy is to move Italy from its current phase of emerging from a crisis to a robust, structural recovery that will allow the country to ultimately get beyond a lengthy period marked by stagnation of growth and productivity. It will accordingly be necessary to continue adopting credible structural measures that can raise the economy’s growth potential, employment, and the innovative and competitive capacity of our businesses within a sustainable macroeconomic and financial framework.
There is still a long road ahead, even though certain reforms are starting to produce concrete effects. To cite several examples, the labour market has become more resilient since 2015, with the introduction of the Jobs Act. The implementation of a more equitable, transparent, and growth-oriented taxation system and the reduction of the tax burden on households and businesses have enhanced cooperation between taxpayers and the tax administration, made the taxation system more certain and straightforward, and increased the protection of taxpayer rights. The different measures adopted with regard to the civil justice system, including organisational changes and the digitalisation of courts, have made it possible to initiate a structural reduction in the number of pending cases. Investments in advanced technologies are significantly increasing the efficiency of certain areas of the public administration, pushing them to levels of excellence at an international level. The systematic adoption of the spending review process, which has also been supported by reform of the State budget, has allowed for containing outlays, with the resulting savings channelled into the policies that are priorities for growth.
With budget reform completed and the Budget Law and Stability Law being combined into a single legislative act, Parliament now has a new means of interpreting the effects of fiscal policies and the overall allocation of public resources.  The central role of the Budget Law in fiscal-policy decision-making is further bolstered by the possibility (not provided by previous laws and regulations) of planning measures for development on a basis compatible with the financial resources available.  With these important changes, it is now possible to evaluate jointly the measures for resource procurement, the achievement of public-finance targets, and the financing of new measures.
The structural reform measures have also impacted the banking system, which suffered the effects of the duration and intensity of the economic crisis.  Although remaining sound overall, the banking sector has witnessed several isolated cases of crisis or temporary difficulty that the government has tackled and remedied with various types of solutions, in accordance with the new regulations introduced into Italian law with the start-up of European banking union. The government has implemented various structural reforms in order to make the banking system more solid and to improve the financial flows available

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to the real economy. Such reforms have been aimed at increasing the concentration, and the quality and resilience of the market participants, making their activity and governance more transparent. In addition, in facilitating the sale/transfer of non-performing loans and the development of the related market, the government has taken steps that amplify the credit-recovery capacity of the buyers, reinforce the courts specialised in managing business disputes, and introduce a specific guarantee for transactions entailing the securitisation of non-performing loans. Reflecting the benefits of the initiatives undertaken and the return to growth, the ratio of non-performing loans to total loans has started to descend dramatically in recent months, paving the way for the start of a virtuous circle between bank consolidation, the clean-up of balance sheets, and an acceleration of growth.
In August 2017, Italy approved its first annual Competition Law. The law introduces significant changes regarding financial, insurance and professional services, the energy market, postal and telecommunications services, tourism, and pharmacies. The law is aimed at reviving the process of modernising the areas affected, stimulating productivity and growth, and providing consumers with access to goods and services at lower costs. The government is currently working to define the provisions of the implementation decrees needed so that the law will be fully in effect in the near term.
The fiscal policy stance adopted in the past four years has contributed to covering the initial costs for the adoption of the reforms and to creating conditions favourable for their implementation. The impact of the structural reforms has been accompanied by a coordinated set of tax-relief measures and measures to improve the business environment; such measures are accelerating the reinforcement of the industrial fabric and the contribution to the growth of innovation and productivity. Public investment in strategic infrastructure is increasing, the tax burden on households and businesses has fallen, and selective tax-relief provisions are stimulating investment in innovation; at the same time, the banking system’s solidity and efficiency are recovering.  The instruments that the government has introduced through the Finance for Growth programme are also contributing to increasing financial flows to the real economy.
The prospect of achieving higher real and nominal growth rates is concrete and within reach.  Such achievement could make it possible to accelerate the pace of debt reduction, provided that sufficient primary surpluses are maintained, and reform efforts continue.
Europe: new governance for facing new challenges
Like Italy, Europe also strongly needs to accelerate reforms to consolidate the post-crisis economic recovery.  Faced with growth that remains uneven and fragile in some areas, rising inequality and migration from the southern hemisphere, international terrorism and the resulting demand for security, the Union and the Member States are called upon to consolidate the results achieved, moving to expand the areas and quality of their impact.

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Europe must be able to face new challenges by adopting new tools and new governance, starting anew from the central role of economic growth, employment and social inclusion, to be complemented by the completion of monetary integration and banking union. It will be necessary to update European and national policies to ensure once again the broad distribution of welfare among European citizens; this means that the Union and the Member States need to increase their capacity to adjust to shocks and imbalances, including through better sharing of risks.
Several initial improvements can be observed, including as a result of the Italian government’s constant and intense call for action, starting when Italy held the presidency of the Council of the EU in 2014. As a result, greater flexibility in budget policy has been granted for the adoption of structural reforms and in support of investments, and Italy has made full use of this added flexibility.  In addition, the Juncker Plan and the European Fund for Strategic Investments (EFSI) were conceived for the purpose of relaunching profitable investment projects that private-sector entities would not have been able to complete technically and/or profitably on their own, and of which Italy is a principal beneficiary.
It is now necessary to enhance and to extend the instruments introduced, by outlining a new system of governance of the area, which is capable of providing incentives to budget policies favourable to the structural reforms and growth that will result from them.  In recent years, Italy has generated ideas and published contributions to the debate about the future of Monetary Union, with the concepts gaining increasing acceptance among Italy’s European partners and taking root among European institutions.
For the Euro Area, it is largely insufficient to rely on the simple sum of the budget-policy choices of the Member States for the purposes of properly orienting macroeconomic policies, as this may risk being pro-cyclical and it may fuel imbalances.  It is instead necessary to ensure effective coordination of budget policies, which might be possibly left up to a European Minister of Finance.
Essential European public assets for the integration process – first and foremost, the single market – are today being jeopardised by the failure to share efforts to face new, common challenges, including, for example, the need for security, unified management of borders, and defence.  Instead, it is actually through the greater sharing of risks among countries that a strong incentive to the adoption of national reforms will arise.  Europe needs mechanisms to support inclusive growth, including, for example, a common unemployment insurance scheme for the Euro Area, which would mitigate the effects of cyclical fluctuations on the public finances of countries affected by shocks, via the introduction of a concrete social safeguard at a European level.
As far as structural measures are concerned, the initiatives to favour product and process innovation are deemed particularly significant. Considering existing stringent public-budget constraints, the trends of population ageing, and growing competition at a global level, Europe’s development prospects are linked to its

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capacity to stimulate and relaunch innovation. Within an integrated economic area, this is a challenge to be tackled by making available all of the steps needed for the creation of an “Innovation Union”.
* * *
The results of the government’s action in recent years have been achieved through reconciling the needs for fiscal consolidation with those to support growth.  Such results have been largely positive overall, and reflect a scenario that is solid and favourable to the work still to be accomplished at the end of this legislature and during the next.
The new scenarios and challenges that lie ahead include a series of developments, such as the gradual reduction of the monetary stimulus measures in different currency areas, the accentuation of geopolitical tensions, the impact of possible protectionist measures with respect to international trade, the uncertainty of economic policies, and the risks of a standstill in the process of reforming the EMU.
In Italy, though falling, the number of people seeking employment is still at high levels. The youth employment rate is declining, but is still high and is associated with a high risk of social exclusion.
It is for this reason that Italy as well as Europe cannot afford to slacken the reform effort in the medium term. The government accordingly considers it important to move ahead with its strategy to favour employment, innovation and the quality of human capital. The development of the manufacturing sector, and in particular, production with higher technological intensity, is benefitting from incentives to investments, but also from the gradual creation of a business environment more oriented to entrepreneurial initiative and the training of human capital – National Impresa 4.0 Plan (Piano Nazionale Impresa 4.0). At the same time, the efforts to simplify and streamline the bureaucracy and taxation system need to continue, along with those to reduce the tax burden on households and businesses.
Continuing to support investment in the tangible and intangible capital available to the country will increase its growth potential and productivity, thereby also boosting confidence, a key variable for investment and support to the recovery.

Pier Carlo Padoan
Ministro dell’Economia e delle Finanze

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CONTENTS
I.	OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES
I.1	Recent trends and outlook for the Italian economy
I.2	The international environment
I.3	Macroeconomic and public finance trend scenario
I.4	Budget policy objectives and the policy macroeconomic scenario
I.5	Factors of resilience in a scenario of rising interest rates
II.	MACROECONOMIC FRAMEWORK
II.1	International macroeconomic conditions
II.2	Recent developments in the Italian economy
III.	NET BORROWING AND PUBLIC DEBT
III.1	Final data and projections at unchanged legislation
III.2	Public finance: policy scenario
III.3	Trend of the debt-to-GDP ratio
III.4	The debt rule and the other relevant factors
III.5	Main public finance measures adopted in 2017
III.6	Plan to enhance the value of public property and privatisations
IV.	PUBLIC DEBT SENSITIVITY ANALYSIS
IV.1	Stochastic simulations of the trend of the debt
IV.2	Medium-term scenarios
V.	REFORMS AND THE COUNCIL OF THE EUROPEAN UNION RECOMMENDATIONS
V.1	Reform actions since the publication of the 2017 NRP
V.2	The main initiatives in response to the recommendations
APPENDIX
Table A.1	Effects of Decree-Law No. 8/2017 on general government net borrowing
Table A.2	Effects of Decree-Law No. 13/2017 on general government net borrowing
Table A.3	Effects of Decree-Law No. 91/2017 on general government net borrowing
EXHIBITS
Report to Parliament, pursuant to Law No. 243/2012, Article 6, Paragraph 5
Reports on investment expenditure and related term spending laws – year of 2017 (Volumes I and II)
Planning report containing measures on tax expenditure
Report on results achieved from measures to prevent tax and contributions evasion

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UPDATE TO THE ECONOMIC AND FINANCIAL DOCUMENT 2017

TABLES
Table I.1	Macroeconomic impact of the structural reforms by area of intervention
Table I.2	Trend macroeconomic scenario
Table I.3	Policy macroeconomic scenario
Table I.4	Public finance indicators
Table II.1	International exogenous variables
Table II.2	Unchanged legislation macroeconomic scenario
Table II.3	Macroeconomic impact of the policy-scenario measures compared with the unchanged legislation scenario
Table II.4	Policy macroeconomic scenario
Table III.1a	General government account at unchanged legislation (in € mn))
Table III.1b	General government account at unchanged legislation (% of GDP)
Table III.1c	General government account at unchanged legislation (% change)
Table III.2	Summary of public finance under the policy scenario
Table III.3	Cyclically adjusted public finance
Table III.4	One-off measures at unchanged legislation
Table III.5	General government debt by subsector
Table III.6	Compliance with the debt rule: forward-looking benchmark
Table III.7	Cumulative net effects of the latest measures approved in 2017 on general government net borrowing
Table III.8	Cumulative effects of the latest measures approved in 2017 on general government net borrowing
Table III.9	Cumulative net effects of the latest measures approved in 2017 on general government net borrowing by subsector
Table III.10	Effects of Decree-Law No. 50/2017 on general government net borrowing
Table IV.1	Summary of macro-fiscal shocks
Table IV.2	Sensitivity to growth
Table V.1	Strategic actions of the 2017 NRP
Table V.2	Country’s Specific Recommendations for 2016 and for 2017
Table V.3	Investments Fund – allocation of interventions
FIGURES
Figure I.1:	Gross Domestic Product
Figure I.2	Expectations for production (manufacturing) and turnover (services)
Figure I.3	CDS on Italian banks, 5-years maturity
Figure I.4	Developments in the debt/GDP ratio in the policy scenario
Figure I.5	Yield spreads between Italian and German 10-year securities
Figure II.1	World trade and PMIs (indices)
Figure II.2	USD/EUR exchange rate and price of Brent

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Figure III.1	Trend of debt-to-GDP ratio, inclusive and net of support to Euro Area countries
Figure III.2	Path of convergence to the debt benchmark and debt rule at unchanged legislation
Figure III.3	Path of convergence to the debt benchmark and debt rule in policy scenario
Figure IV.1A	Stochastic projection of the debt-to-GDP ratio with temporary shocks, 1990-2016
Figure IV.1B	Stochastic projection of the debt-to-GDP ratio with permanent shocks, 1990-2016
Figure IV.2A	Stochastic projection of the debt-to-GDP ratio with temporary shocks, 1999-2016
Figure IV.2B	Stochastic projection of the debt-to-GDP ratio with permanent shocks, 1999-2016
Figure IV.3	Medium-term forecast of the debt-to-GDP ratio in high and low growth scenarios
FOCUS SECTIONS
Chapter II	Developments in gross fixed investment in first half of 2017
Recent measures to support the banking industry and the disposal of impaired loans
The performance of Italian exports
The revision of growth forecasts for 2017 and subsequent years
A risk (or sensitivity) analysis of exogenous variables
Development of macroeconomic models for assessing fiscal policies
Chapter III	Recent measures to support the banking system and their impact on the public finance
Assessment of amounts collected through activities to fight tax evasion
Medium/long-term trends in Italy’s pension system and public spending associated with an aging population
Spending cuts of ministries implementing the new budgeting procedure
Assessment of significant deviations and the expenditure rule
Chapter IV	The trend of the debt-to-GDP ratio following termination of the Quantitative Easing Programme
Chapter V	The reform of the criminal justice process
Decree-Law No. 91/2017: Measures for Southern Italy
Annual law for the market and competition
Inclusion Income (REI)
The non-Profit Sector Code
The dual-track system

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I. OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES
I.1 RECENT TRENDS AND OUTLOOK FOR THE ITALIAN ECONOMY
The recovery of the Italian economy began to strengthen in the final quarter of 2016 against a background of more robust growth at the European and global levels. This is borne out by the data on gross domestic product and those for employment and working hours. In the last three quarters, real GDP has increased at a pace of about 0.4 percent q/q; in the second quarter the year-on-year rate of growth reached 1.5 percent. In the labour market, in the first half of the year the number of people in employment rose by 1.1 percent y/y, while the number of hours worked increased by 2.8 percent.1
This promising environment has made it possible to increase the forecast for real GDP growth in 2017 from the 1.1 percent indicated in the Economic and Financial Document (EFD) published in April to 1.5 percent. In the EFD, the government had already expressed confidence in stronger performance and had emphasised that the forecasts adopted in the policy and budget documents were conservative. The new assessment is in line with or slightly higher than the consensus forecasts of independent forecasters.

FIGURE I.1: GROSS DOMESTIC PRODUCT (% growth rate)

Source: ISTAT.

1 Number of hours worked in firms with at least 10 employees in industry and services, adjusted for calendar effects. Source: ISTAT, Il Mercato del Lavoro, II Trimestre 2017, 12 September 2017.

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In short, the economy is improving. Firms, households and the financial markets appear to have noticed, albeit with a certain residual caution. The conditions for an additional acceleration exist. Developments in a range of indicators suggest that the third quarter could see even faster growth than in the previous periods, thanks to the dynamism of industry and a number of segments in the services sector, such as transport and tourism. Firms’ assessments of their order books and production are at their highest level since the start of the recovery. Turnover has already expanded sharply in the first five months of the year, while production of investment goods rose in June and July.
Looking beyond the current quarter, economic conditions could improve even further. The recovery is spreading to all sectors of the economy, with the sole exception of segments still undergoing restructuring, such as information services and banking. A variety of signs also suggest that despite the apparent sluggishness of the recovery of investment in machinery and equipment in the first half of the year, it is in fact gaining pace, as initially revealed by the turnover of firms producing capital goods and only subsequently by developments in production.
On the demand side, the performance of sectors sensitive to the level of interest rates was already very positive in 2016, when there was an increase of 15.9 percent in new car registrations and one of 17.3 percent in property sales. This trend continued this year, albeit at a slower pace given the higher starting point. As occurred in recent years in the United States and the United Kingdom, followed by the Euro Area, the recovery is spreading from sectors that lead the recovery to those that lag it.

FIGURE I.2: EXPECTATIONS FOR PRODUCTION (MANUFACTURING) AND TURNOVER (SERVICES) (seasonally adjusted balances)

Source: ISTAT.

Looking forward, we must bear in mind that only three months ago the government launched major initiatives to resolve the crises at two banks in the region of Veneto and at Monte dei Paschi. These measures not only enabled the

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banking system to maintain nearly €120 billion in credit to the economy and resolve a crisis that had been impacting regions accounting for 15 percent of GDP. They also fostered an improvement in the climate of confidence, which was reflected in a decline in yields on government securities and bonds issued by all Italian banks, reducing the cost of funding.
Thanks to the reforms begun in 2015-2016 as well, the banking system will become sounder and more efficient. The share of non-performing loans is still high by comparison with the European average, but it is declining thanks to a lower deterioration rate and the disposals of bad loans announced recently. Net of impairment losses, the level of non-performing loans is easily manageable.
With the initiatives it has undertaken and the reforms introduced in the last two years, the government has taken targeted, effective and transparent action to restore health to the banking system, complying with complex European restrictions and safeguarding the interests of retail investors and taxpayers.

FIGURE I.3: CDS ON ITALIAN BANKS, 5-YEARS MATURITY (weighted index)

Source: Bloomberg.

A banking system freed of the burden of uncertainty of recent years means a lower cost of and easier access to credit, which in turn will lend additional impetus to the economic recovery. The latest figures for the banking industry show a revival of growth in lending to households and, to a lesser extent, to firms. Business surveys suggest that the availability of credit has gradually improved in recent quarters.
Simulations conducted using the Treasury’s econometric model indicate that the funding cost alone could increase GDP growth by 0.1 points in 2018 and 0.2 points in the two following years.
Another factor prompting optimism for the future is the cumulative effect of the structural reforms undertaken in recent years, from the public administration to the labour market, growth financing and the efficiency of the tax system and the legal system. In April the government updated its medium-term Reform

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Programme, setting short-term objectives as well, some of which have already been achieved. The impact of the recent approval of the Competition Law must not be underrated, neither for its economic relevance or symbolic meaning. For example, the coming months will see the opening of sectors such as pharmacies and legal firms to Italian and foreign investors. A major contribution to investment and productivity will come from the measures forming part of the National Impresa 4.0 Plan.
Quantitative estimates of the effects of already enacted reforms suggest that once fully implemented they could increase GDP by up to 3 percentage points over five years.

TABLE I.1 MACROECONOMIC IMPACT OF THE STRUCTURAL REFORMS BY AREA OF INTERVENTION (% divergence of GDP from baseline scenario)
	T+5	T+10	Long-term
Public administration	0.5	0.8	1.2
Competition	0.2	0.5	1.0
Labour market	0.6	0.9	1.3
Legal system	0.1	0.2	0.9
Education	0.2	0.3	1.3
Non-performing loans and bankruptcy procedures	0.1	0.1	0.1
National Impresa 4.0 Plan	1.2	1.9	4.1
of which: - Innovative investments	0.6	0.7	1.1
- Skills	0.1	0.3	1.1
- Growth financing	0.5	0.9	1.9
of which: - PIR and Investment Funds	0.3	0.5	0.9
- Other measures	0.2	0.4	1.0
TOTAL	2.9	4.7	9.9
Source: MEF, Department of the Treasury. The letter T indicates the year in which the associated measures are fully implemented.

An additional boost to the economy could come from public investment. Recent figures show that in the first quarter of this year, general government gross fixed investment declined by 3.8 percent in nominal terms compared with the same period of 2016. Although this was partially offset by an increase of 3.2 percent in capital transfers, the government has been working for some time on fostering a turnaround in public investment. This would not only stimulate aggregate demand, it would also improve the economy’s potential output with the construction of more modern, efficient and sustainable infrastructure, as well as research and development activities.
The budget measures introduced in the Spring with Decree Law No. 50 of 2017 increased the resources available to the public administration for reconstruction, urban development, transportation, public works, land protection, the environment and public building (including schools). The public finance scenario presented in Chapter III of this Update puts nominal growth in public investment at 5.1 percent in 2018, after a slight increase (0.4 percent) this year. If this is achieved, investment and capital transfers in 2018 will rise by a total of €2.1 billion, equal to 0.12 percent of GDP. The public finance policy scenario discussed below seeks to increase funding for public investment even further, not only in 2018 but also and above all in 2019-2020.

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I.2 THE INTERNATIONAL ENVIRONMENT
Leading research institutes, market analysts and international organisations expect European growth to slow in 2018. The consensus forecast reflects years of slow growth and the prevailing view that the advanced countries are condemned to significantly slower growth than before the crisis. In addition, Brexit, geopolitical factors, terrorism and protectionist stirrings in countries that have traditionally defended free trade clearly represent an appreciable threat to the performance of the global economy.
It is frequently noted that the recovery and expansion of the US economy has now been under way for eight years. A similar observation holds for Germany, Italy’s largest trading partner, where the recovery has been slower that in the United States but since the second quarter of 2009 has seen quarterly growth stall only three times.
Nevertheless, severe recessions in the past have been following by long periods of recovery and expansion. For example, this occurred in the United States in the 1980s and 1990s, after the economy emerged from a double-dip recession in 1980-82.2 The 2001 recession was relatively mild compared with that in 2008-2009, and annual growth remained positive in that year as well.
In any event, most forecasters have come down on the side of caution with regard to the coming years, despite the generally positive overall assessment of the outlook for world growth. In its July update, the International Monetary Fund (IMF) forecast growth of 3.5 percent in world GDP this year and 3.6 percent in 2018, after an expansion of 3.2 percent in 2016.
For the Euro Area, the IMF expects a slight acceleration from the 1.8 percent posted in 2016 to 1.9 percent this year, followed by a moderate deceleration to 1.7 percent in 2018. In its September forecasts, the European Central Bank projects Euro-Area growth of 2.2 percent this year, 1.8 percent in 2018 and 1.7 percent in 2019.
In the update of the macroeconomic forecasts presented in this document, the growth of Italy’s main export markets is expected to be faster than projected in the EFD in April, especially in 2017 and 2018. However, it declines over the coming three years, consistent with the consensus outlook discussed above. By contrast, the euro is expected to appreciate compared with the forecast in the EFD, with an exchange rate against the dollar of about 1.19 for the next three years compared with the 1.06 assumed in April. The forecast price of oil is slightly lower than at the start of April, but its behaviour over the next three years is very similar. Finally, the market yield curve has shifted downwards since the EFD was published, meaning that the forward rates and yields for 2018-2020 used in formulating the forecasts have also declined.
Overall, econometric simulations show that the net impact of the revised international exogenous variables on Italian economic growth has improved moderately compared with the April, although the good news primarily regards

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2 Considering data on real GDP growth in the United States, between the third quarter of 1982 and the first quarter of 2001, there were only two quarters in which a contraction was registered, namely in the fourth quarter of 1990 and the first of 1991. For average annual growth, between 1982-2008, 1991 was the only year in which the average growth rate was barely negative (-0.1 percent).

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2017, as the effects of the appreciation of the euro will become more pronounced in 2018. Developments in the international economy are buoying Italian GDP, but the impulse is expected to wane over the next three years.
I.3 MACROECONOMIC AND PUBLIC FINANCE TREND SCENARIO
Consistent with the trend forecast for Europe, the leading forecasters expect Italian GDP growth to slow in 2018. The range of forecasts is currently 1.2-1.5 percent for 2017 and 0.9-1.3 percent for 2018.3 In addition to international factors, the forecasters have expressed concern about the impact on Italy of any tapering of the ECB’s highly accommodative monetary policy stance and about the outcome of national elections, which must take place by May 2018.
The trend macroeconomic scenario (unchanged legislation basis) continues to feature a substantial fiscal tightening with an increase in VAT rates in 2018 and 2019. The associated safeguard clauses were amended with the Spring budget measures contained in Decree Law No. 50, reducing their impact compared with the 2017 Budget Law by between €3.8 billion in 2018 and €4.4 billion in 2019. The adverse impact on GDP growth is therefore slightly smaller than envisaged in the April forecasts, especially in 2018. The new trend forecast for GDP growth in 2018 also reflect a larger carry-over effect from the upward revision of real quarterly growth in 2017, equal to about 0.1 percentage points of growth.
However, as indicated in the policy scenario, the safeguard clauses will be deactivated for 2018.
As a result of all of the exogenous and internal factors discussed above and the updated forecasts for the main components of demand compared with the 2017 EFD, the trend forecast for real GDP growth increases by about two-tenths of a point on average in the coming three years.4 The increase in VAT would have a significant impact on GDP growth in 2018-2019 and a smaller effect in 2020, when the pace of growth would rise slightly despite less robust international economic activity.

TABLE I.2: TREND MACROECONOMIC SCENARIO (1) (% changes, unless otherwise specified)
	2016	2017	2018	2019	2020
GDP	0.9	1.5	1.2	1.2	1.3
GDP deflator	0.8	0.6	1.8	1.8	1.7
Consumption deflator	0.0	1.5	2.0	2.1	1.8
Nominal GDP	1.7	2.1	3.0	3.0	3.0
Employment (FTEs)	1.4	1.0	0.8	0.9	0.9
Employment (LF)	1.3	1.1	0.8	0.9	0.9
Unemployment rate	11.7	11.2	10.8	10.3	9.8
Current account balance (balance as a % of GDP)	2.5	2.4	2.4	2.4	2.4
(1) Any discrepancies are due to rounding.

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3 See for example ‘Consensus Forecasts’, 11 September 2017, Consensus Economics Inc.
4 Note that the comparison with the EFD forecasts refers to the policy scenario in that document, which incorporated the estimated effects of the measures in Decree Law No. 50.

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I. OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

With regard to nominal growth, the starting point for the forecast reflects less favourable developments in the GDP deflator in the first half of this year than forecast in the EFD. According to preliminary ISTAT estimates, the deflator decreased by an average of 0.1 percent compared with the corresponding period of 2016. This appears to be explained by a temporary acceleration in input prices, especially of imports.
In the update of the annual forecast for 2017, the deflator was assumed to rebound in the third and fourth quarters of this year in conjunction with a decline in import prices that has already appeared in the most recent monthly data. Nevertheless, the average forecast increase in the deflator in 2017 would still only be 0.6 percent, compared with the 1.1 percent projected in the EFD. Accordingly, nominal GDP is expected to rise by slightly less than forecast in the EFD policy scenario (2.1 rather than 2.3 percent). The trend macroeconomic scenario was endorsed by the Parliamentary Budget Office on 15 September.
The forecast for general government net borrowing in 2017 is unchanged from the 2.1 percent indicated in the EFD, thus marking the third consecutive year of declining deficits. The public debt is expected to decrease to 131.6 percent of GDP, down from 132.0 percent in 2016, which was revised downwards (from 132.6 percent) following ISTAT’s publication containing new national accounts estimates of 22 September. This represents a significant achievement given that the change in the stock of debt comprises outlays for the intervention in the banking system and the fact that privatisation receipts are expected to amount to 0.2 percent of GDP, compared with the original objective of 0.3 percent. It would represent an additional reduction from that achieved in 2015, as underscored by the new ISTAT data.
In the trend scenario, general government net borrowing would fall by more than half in 2018, to 1.0 percent of GDP. Nearly 0.9 percentage points of the decrease in the deficit are attributable to the increase in VAT, with the remainder accounted for by a reduction in interest expenditure. In the following years, the deficit would narrow towards budget balance, reaching -0.3 percent of GDP in 2019 and -0.1 percent in 2020.
The debt/GDP ratio would decline substantially in the next three years, falling to 124.3 percent of GDP in 2020. This reflects a pronounced improvement in the primary balance, privatisation receipts and an acceleration in nominal growth. The latter would be attributable to the combined impact of a moderate upturn in international inflation, a gradual strengthening of domestic demand and the inflationary impact of the increase in VAT rates.
I.4 BUDGET POLICY OBJECTIVES AND THE POLICY MACROECONOMIC SCENARIO
The policy scenario has changed more significantly compared with that presented in the EFD in April. In line with its notice to the European Commission in May, the government has decided to reduce the structural budget adjustment in 2018 from 0.8 percentage points, which in any event was greater than that required under the preventive arm of the Stability and Growth Pact, to 0.3 points. The nominal net borrowing objective is now 1.6 percent of GDP, which still

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represents an acceleration of the deficit reduction process. In the subsequent two years, the objective remains that of achieving a broadly balanced budgetary position in 2020 in both nominal and structural terms. Since on the basis of the current estimate for potential output the output gap would close in 2020, net of any temporary measures, the two balances would coincide.
The economic policy approach that the government considers most appropriate is centred on a gradual but structural improvement in the public finances, founded on the spending review, greater operating efficiency in the public administration and the fight against tax evasion and avoidance. In its assessment underpinning the budget policy recommendations to the Member States at the end of May, the European Commission underscored the importance of assessing the quantitative public finance objectives with a margin of discretion. That margin is associated on the one hand with the legacy of the crisis, with the deflationary pressures still present and with the plausibility of estimates of the output gap. On the other, it is connected with the issue of the sustainability of the public debt.
In welcoming this general approach, the government, in the person of the Minister for the Economy and Finance, sent a letter to the Commission emphasising the importance of striking an appropriate balance between the objectives of ensuring fiscal sustainability and reinforcing the recovery. The letter also argues that a tighter fiscal consolidation would jeopardise the economic recovery and threaten social cohesion. The government therefore announced that, as noted above, it intended to adjust the structural balance by 0.3 points of GDP in 2018. The Commission acknowledged this position, underscoring the importance of implementing broad structural reforms and reducing the budget deficit and the debt/GDP ratio.5
In the coming years, Italy’s economic policy will have to tackle the challenge of growth and reducing the debt as a proportion of GDP. This challenge is also linked to demographic issues: the Italian population is aging; births and fertility rates are declining. New projections of trends in the pension system, which are based on an imminent updating of European demographic and economic scenarios, underscore the risks of an increase in spending on pensions in the next two decades.
The government feels that those projections represent an adverse scenario compared with that adopted previously and should be taken into consideration in formulating budget objectives for the coming years and in assessing the various economic and social policy options. They highlight the importance of achieving faster rates of GDP growth and fostering an increase in the participation rate and the fertility rate. Italy needs a more dynamic economy, public finances that are capable of absorbing the future impact of the retirement of baby boomers and policies to support youth employment and families. In view of the social consequences of the recent crisis, would also be advisable to continue the implementation of anti-poverty policies.

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5 The correspondence between the Minister for the Economy and Finance and the Commission is available at the MEF website: http://www.mef.gov.it/inevidenza/article_0298.html

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The government’s recent initiatives, first and foremost the introduction of the Inclusion Income, drawing on appropriations made for that purpose in the 2017-2019 Budget Law, the various measures adopted to safeguard maternity and promote childbearing, as well as those for work-life balance, reflect this approach. The 2017 Budget Law already provided for a number of support measures for the more vulnerable segments of the population and low-income pensioners. The 2018 Budget Law will allocate the limited resources available to a small number of targeted objectives: public and private investment, youth employment and the fight against poverty.
The government also plans to entirely deactivate the safeguard clauses for 2018. This will reduce revenue by €15.7 billion in 2018 compared with the trend scenario. The new development policies and the deactivation of the clauses in 2018 will be financed with budget measures totalling close to 0.5 percent of PIL, which will involve spending cuts of 0.15 percent of GDP and revenue measures for the remainder. This will enable achievement of net borrowing equal to 1.6 percent of GDP, including the costs of the new policies and so-called non-deferrable expenditure. Such a deficit would correspond to an improvement in the structural balance of 0.3 points of GDP.
In the policy scenario, the growth in real GDP is forecast at 1.5 percent in both 2018 and 2019. In the final year of the forecasting period, growth is expected to decelerate to 1.3 percent. The difference in the growth profile in the trend scenario compared with the policy scenario is due to the changes in the timing of the fiscal consolidation, which will have a different impact in 2019-2020 on real growth and developments in the deflator and in nominal GDP growth.

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TABLE I.3: POLICY MACROECONOMIC SCENARIO (1) (% changes, unless otherwise specified)
	2016	2017	2018	2019	2020
GDP	0.9	1.5	1.5	1.5	1.3
GDP deflator	0.8	0.6	1.6	1.9	2.1
Consumption deflator	0.0	1.5	1.4	2.1	2.5
Nominal GDP	1.7	2.1	3.1	3.4	3.4
Employment (FTEs)	1.4	1.0	0.9	1.1	0.9
Employment (LF)	1.3	1.1	0.9	1.1	0.9
Unemployment rate	11.7	11.2	10.7	10.0	9.5
Current account balance (balance in % GDP)	2.5	2.4	2.2	2.2	2.5
(1) Any discrepancies are due to rounding.

The decrease in the debt/GDP ratio would be slightly smaller compared with the trend in 2018 but larger in the final part of the planning horizon, with the ratio reaching 123.9 percent in 2020.

FIGURE I.4: DEELOPMENTS IN THE DEBT/GDP RATIO IN THE POLICY SCENARIO (% growth rates and percentage points of GDP)

Source: As from 2017, policy forecasts of the MEF.

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TABLE I.4: PUBLIC FINANCE INDICATORS (% of GDP) (1)
	2015	2016	2017	2018	2019	2020

POLICY SCENARIO
Net borrowing	-2.6	-2.5	-2.1	-1.6	-0.9	-0.2
Primary balance	1.5	1.5	1.7	2.0	2.6	3.3
Interest	4.1	4.0	3.8	3.6	3.5	3.5
Structural net borrowing (2)	-0.1	-0.9	-1.3	-1.0	-0.6	-0.2
Change in structural balance	0.3	-0.8	-0.4	0.3	0.4	0.4
Public debt (including support) (3)	131.5	132.0	131.6	130.0	127.1	123.9
Public debt (excluding support) (3)	128.0	128.5	128.2	126.7	123.9	120.8
Debt rule target (4)						122.8
Privatisation receipts	0.4	0.1	0.2	0.3	0.3	0.3

TREND SCENARIO (UNCHANGED LEGISLATION)
Net borrowing	-2.6	-2.5	-2.1	-1.0	-0.3	-0.1
Primary balance	1.5	1.5	1.7	2.6	3.3	3.5
Interest	4.1	4.0	3.8	3.6	3.5	3.6
Structural net borrowing (2)	-0.2	-1.0	-1.4	-0.3	0.2	0.0
Change in structural balance	0.2	-0.8	-0.4	1.1	0.5	-0.1
Public debt (including support) (3)	131.5	132.0	131.6	129.9	127.1	124.3
Public debt (excluding support) (3)	128.0	128.5	128.2	126.6	123.9	121.2

MEMO: 2017 EFD policy scenario (April 2017)
Net borrowing	-2.7	-2.4	-2.1	-1.2	-0.2	0.0
Primary balance	1.5	1.5	1.7	2.5	3.5	3.8
Interest	4.1	4.0	3.9	3.7	3.7	3.8
Structural net borrowing (2)	-0.5	-1.2	-1.5	-0.7	0.1	0.0
Change in structural balance	0.3	-0.7	-0.3	0.8	0.8	-0.1
Public debt (including support) (4)	132.1	132.6	132.5	131.0	128.2	125.7
Public debt (excluding support) (4)	128.5	129.1	129.1	127.7	125.0	122.6
Nominal GDP under trend scenario (absolute values x 1,000)	1652.2	1680.5	1716.5	1768.7	1821.7	1876.6
Nominal GDP under policy scenario (absolute values x 1,000)	1652.2	1680.5	1716.5	1770.3	1830.6	1893.3
(1) Any discrepancies are due to rounding.
(2) Net of one-off measures and cyclical component.
(3) Inclusive or net of Italy’s share of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of the end of 2016, the amount of such outflows was about €58.2 billion, inclusive of €43.9 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme (see Bank of Italy, ‘The Public Finances: Borrowing Requirement and Debt’, 15 September 2017). The figures for 2015 and 2016 reflect the revisions of GDP contained in the tables attached to the ISTAT’s press release ‘Conti economici nazionali 2016’ of 22 September 2017. The estimates include privatisation receipts and other financial proceeds amounting to about 0.2 percent of GDP in 2017 and 0.3 percent of GDP a year in 2018-2020. The policy-scenario estimates incorporate assumptions of a gradual exit from the Unified Public Treasury only as of 2021. The estimates incorporate the assumption of a reduction of the MEF’s liquidity stocks amounting for approximatively 0.7 percent of GDP in 2017 and more than 0.1 percent of GDP in 2018 and 2019.
The interest rate scenario used for the estimates is based on implicit projections derived from forward rates on Italian government securities with respect to the period for compiling this document.
(4) Level of the debt-to-GDP ratio that ensures compliance with the rule in 2017 on the basis of developments as of 2020 (the forward-looking criterion). See Section III.4 for more details.
(5) Inclusive or net of Italy's share of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. The estimates include privatisation receipts and other savings amounting to 0.3 percent of GDP in 2017-2020.

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I.5 FACTORS OF RESILIENCE IN A SCENARIO OF RISING INTEREST RATES
Perceptions of the outlook for the political situation and economic reform in Italy and the possible termination of the European Central Bank’s quantitative easing (QE) programme have for some time been influencing investors’ assessment of Italy. Although the Italian financial markets responded positively to the government’s measures for banks, the 10-year BTP is currently trading with a spread of 160-165 basis points against the Bund, up from its low of 100 basis points previously.

FIGURE I.5: YIELD SPREADS BETWEEN ITALIAN AND GERMAN 10-YEAR SECURITIES (basis points)

Source: Thomson, Reuters, Datastream

As regards fears concerning the future impact of the ECB’s exit strategy, note that the macroeconomic and public finance forecasts in official documents, including this Update, are formulated on the basis of current market developments. For those who believe in the efficiency of financial markets, market yields already reflect all information currently available to investors. In addition, as the Italian yield curve is steeper than its German counterpart (as is that for euro swap rates), it already incorporates an increase in rates and a widening of spreads against the bund and swaps in the next three years.
One can object that the market could be buffeted by unexpected shocks in the future, or that the post-electoral political situation could be more complicated than market rates currently imply. Although that does not constitute a reasonable foundation for constructing forecasts, Chapter IV of this Update reports the results of a simulation in which the spread on government securities rises by two hundred basis points over current forward rates. The simulation demonstrates that, thanks in part to the long average residual life and duration of the public debt (6.9 and 5.5 years, respectively), the impact of a crisis of confidence of reasonable length on the economy and on the debt/GDP ratio could be managed comfortably.

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Turning to political factors, the current legislature has seen Italy return to growth and undertake numerous far-reaching economic and social reforms, which have not stalled and offer a solid starting point for the next Parliament.
To conclude, the message of the April EFD still holds: the government’s objective is to increase the rate of GDP growth to a pace that enables the country to recoup the ground lost in 2009-2013 and continue onwards. The most recent developments suggest that the country is heading in the right direction. Any transition in European monetary policy will not represent a risk factor to the extent that Italy remains tied to the European economic cycle and maintains an appropriate balance between fiscal consolidation and policies for the future, namely those directed at growth, young people, the environment and social inclusion.

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14	MINISTERO DELL’ECONOMIA E DELLE FINANZE

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II.I INTERNATIONAL MACROECONOMIC CONDITIONS
Economic conditions in the first half of 2017 were positive both in the emerging economies and the advanced countries. Overall, world growth has spread and consolidated, while international trade has accelerated under the impulse of the recovery in the emerging markets.
According to the latest data from the Netherlands Bureau for Economic Policy Analysis (CPB), international merchandise trade performed well in the first half of 2017 (3.9 percent through June), with world trade posting another month-on-month increase of 0.5 percent in June after registering a gain of 1.9 percent the previous month. World purchasing manager indices for August also suggest that the positive performance in the first half of the year will continue in the second.

FIGURE II.1: WORLD TRADE AND PMIs (indices)

Source: Thomson Reuters Datastream.

The US economy remains buoyant overall despite the temporary deceleration registered at the start of the year. In the second quarter, GDP expanded at an annualized quarter-on-quarter rate of 3 percent, compared with 1.2 percent in the previous period. The growth was mainly driven by household consumption and non-residential fixed investment, exports and inventories, while residential investment made a negative contribution. At the FOMC meeting in mid-June, the Fed raised the policy rate by 25 basis points, and the future conduct of monetary policy will be influenced by prices’ dynamic. Data for August signalled a slight uptick in consumer prices, but year-on-year inflation remains below 2 percent for

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both headline and core inflation. Leading indicators and monthly data suggest that in the coming months the US economy will return to growth rates similar to those seen in the first half of the year. Hurricane Harvey in Texas and the subsequent natural disaster in Florida will probably have an adverse impact on economic performance, but it is likely to be a temporary setback followed by a rebound. The leading international organisations forecast slightly faster average growth in the US economy in 2018 than this year. On the monetary policy front, at the most recent meeting of the FOMC the Fed decided to gradually trim its securities portfolio and appears intent on continuing its programme of gradual increasing official rates. The Fed Funds market currently reflects expectations that the Fed will implement at most two further rate increases by the end of 2018.
The growth of the Japanese economy is expected to accelerate this year, despite a few signs of temporary weakness in the most recent data. The range of forecasts by international organisations for real GDP growth in 2017 goes from 1.6 to 1.8 percent, up from 1.0 percent last year. However, a deceleration is projected for 2018, with a number of forecasters putting the growth rate below 1.0 percent in view of expectations of a fiscal tightening. The efforts of the central bank to revive inflation have yet to have the desired effect, partly owing to very slow wage growth despite the extremely low unemployment rate. The Bank of Japan’s inflation forecasts for the year ending in March 2018 were revised downwards to 1.1 percent, from 1.4 percent. Consequently, interest rates were left unchanged and the time horizon for achieving the inflation target was lengthened.
In the first half of the year the Chinese economy continued to show vigour despite the problems affecting the banking and real estate industries. In the second quarter, GDP expanded more rapidly than expected (6.9 percent year-on-year), maintaining the pace set in the first quarter. Corporate profits in the first seven months of the year rose by 42 percent, a sharp acceleration on 2016, thanks primarily to the real estate and infrastructure sectors. Leading indicators point to continued growth in the second half of the year, with services playing an especially dynamic role. China’s central bank recently removed some of the measures introduced in 2015 to limit the weakening of the currency and stem capital flight, adjusting monetary policy to changed international conditions.
The recovery in GDP growth in the euro area continued in the second quarter, with output expanding both on the previous quarter (0.6 percent q/q, after a gain of 0.5 percent in the first three months of the year), and on the same period of 2016 (2.3 percent y/y after the 2.0 percent y/y posted the previous quarter). The improvement over the previous quarter mainly reflected the contribution of household consumption (0.3 percentage points) and fixed investment (0.2 points); on a year-on-year base, beyond the contribution of household consumption (1.0 percentage points) and fixed investment (0.4 points), it must be highlighted that of the external demand (0.4 points). At the level of the Member States, the broad growth registered across all euro-area countries masked sharp individual differences, with the Baltic countries, the Netherlands and Spain growing the fastest. Overall, indicators for the euro area point to a further acceleration in growth in the coming months.
In its most recent forecasts in September, the European Central Bank raised its projection for GDP growth in 2017 from 1.9 to 2.2 percent, but continues to

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expect a deceleration in the subsequent two years, to 1.8 percent in 2018 and 1.7 percent in 2019. In the new ECB forecasts, the rate of euro-area export growth slows in 2018 before picking up only slightly in 2019. Investment is also expected to moderate compared with this year, especially in 2019. The expected slowdown in exports is at least partly explained by the appreciation of the euro.
Meanwhile, the prudence displayed heretofore by the ECB in considering a gradual exit from its quantitative easing policy, which it plans to maintain as long as economic conditions warrant, has reassured the markets. The concerns about the impact of Brexit also appear to have diminished. Finally, the risk of deflation in the euro area also seems to have dissipated. The euro-area inflation rate in August reached 1.5 percent, while core inflation (excluding the prices of food and energy products) was 1.2 percent on the previous year. Since core inflation stood at 0.8 percent at the end of 2016, it would appear that the inflation rate is moving in the direction desired by the central bank, given its goal of raising inflation close to 2 percent. Nevertheless, since the impulse of energy prices remains relatively weak and the euro has appreciated significantly, a further increase in inflation towards the target cannot be taken for granted. In fact, it seems likely that the year-on-year increase in prices will slow at the end of the year. The ECB itself currently expects average inflation in 2018 to be lower than this year (1.2 percent compared with 1.5 percent), although the average rate of core inflation is forecast to rise to 1.3 percent from 1.1 percent this year.

FIGURE II.2: USD/EUR EXCHANGE RATE AND PRICE OF BRENT

Source: Thomson Reuters Datastream, Bloomberg.

In the energy products market, the series of natural disasters that severely impacted areas with considerable concentrations of oil production and refining capacity in North America has raised fears of a substantial decline in output in the United States after months of concern about excess supply on international markets. Over the short and medium-term, however, Brent futures prices suggest that prices will remain broadly stable at around $55/barrel.
With regard to the dollar/euro exchange rate, the forward rate curve indicates a moderate and constant appreciation of the euro over the next three years, with the rate rising above $1.28/€1.00 at the end of 2020. The technical

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assumption used as the basis for Italy’s latest growth forecasts calls for the euro to remain constant at the average rate in the 10 business days prior to the cut-off date for the international exogenous variables.
Overall, the international scenario underpinning this Update is more favourable than that presented in the EFD (Table II.1). In particular, as for the trend for the next three years, the growth forecasts for world trade have been revised upwards by 1.3 percentage points in 2017 (to 4.7 percent) and 0.4 points in 2018 (to 3.9 percent). The annual average oil price is assumed to be $51.4 a barrel in 2017, rising to $52.2 a barrel in 2018. In both cases these figures represent a slight downward revision compared with the EFD. Finally, the euro is assumed to appreciate somewhat against the dollar, going from 1.13 in 2017 to 1.19 in 2018.1
That appreciation could trim the forecasts for the increase in the prices of oil and refined products denominated in euros, with a slightly positive impact on real GDP growth in the euro area.

TABLE II.1: INTERNATIONAL EXOGENOUS VARIABLES
	2017		2018		2019-2020
	2017 EFD	EFD Update	2017 EFD	EFD Update	2017 EFD	EFD Update
International trade (% change)	3.4	4.7	3.5	3.9	3.8	3,9
Oil price (USD/barrel, futures, Brent)	54.4	51.4	53.8	52.2	53.5	53.2
USD/EUR exchange rate	1.06	1.13	1.06	1.19	1.06	1.19

Forecasts for world trade in 2019-2020 have been revised slightly upwards compared with the EFD, in line with the leading international forecasters, while the oil price, although expected to gradually increase over those two years, is lower than that envisaged in the EFD.
Overall, the strengthening of the economic cycle in the first six months of 2017 was sustained by the decline in European political risk. In addition, the fears associated with the outcome of the Brexit referendum and the US elections have also subsided. Cautious and gradual developments in monetary policy have eased tensions on international markets, and world financial conditions have improved.
A number of downside risks remain, mainly represented by the emergence of protectionist tendencies and numerous geopolitical tensions. These factors have recently been joined by the still unquantifiable impact of the natural disasters that have occurred and the appreciation of the euro. The trend in the dollar/euro exchange rate has changed as a result of the strengthening of economic conditions in Europe and the policies announced by the new US administration.

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1 For the USD/EUR exchange rate, reference is made to the technical assumption of the average rate for the 10 business days ending on 31 August 2017. For the price of oil, reference is made to futures prices at 31 August.

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II.2 RECENT DEVELOPMENTS IN THE ITALIAN ECONOMY
Since the end of 2016, the Italian economy has accelerated more rapidly than predicted by the forecasts made with the publication of the EFD in April. ISTAT’s estimates for the first quarter, which had initially shown moderate growth, were revised upwards in June (to 0.44 percent q/q from 0.24 percent q/q), and the more recent quarterly data confirm that GDP expanded at a satisfactory pace in the second quarter as well. In addition, the amendments made to the profile of growth in 2016 increased the carry-over impact on 2017. Realised growth in the second quarter is equal to 1.2 percent. The expansion in GDP was driven by domestic demand, including inventories, with divergent developments in its components, while the contribution of net external demand was slightly positive in the first quarter and nil in the second.
The figures for the first six months of the year confirm the pace of growth in private consumption despite the slowdown registered in the second quarter. Among the various components of consumption, the expansion in services (which account for more than 50 percent of the total) continued, while in the second quarter, growth in spending on the various categories of goods slowed to a halt.
The figures for investment in machinery were substantially revised as from 2016 and, according to the most recent quarterly data, it appears to have decelerated in the first half of this year. However, the slowdown is probably temporary in view of a range of evidence showing a considerable increase in orders and expectations for the production of capital goods (see the box Developments in gross fixed investment in the first half of 2017).
Moreover, business surveys reveal improvements in investment plans and domestic orders and imports of capital goods, a sign of a positive response to the investment incentives introduced by the Government in recent Budget Laws. Investment in transport equipment continued to grow rapidly, while investment in construction is proceeding more slowly.

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FOCUS
Developments in gross fixed investment in the first half of 2017
Gross fixed investment contracted sharply during the long recession experienced by the Italian economy in 2008-2009 and then 2011-2013, falling from 21.8 percent of GDP in 2006-2007 to a low of 16.8 percent in 2014, partly due to the steep decline in public investment. In the last two years, the ratio of gross fixed investment to GDP has recovered, rising to 17.3 percent in 2016. Nevertheless the ratio remains well below the euro-area average (20.4 percent in 2016) and the values registered that same year by Germany and France (20.0 and 21.8 percent, respectively).

GROSS FIXED INVESTMENT (% of GDP)

Source: AMECO online.

The revival of capital accumulation is essential to strengthening the growth of the Italian economy, not only because investment is itself a component of aggregate demand but also because new capital goods and infrastructure help boost the economy’s productivity and competitiveness. If the investment rate reached at least the European average in the next five years, it is highly likely that Italy could achieve a faster average growth rate than that registered last year (at least 2 percent in real terms).
In recent years the Government has introduced measures to reinvigorate both private and public investment. The results have been encouraging, as after contracting by 2.3 percent in 2014, gross fixed investment rose by 1.9 percent in 2015 and 2.8 percent in 2016 in real terms. The quarterly national accounts data for the first half of this year reveal an average year-on-year increase in gross fixed investment of 2.3 percent, less than the forecast in the 2017 EFD for the year as a whole (3.7 percent). Although investment in transport equipment still appeared to be expanding much faster than forecast in the first half (38.1 percent y/y), machinery, equipment, research and development and other intangibles contracted by 1.4 percent and construction rose by 1.5 percent – below expectations in both cases.

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Performance of the components of gross fixed investment (y/y % change)

Note: The data are consistent with the quarterly national accounts published on 1 September 2017. Source: Istat.

Compared with the quarterly accounts data, the findings of Bank of Italy and ISTAT surveys reveal a positive trend in both the general investment plans of firms and domestic orders and imports of capital goods.
The Bank of Italy survey on inflation and growth expectations asks a broad sample of firms a number of questions concerning their investment plans. In the most recent survey concerning the second quarter of this year, 37.1 percent of firms in industry and services responded that they planned to increase investment in 2017 compared with 2016, while only 15.2 percent expected to reduce investment and the remainder expected no change. Both the proportion expecting an increase and the balance between increase and reduction are at their highest level since the start of the recovery. In the same survey, the situation in construction was generally positive overall, given that 26.1 percent of firms plan to increase investment, compared with 19.7 percent expecting a reduction and 54.2 percent no change.

gross fixed investment in current year compared with previous year (diffusion index)

Source: MEF based on Bank of Italy data, Survey of inflation and growth expectations.

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As regards capital good production and orders, in the first quarter of 2017 the seasonally adjusted monthly index of output of capital goods fell by 1.2 percent on the previous quarter but increased by 2.3 percent in the second. In July, the index rose further, increasing by 1.6 percent in just one month. On average, in the first seven months of the year the working-days adjusted index rose by 1.9 percent. Over the same period, the volume of imports of capital goods rose by an average of 5.4 percent compared with the first quarter of 2016, while exports increased by 3.5 percent.

assesments of orders of capital goods (seasonally adjusted balances)

Source: Istat.

Overall, production and foreign trade figures for capital goods are compatible with an increase in gross fixed investment in machinery and equipment. The ISTAT monthly business survey finds a much stronger situation and outlook. Domestic orders are being assessed with increasing optimism by manufacturers of capital goods, both in terms of current developments and expectations. Consistent with this assessment, firms have also become more optimistic about future developments in the output of capital goods.
How can we explain this apparent divergence between the quarterly accounts and business surveys? It is first necessary to recall that the estimates for gross fixed investment in machinery and equipment in the quarterly national accounts consider the output and imports of capital goods and subtract exports. Current data on turnover in industry show that in the first five months of the year turnover expanded more rapidly than production. It is therefore plausible to conclude that with demand fairly strong, producers first drew down inventories of finished products. The robust production data for June and July suggest that this period of inventory drawdown is coming to an end and that production is accelerating, which should also increase the estimates for gross fixed investment in the national accounts.
In addition, in the case of investment in machinery and equipment, the comparison with 2016 is partially distorted by the fact that last year deliveries of capital goods reported by the Defence segment were greater than the average for the last few years, especially in the second half of the year. Excluding this component, which varies for reasons largely independent of the economic cycle, the performance of gross fixed investment in machinery and equipment was somewhat less buoyant in 2016 and, consequently, unchanged rather than negative in the first half of 2017.

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In short, not only is it possible that the performance of gross fixed investment in the first half of 2017 will be revised upwards in future updates of the quarterly accounts, but also the second half of this year will probably see considerably faster growth than the first half. Even so, the updated growth forecast for 2017 is slightly lower than that in the 2017 EFD for investment in machinery and equipment and in construction. The expected acceleration in the second half should however give rise to a substantial carry-over effect on average growth in gross fixed investment in 2018.
Finally, with specific regard to construction, the more sluggish performance of gross fixed investment can be explained by a level of public investment that has been lower than forecast and lower than intended by the Government. The estimate for 2017 presented in Chapter III puts general government gross fixed investment at €35.5 billion, only slightly higher than in 2016 and about half a billion lower than forecast in the 2017 EFD (and about  €3 billion below the level envisaged in the Update of the EFD a year ago). The Government intends to take steps to ensure that 2017 closes with investment at least in line with the new projections and that public investment expands considerably in 2018.

During the year, the gradual improvement in the supply of credit has continued.2 Once again, the most favourable performance was registered in lending to households, which has been expanding since mid-2015. As regards lending to non-financial corporations, the data adjusted for securitisations show broadly stable year on year dynamic. The most recent evidence concerning credit quality points to a decline in the ratio of bad loans to total lending.

FOCUS
Recent measures to support the banking industry and the disposal of impaired loans
In the last two years the Government has introduced a range of measures to make the Italian banking system more efficient and capable of tackling future economic, technological and regulatory challenges. Since December 2016, the reform process has addressed the most acute banking crises, and in recent months disposals of the non-performing exposures on bank balance sheets have accelerated.
Last December, the Unicredit Group approved the disposal of €17.7 billion in bad loans in an agreement with investors, which was completed in July. That same month, the Board of Directors of Banca Carige authorised the sale of loans amounting to €1.2 billion by the end of the year. The operations undertaken by the Government will reduce the overhang of bad loans by more than €40 billion. As provided for in the plan for the liquidation of Banca Popolare di Vicenza and Veneto Banca,[3] €17.8 billion in non-performing positions were sold to Società di Gestione delle Attività (SGA). Finally, the new business plan of Monte dei Paschi di Siena provides for the disposal of €28.6 billion in NPLs, of which €26.1 billion in a securitisation and €2.5 billion through the sale of unsecured loans.
The total gross value of the impaired assets involved in the transactions announced so far amounts to about €65.3 billion and represents an unprecedented reduction in the stock of non-performing exposures. According to the most recent Financial Stability Report of the Bank of Italy, in December 2016 the gross amount of NPLs held by Italian banks amounted to €349 billion, of which more than three quarters (€267 billion) held by significant institutions.[4] The NPL ratio (NPL/total lending) was 17.3 percent for all banks and 17.6 percent for significant banking groups. Net of writedowns, the ratio for all banks was 9.5 percent, while that for significant groups was 9.4 percent.
Compared with December 2016, when none of the announced transactions had been recorded in the banks’ accounts, the above disposals would reduce the NPL ratio to 14.5

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2  See Bank of Italy, Banks and Money: National Data;  12 September 2017.
3 See Decree Law 99 of 25 June 2017.
4 See Bank of Italy, Financial Stability Report, 2017/01, 28 April 2017.

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percent (13.9 percent for significant banks).[5] The most recent data published by the Bank of Italy, which are subsequent to the recognition of a number of these operations, confirm the decline in NPLs.[6] Figure R.1 shows how the ratio of gross bad loans to total landing has clearly decreased since the second quarter of the year, with the decline becoming more pronounced in July, especially for non-financial corporations.[7]

FIGURe R.1: bad loans (% of total loans)

Source: MEF based on Bank of Italy data.

Naturally, the pace of the decrease in impaired positions depends not only on disposals but also on factors specific to each bank (such as the area in which it operates or the average maturity of the portfolio of impaired positions) and more generally on developments in the broader economy. Encouraging signs have been coming from the most recent data on bankruptcies. Between January and June 2017, corporate bankruptcies decreased by more than 15 percent compared with the same period of 2016, led by industrial firms. Composition proceedings and voluntary liquidations of firms operating in Italy have also begun to decline.[8]
The initial impact of the announced transactions to reduce the stock of non-performing loans together with the measures taken by the Government and Parliament to manage the situation with MPS and the Veneto banks was swiftly reflected in refinancing conditions for banks and the credit system. The banks involved in the Government intervention have already reported a recovery in funding with customers.
As at 1 September the FTSE Italia-Banks index had gained more than 20 percent since the start of the year, posting the strongest year-on-year performance since 2013 and one of the best sector results in Europe. The lending conditions and credit risk of the banks were also significantly affected. Figure R.2 shows the 5-year credit default swap (CDS) index for three large Italian banks weighted by total assets compared with the spread between Italian 10-year government securities and the corresponding Bund (in basis points) between January 2015 and September 2017.

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5 Pending the upcoming official figures from the Bank of Italy, the ex-post valuation of stocks should be considered preliminary. In order to obtain an accurate measurement of the new stock of NPLs it is necessary to consider the trend of new bad loans and reclassifications to performing status associated with the ordinary business of the banks, which is not included in the transactions mentioned here.
6 Stocks adjusted for securitisations. See Bank of Italy, Banks and Money: National Data; 12 September 2017.
7 The decline in NPLs as a proportion of total loans is also a consequence of the decrease in the default rate, which was already discernible in the data published by the Bank of Italy for 2016.
8 Cerved, Osservatorio su fallimenti, procedure e chiusure di imprese, September 2017.

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FIGURe R.2: weighted 5-year CDS index and BTP-BUND spread

Source: MEF based on Bloomberg data.

Between the start of the period and the end of 2016, when the most recent resolutions of bank crises began with the approval of Decree Law no. 237/2016, the behaviour of the CDS index was strictly linked to the spread on sovereigns. From the end of 2016, the credit risk of banks has instead fallen substantially and diverges from developments in spreads, although retaining the systemic component. Following the authorisation of the European Commission on 4 July and the consequent presentation of the MPS plan and the resolution of the issues with the Veneto banks, the CDSs on banks continued to decline.
The fall in CDSs and the rise in the share prices of Italian banks imply more favourable funding conditions, including on longer maturities. In the coming quarters this improvement will be transmitted to the cost and availability of credit to the economy, with a positive impact on GDP growth.

Exports grew more than expected in volume terms, buoyed by the recovery in world demand. In the first seven months of 2017 the trade surplus declined to €25.6 billion (compared with €31.1 billion in the same period of 2016), but rose to about €45.3 billion net of the energy component. In the same period, performance on the current account of the balance of payments was favourable (a surplus of €28.4 billion, up €5.4 billion on the same period of 2016).

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FOCUS
The performance of Italian exports
The renewed vitality of international trade in the closing months of 2016 gained further strength in the early part of 2017. The expansion in world trade has benefitted from stable and low prices on raw materials markets, US and Chinese growth and the recovery in a number of emerging economies of Latin America and Russia.

Figure R.1: world trade and italian exports (% change)

Source: CPB and ISTAT.

In this context, Italian exports (in volume terms) posted better-than-expected growth in the first half of the year (Figure R.1).
The increase in the value of Italian exports in the first six months of 2017 was especially pronounced (+8.0 percent over the same period of the previous year), thanks to generalised growth in all export markets, with a larger contribution coming from non-EU markets (9.1 percent) than European countries (7.2 percent).
As shown in Figure R.2, clear gains were registered in exports to Russia and Mercosur, after three years of contraction due to international events and the economic crisis that hit the larger Latin American countries. Export performance was also strong in trade with the United States (Italy’s third-largest trading partner after Germany and France) and with China. In the last ten years, the share of exports to China has increased as a proportion of all foreign sales, approaching 3.0 percent in 2016. Among the energy producing countries, the OPEC countries remain the only area in which exports are contracting, albeit only slightly. In trade with the EU-28, exports to the majority of Italy’s trading partners expanded, with the exception of Belgium.

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Figure R.2: Italy’s exports (average half-year change y/y)

Note: The green spheres indicate countries to which exports grew by between 4.6 percent and 28.4 percent in the first half of 2017; the yellow spheres represent countries to which exports incresed by around 2.0 percent; the red spheres indicate countries to which exports decreased by between 2.7 percent and 1.8 percent. The size of the spheres represents the weight of the country in Italy’s exports.
Source: ISTAT.

Examining the data by main industrial groupings, the favourable economic conditions translated into robust growth in sales of intermediate goods (7.5 percent), trailed closely by capital goods and consumer goods (6.9 per cent and 6.8 percent respectively compared with the first half of 2016). An exceptional year-on-year change was registered in energy goods (46.9 percent). By sector, the growth in sales involved both traditional Italian exports and more modern segments. In addition to the increase in machinery (6.4 percent), basic metals (7.8 percent) and food products (7.2 percent), other engines of growth were motor vehicles (19.8 percent), which had already played a role in recent years, followed by pharmaceutical and chemical products, which increased by more than 12 percent. According to the latest data from July, despite a slight decrease on the previous period, exports are continuing to perform well, increasing by 5.1 percent on the same month of 2016, with Europe making a larger contribution (6.2 percent) than non-EU countries (3.8 percent).
In an international comparison, the World Trade Organisation’s most recent report shows Italy as the ninth-largest exporter in 2016 (with a share of 2.9 percent), moving up one position from 2015.[9] The average share of Italian exports in value terms with respect to total world trade was 3.1 percent in the last three years. In the first half of 2017, that share was essentially unchanged (3.1 percent) over the same period of 2016 (-0.1 percentage points). This performance prompts the conclusion that the changes under way in world demand[10] have shifted trends in international trade in Italy’s favour: on the one hand, the emerging economies are gradually increasing their demand for consumer goods, especially those traditionally produced in Italy, while on the other the continuation of oil prices at around $50 a barrel has limited the importance of products in which the country is less specialised.

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9 The ranking of the top thirty world exporters is again headed by China (13.2 percent), followed by the United States (9.1 percent) and Germany (8.4 percent). (Source: WTO, ‘Trade Statistics and Outlook’, 12 April 2017).
10 Considering Europe’s largest countries, the market share of global exports compared with the first half of 2016 decreased by 0.5 percentage points for Germany (to 8.9 percent), but was broadly unchanged (-0.2 points) for France (3.3 percent) and unchanged for Spain (at 2.0 percent). Source: WTO, Short-term trade statistics, https://www.wto.org/english/res_e/statis_e/short_term_stats_e.htm. August 2017.

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Another factor to bear in mind is the change in the product mix of Italian exports in recent years, with an expansion in the sales of the more advanced sectors.[11]
Additional insight can be gained from a Shift and Share Analysis (SSA),[12] which enables an assessment of the recent performance of Europe’s major countries (Germany, France, Italy and Spain) in international markets (Figure R.3).[13]
In 2016, all four countries continued the improvement compared with previous years. For Italy, the results for 2013-2016 show that: i) the country’s product specialisation did not lead to a loss of market share and the findings for 2016 point to a shift in exports towards more vibrant sectors with stronger demand; ii) in recent years, the exposure to more dynamic markets has caused Italian exports to strengthen appreciably, especially since 2014; and iii) in terms of geographical specialisation, in 2016 the robust growth of the EU, within which trade was more resilient compared with other advanced areas, fostered Italian exports. Similar trends can be seen in the last four years in the other European countries.
Overall, the good performance of Italy’s export sector, which began in 2010, is continuing, result recent studies have attributed to both temporary and structural factors.[14] The former comprise the depreciation of the euro, which fostered a recovery in the price competitiveness of exports, and the improvement in international economic conditions, characterised by stronger demand in the sectors in which Italy specialises. The structural factors are mainly associated with the transformation of the country’s productive system. The weight of high-tech sectors has increased, raising the quality of exported goods with less exposure to competition from the emerging economies (especially China). In addition, the impact of the economic crisis accelerated selection among exporters, shifting the system towards larger firms, which thanks to their greater market power are more successful in responding to changes in world demand and fluctuations in exchange rates.

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11 Source: ICE-ISTAT, ‘L’Italia nell’economia internazionale’, Rapporto 2016-2017, July 2017.
12 Such analysis examines the performance of a country in international markets, considering the difference between the growth rate of a country’s exports and the growth rate of global exports in a given period. This differential, which corresponds to the change in market share, can be broken down into four factors: A) the effect of initial sector specialisation of exports; B) the impact of initial geographic specialisation; C) the performance of the country in the international market on a product level; and D) the performance of the country in the international market on a geographic level. The final two components reflect the competitive capacity of a country to export products with greater demand and to higher growth markets. The sum of components C and D is a useful tool for comparing competitiveness in space and time.
13 The analysis is based on the data available (88 percent of the total) in the UNComtrade database at 5 September 2017.
14 Bank of Italy, Annual Report, May 2017.

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FIGURE R.3: SHIFT AND SHARE ANALYSIS OF EXPORTS OF MAJOR EUROPEAN COUNTRIES (differences in the growth rates of global exports and exports of the individual countries, %)
Italy	France

Germany	Spain

■ Change in market share by product	■ Change in market share by geographical destination
■ Initial product specialisation	■ Initial geographical specialisation
Note: The difference between the growth rate of a country’s exports and the growth rate of global exports corresponds to the change in the country’s market share. Source: based on UN Comtrade data.

Nevertheless, a number of risk factors for the future performance of Italy’s exports remain. More specifically, the uncertainty connected with the persistence of geopolitical tensions is a burden, as is the possibility of further appreciation of the euro, which could slow exports. By contrast, the change under way in the single market associated with Brexit does not appear to represent any special concern. According to a recent study, Italian products sold in the British market would be subject to an average tariff of 5.0 percent, slightly below that estimated for the EU as a whole (5.2 percent), if Italy were accorded “most-favoured-nation” status under WTO rules in the absence of a specific trade agreement between the EU and the United Kingdom.[15]

In line with economic growth, the labour market has also improved, outpacing expectations thanks to the reforms introduced in recent years. Employment in the first two quarters of the year continued to grow under the impetus of payroll

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15  Cappariello R., ‘Brexit: estimating tariff costs for EU countries in a new trade regime with the UK’, Bank of Italy, Questioni di Economia e Finanza Occasional Papers, No. 381, June 2017.

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employment: according to the Labour Force Survey, in July the number of people in employment exceeded 23 million, a level previously reached only in 2008, i.e. before the great recession. The signs of improving demand for labour by firms continued, as did the reduction in recourse to Wage Supplementation Schemes.
Labour productivity (measured in terms of full-time equivalent) increased slightly in the first half of the year, with performance differing by sector. In the first half of 2017, wage moderation continued, with the cost of labour increasing by just over half a percentage point on an annual basis, while contractual wages were essentially flat. Despite the weak growth in productivity, the increase in unit labour costs remains relatively moderate.
Inflation is currently at 1.2 percent according to August figures, down from the peak registered in April (1.9 percent). During the year, headline inflation has outpaced core inflation, which remained under 1 percent. The GDP deflator declined in the first quarter before rising slightly in the second. In the first quarter, the divergent behaviour of the GDP deflator and the private consumption deflator was associated with a deterioration in the terms of trade as a result of the increase in oil prices in the early part of the year. Taking account of the appreciation of the euro and developments in oil prices, the rise in the GDP deflator should accelerate in the second half of the year.
The economic expansion is expected to continue in the second half of 2017, driven by manufacturing and services.
The encouraging signals on consumption that have emerged in recent months are strengthening: in August household confidence increased thanks to the improvement in all components. Available indicators are providing very positive signs for investment as well, especially looking forward. Qualitative information from ISTAT surveys reveal favourable assessments of orders and production expectations, which foreshadow more rapid rates of growth in the coming quarters than in the first part of the year. For foreign demand, the level of orders indicated by PMI surveys is high. However, the effect of the nominal effective appreciation of the euro would stabilise export growth in volume terms.
On the supply side, both industry and services are sending positive signals. In July, the industrial production index rose faster than expected, albeit only slightly (the real surprise was the increase in the output of capital goods). The growth achieved by industrial production remains high (1.1 percent) and in line with the first quarter. Economic surveys for August show an improvement in business confidence (IESI), which reached the average levels registered in 2007 (pre-crisis). The outlook of firms is especially positive in manufacturing thanks to more optimistic expectations for production. The PMI is also moving in the same direction, reaching its highest level in the last six and a half years. The outlook for construction is less certain: after a modest improvement in 2016 and early 2017, output contracted in the spring before turning slightly upwards in July. The confidence indicators for the sector are also less optimistic.
The outlook for the services sector remains positive for the second half of the year after the rapid growth in value added and turnover in the first two quarters. The most recent ISTAT surveys show an increase in confidence. The same signs are evident in surveys of purchasing managers, which showed a sharp increase in

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activity in August. The figures for tourism16 are also encouraging and stronger than the same period last years, as are the data for motorway traffic. In essence, the information available suggests that value added in market services should continue in the coming months.
In conclusion, in the second half of the year growth will be strong and at least as robust as that in the first half of the year. Consequently, the growth forecast for 2017 has been revised upwards to 1.5 percent, sustained primarily by the contribution of domestic demand, including inventories, while net exports will subtract about one-tenth of a point from GDP growth.
Scenario at unchanged legislation
Two scenarios are presented in the Update: one is an “unchanged legislation” scenario, while the second is the “policy” scenario. The two are based on the same exogenous international variables, which are discussed in the previous section, and national accounts data.17 The impact of future fiscal policy measures cause the two scenarios to differ as from 2018.
The first scenario is based on an assumption of unchanged legislation and takes account of the effects on the economy of the increase in indirect taxes for 2018-2020. The unchanged legislation forecasts also reflect the provisions of Decree Law no. 50/2017 approved last April.
The upwards revision of the growth forecast for 2017 has a positive carry-over impact on the forecast for 2018. The forecasts for the following three years improve as well, thanks in part to changes in the international context and the effects of the structural reforms and the measures to stimulate growth already taken by the Government (see the box Revision of growth forecasts for 2017 and subsequent years).

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16  Federalberghi, press releases, August and September 2017.
17 The quarterly data are drawn from the time series available up to the second quarter of 2016 and published by ISTAT on 1 September. The annual data are drawn from the series published by ISTAT on 22 September for 2015 and 2016. ISTAT will publish the quarterly profile consistent with the new annual figures on 3 October.

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TABLE II.2: UNCHANGED LEGISLATION MACROECONOMIC SCENARIO (% change unless otherwise indicated)
	2016	2017	2018	2019	2020
INTERNATIONAL EXOGENOUS VARIABLES
International trade	3.1	4.7	3.9	4.0	3.7
Oil price (Brent, futures)	43.6	51.4	52.2	52.8	53.6
USD-EUR exchange rate	1.107	1.132	1.186	1.186	1.186
ITALY MACRO DATA (VOLUMES)
GDP	0.9	1.5	1.2	1.2	1.3
Imports	3.1	5.5	3.4	3.7	4.5
Final national consumption	1.3	1.2	0.8	0.9	1.1
Household consumption and NPISH	1.5	1.4	1.0	1.0	1.2
General government expenditure	0.5	1.0	0.1	0.3	0.8
Investments	2.8	3.1	2.7	2.2	3.0
- machinery, equipment and other fixed assets	1.6	1.4	3.6	2.8	3.6
- transport equipment	28.1	26.3	4.3	2.5	2.7
- construction	1.1	1.4	1.4	1.6	2.4
Exports	2.4	4.8	3.5	3.6	3.6

Memo item: Current account balance (% of GDP)	2.5	2.4	2.4	2.4	2.4
CONTRIBUTIONS TO GDP GROWTH (*)
Net exports	-0.1	-0.1	0.1	0.1	-0.2
Inventories	-0.4	0.1	0.0	0.0	0.0
Domestic demand, net of inventories	1.5	1.5	1.1	1.1	1.4
PRICES
Import deflator	-3.5	2.4	0.8	1.9	1.6
Export deflator	-1.1	2.1	1.5	1.7	2.0
GDP deflator	0.8	0.6	1.8	1.8	1.7
Nominal GDP	1.7	2.1	3.0	3.0	3.0
Consumption deflator	0.0	1.5	2.0	2.1	1.8

Memo item: HICP inflation, net of imported energy, % change (**)	0.1	1.1	1.3	1.4	1.5
LABOUR
Labour cost	0.5	0.8	1.0	1.5	1.5
Productivity (measured on GDP)	-0.4	0.5	0.4	0.3	0.4
Unit labour cost (measured on GDP)	0.9	0.3	0.6	1.2	1.1
Employment (FTEs)	1.4	1.0	0.8	0.9	0.9
Unemployment rate	11.7	11.2	10.8	10.3	9.8
Employment rate (ages 15 to 64)	57.2	58.1	58.7	59.3	60.0
Memo item: Nominal GDP (absolute values in € mn)	1,680,523	1,716,479	1,768,679	1,821,689	1,876,584
(*) Any discrepancies are due to rounding.
(**) Source: ISTAT.
Note: The macroeconomic scenario has been prepared on the basis of the information available at 22 September 2017.
For the international exogenous variables, reference is made to information available at 31 August 2017.

GDP and components in volume (chain-linked prices, base year 2010), data not adjusted for number of business days.

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FOCUS
The revision of growth forecasts for 2017 and subsequent years
This box has two purposes: first, it presents an analysis of the main factors that prompted the revision of the macroeconomic forecasts for 2017 compared with those set out in the EFD; second, it discusses the impact of the new exogenous variables on growth over the entire forecasting period (2017-2020). The projections in the Update take account of new information on the Italian economy, including updated national accounts data for the first two quarters of the year and the new outlook for the international situation. The new unchanged legislation macroeconomic scenario also reflects this analysis.
As with previous documents, Table R.1 presents the factors underlying the revision of the macroeconomic forecast for 2017.
The first two columns report: a) the impact of the revision of data for 2016 (delta carry-over effect); b) the effect of forecasting errors for the first two quarters of 2017: the projections in the EFD were based on official data up to the last quarter of 2016, whereas official ISTAT estimates are now available for the first two quarters of this year. Overall, these two factors produce an upwards revision of GDP growth forecasts of 0.3 points from the EFD figures, with an improvement in all the components of domestic demand with the exception of investment. For an analysis of gross fixed investment, see the box Developments in gross fixed investment in the first half of 2017. A change of the opposite sign (reflected in the unchanged legislation forecast) emerges for the GDP deflator.
The revision of the forecasts is also influenced by an improvement in the international outlook. Column c (“delta international scenario”) reports the generally positive impact of those changes, which were estimated using the econometric model of the Department of the Treasury.
The combined effect of the three factors reported in column d shows that the new scenario justifies an increase in the GDP growth forecasts for 2017 of about five-tenths of a point.
Column h (“other factors”)[18] shows the difference between the actual revision of the forecast (column g = Update-EFD) and that suggested by the analysis of the data. The negative value reflects the “conservative” nature of the new forecasts. As with the EFD, the GDP growth forecast is conservative.[19]
Table R.2 shows the impact on GDP growth between 2017 and 2020 of the revisions of the international exogenous variables compared with the assumptions adopted in March. Growth in world trade in 2017 is faster than forecast in the EFD.[20] That acceleration extends into 2018 and, to a less extent, to 2019-2020. The faster GDP growth deriving from the expansion of world trade is equal the 0.3 points for 2017, before declining in the subsequent years.
Following the increase at the end of 2016 and early 2017, oil prices have stabilised on average at just over $50/barrel, reflecting the continuing supply overhang. As in the spring, futures contracts only show a marginal increase in oil prices between 2017 and 2020. Together with the appreciation of the euro, the new oil price forecasts would have a slightly positive impact on real GDP growth over the entire period.

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18 The heading “other factors” is generic because it includes other information concerning the confidence of economic agents that are not all necessarily quantifiable in econometric relationships.
19 The range of GDP growth forecasts goes from 1.2 percent to 1.5 percent for 2017 and from 0.9 percent to 1.3 percent for 2018. See Consensus Forecasts, September 2017, Consensus Economics Inc..
20 Note that the simulations use global demand weighted for Italy.

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TABLE R.1: MAIN VARIABLES OF THE MACROECONOMIC SCENARIO (seasonally adjusted data)
2017
	Factors prompting the revision of growth forecasts for 2017(differences in growth rates)				Forecast		Delta forecast and other factors
	Delta carry-over to 2017	Forecasting error (H1 2017 net of carry-over effect)	Delta international scenario	Total delta*	Update 2017	EFD 2017	Update - EFD	Other factors
	a	b	c	d=(a+b+c)	e	f	g=e-f	h=g-d
GDP	0.2	0.1	0.1	0.5	1.5	1.1	0.4	-0.1
Imports	0.2	1.2	0.4	1.8	5.5	4.4	1.1	-0.7
Household consumption	0.1	0.3	0.1	0.5	1.4	1.0	0.4	-0.1
Gross fixed investment	0.4	-2.1	0.2	-1.4	3.1	3.7	-0.6	0.8
Exports	0.2	0.9	0.4	1.4	4.9	3.7	1.1	-0.3
GDP deflator	-0.1	-0.9	-0.1	-1.1	0.6	1.1	-0.5	0.6
Consumption deflator	0.0	0.2	-0.3	-0.1	1.5	1.2	0.4	0.4
Employment (FTEs)	-0.1	0.5	0.1	0.5	1.0	0.8	0.2	-0.3
(*) Any discrepancies are due to rounding.

With regard to exchange rates, the better-than-expected economic conditions in the euro area together with recent international political developments have driven the appreciation of the euro not only against the dollar but also the other main currencies, albeit to a lesser extent. It bears emphasising that the macroeconomic impact is defined by the movements in the nominal effective exchange rate, calculated as a weighted average of the bilateral exchange rates against the euro of the currencies of Italy’s main trading partners. The exchange rate projection adopts the usual technical assumption of an unchanged rate over the forecasting period equal to the average rate for the last 10 business days ending on 31 August. The appreciation of the euro in effective terms is forecast to have a negative impact on growth of about -0.2 percentage points in 2017 and -0.4 points in 2018. There are no effects in 2019-2020 given the assumption of unchanged exchange rates.
The impact of the appreciation could be smaller than its effect in terms of price competitiveness. Indeed, it is reasonable to assume that at least two other factors could work in the opposite direction: i) a weaker dollar would decrease the prices of raw materials denominated in dollars, first and foremost oil, with a positive impact on domestic production costs; and ii) the productive structure of firms has changed, facilitating their expansion into foreign markets.[21]
Compared with the EFD, the yield curve for Italian government securities is lower. The new profile of the curve together with the easing of financial tensions associated in part with the reorganisation of the banking system have made credit conditions more favourable. According to the econometric model the effect would be slightly positive as from 2019.
Overall, the new international environment is more favourable and could boost growth by 0.1 percentage points in 2017 and 2019, while in 2018, when the appreciation of the euro has a greater effect, the impact would be nil (Table R.2).

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21 See the box “The performance of Italian exports”.

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TABLE R.2: IMPACT ON GDP OF ASSUMPTIONS ABOUT INTERNATIONAL EXOGENOUS VARIABLES (impact on growth rates)
	2017	2018	2019	2020
1. Global demand weighted for Italy	0.3	0.2	0.1	0.0
2. Effective nominal exchange rate	-0.2	-0.4	0.0	0.0
3. Oil price	0.1	0.1	0.0	-0.1
4. Interest rates	0.0	0.0	0.1	0.1
Total (*)	0.1	0.0	0.1	0.0
(*) Any discrepancies are due to rounding.

FOCUS
A risk (or sensitivity) analysis of exogenous variables
The assumptions about the growth of world trade and developments in exchange rates, the oil price and financial markets are key elements in updating the macroeconomic scenario for the Italian economy, as it is especially exposed to international developments. Those underlying the unchanged legislation scenario adopt forecasting rules shared by the leading national and international forecasters. In order to assess the risks to those forecasts, a simulation exercise was conducted to estimate the potential impact on growth of a different set of international exogenous variables. The risk analysis sets out four alternative scenarios to that developed with the assumptions underpinning the baseline macroeconomic forecast, which consider the risks (positive and negative) to which the national economy is exposed.
The first two simulations regard world demand and the nominal effective exchange rate for Italy, respectively. In the first half of 2017, the growth in world trade was surprisingly strong, prompting an upwards revision of the forecast for the year to 5.5 percent. In the macroeconomic scenarios, that growth weakens over the forecasting horizon, reaching 3.8 percent in 2020. In the first alternative scenario, it is assumed that world trade grows more rapidly from 2018 onwards (4.8 percent). The technical assumption in the unchanged legislation scenario of unchanged exchange rates[22] is replaced by the forecast exchange rates against the dollar and the other main currencies under the covered interest rate parity condition, which is connected with market expectations for interest rates. This forecasting approach projects a larger appreciation of the euro and an overall change in the nominal effective exchange rate of 5.4 percent in 2018–2020, compared with the 1.6 percent adopted in the unchanged legislation scenario. The third scenario regards the oil price, which compared with the unchanged legislation scenario, which uses oil futures and points to a slight rise in prices, simulates an increase of $10 from 2018. Finally, a scenario of improved financial conditions for private investors is simulated. It assumes more optimistic interest rate conditions than those assumed in the unchanged legislation scenario and a larger revaluation of household assets.
The results show that stronger international demand would boost the growth of Italian exports and generate 0.6 percentage points of additional growth in 2018-2020. However, both the appreciation of the euro (and in particular the effective nominal rate weighted for Italy) and the increase in the oil price would slow growth in the coming years. In the financial realm, a faster decline in lending rates, fostered in part by the recent measures to bolster the banking system, together with higher yields on household assets would have a favourable impact on GDP by fuelling consumption and investment.
Three of the scenarios operate through the foreign channel, contributing positively to growth through more buoyant foreign demand or offering less stimulus as a result of the appreciation of the euro or the rise in the oil price. By contrast, an improvement in financial conditions would bring greater benefits for domestic demand (see Table R.1).

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22 Equal to the observed average in the last ten business days.

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TABLE R.1: EFFECTS ON GDP OF DIFFERENT ASSUMPTIONS ABOUT INTERNATIONAL EXOGENOUS VARIABLES (impact on growth rates)
	2018	2019	2020
1. Global demand weighted for Italy	0.1	0.2	0.3
2. Effective nominal exchange rate	-0.2	-0.4	-0.4
3. Oil price	-0.2	-0.3	-0.1
4. More favourable financial conditions	0.1	0.2	0.2
Policy scenario
The policy macroeconomic scenario incorporates the effects on the economy of the measures that the Government intends to present to Parliament with the 2018 Budget Law.
For 2018, the policy scenario eliminates the tax increases associated with the activation of the safeguard clauses. Measures to boost growth will be introduced with investment incentives for firms. In addition, job growth will also be fostered, especially for young people, with the reduction of social contributions. Other spending measures will be designed to support the income of the poorest households.
With regard to funding, roughly one third of the 2018-2020 budget measures consist of structural cuts in public expenditure, while the remainder involves revenue measures, as discussed in Chapter III.
Taken together, these measures will have a positive impact on growth compared with the unchanged legislation forecast for 2018-2019. In 2020, the policy growth forecast is broadly equal to the trend rate. The reduction in net borrowing in the policy scenario is more gradual in the first two years and more accentuated in the final year of the scenario horizon, but the more restrictive fiscal stance in 2020 is largely offset by the stimulus effects on investment and exports of the policy measures introduced in previous years. The policy forecasts are based on simulations conducted with the Treasury’s econometric model (ITEM).
The following table reports the estimated impact of the budget measures grouped by type of measure expressed as the difference in growth compared with the unchanged legislation scenario. A conservative assessment of the econometric simulations produces an estimated increase in GDP growth of 0.3 percentage points a year in 2018-2019 and virtually no impact in 2020.

TABLE II.3: MACROECONOMIC IMPACT OF THE POLICY SCENARIO MEASURES COMPARED WITH THE UNCHANGED LEGISLATION SCENARIO (differences between rates of change in GDP)
	2018	2019	2020
Reprogramming of indirect taxes	0.3	0.3	-0.3
Measures with expansionary effects	0.1	0.1	0.2
Unchanged policies	0.1	0.0	0.0
Other financial coverage measures	-0.2	-0.1	0.0
Total (*)	0.3	0.3	0.0
(*) Any discrepancies are due to rounding.

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TABLE II.4: POLICY MACROECONOMIC SCENARIO (% change unless otherwise indicated)
	2016	2017	2018	2019	2020
INTERNATIONAL EXOGENOUS VARIABLES
International trade	3.1	4.7	3.9	4.0	3.7
Oil price (Brent, futures)	43.6	51.4	52.2	52.8	53.6
USD-EUR exchange rate	1.107	1.132	1.186	1.186	1.186
ITALY MACRO DATA (VOLUMES)
GDP	0.9	1.5	1.5	1.5	1.3
Imports	3.1	5.5	4.1	3.9	3.3
Final national consumption	1.3	1.2	1.1	1.1	0.9
Household consumption and NPISH	1.5	1.4	1.4	1.3	1.0
Government expenditure	0.5	1.0	0.1	0.7	0.5
Investments	2.8	3.1	3.3	3.0	2.3
- machinery, equipment and other fixed assets	1.6	1.4	4.3	3.6	3.1
- transport equipment	28.1	26.3	6.5	3.4	2.0
- construction	1.1	1.4	1.8	2.3	1.5
Exports	2.4	4.8	3.6	3.7	3.7

Memo item: Current account balance (% of GDP)	2.5	2.4	2.2	2.2	2.5
CONTRIBUTIONS TO GDP GROWTH (*)
Net exports	-0.1	-0.1	0.0	0.0	0.2
Inventories	-0.4	0.1	0.0	0.0	-0.1
Domestic demand, net of inventories	1.5	1.5	1.5	1.4	1.1
PRICES
Import deflator	-3.5	2.4	0.8	1.9	1.6
Export deflator	-1.1	2.1	1.6	1.7	2.0
GDP deflator	0.8	0.6	1.6	1.9	2.1
Nominal GDP	1.7	2.1	3.1	3.4	3.4
Consumption deflator	0.0	1.5	1.4	2.1	2.5
Memo item: Programmed inflation	0.2	1.2	1.7
Memo item: HICP inflation, net of imported energy, % change (**)	0.1	1.1	1.3	1.4	1.5
LABOUR
Labour cost	0.5	0.8	1.1	1.7	1.6
Productivity (measured on GDP)	-0.4	0.5	0.5	0.4	0.4
Unit labour cost (measured on GDP)	0.9	0.3	0.6	1.3	1.2
Employment (FTEs)	1.4	1.0	0.9	1.1	0.9
Unemployment rate	11.7	11.2	10.7	10.0	9.5
Employment rate (ages 15 to 64)	57.2	58.1	58.7	59.5	60.2
Memo item: Nominal GDP (absolute values in € mn)	1,680,523	1,716,479	1,770,266	1,830,623	1,893,325
(*) Any discrepancies are due to rounding.
(**) Source: ISTAT
GDP and components in volume (chain-linked prices, base year 2010), data not adjusted for number of business days.
Note: The macroeconomic scenario has been prepared on the basis of the information available at 22 September 2017.
For the international exogenous variables, reference is made to information available at 31 August 2017.

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FOCUS
Development of the macroeconomic models for assessing fiscal policies
The global financial crisis of 2008 and the subsequent sovereign debt crisis in the euro area underscored shortcomings in traditional macroeconomic analysis and the limits off standard macro-econometric models. Analysis of the monetary and financial sector and how financial shocks propagate to economic activity is the area in which traditional macroeconomic models appear most in need of further development and refinement.
Economic forecasts based on macroeconomic models during the years of the crisis were too optimistic, in part due to the fact that the channels for transmitting shocks incorporated in those models were too simplistic. The long crisis damaged the financial systems of the countries involved, undermining their capacity to provide financing to the real economy. In Italy, for example, beginning in 2013 lending to the private sector as a proportion of GDP contracted by about 10 percentage points, being affected by the rapid deterioration in loan quality.
Numerous studies have found that fiscal multipliers – i.e. the elasticity of GDP to fiscal policy impulses – become significantly larger during a deep and prolonged financial crisis as a result of: i) the difficulty of monetary policy measures to revive aggregate demand when policy rates are close to zero; ii) the more restricted access for households and firms to bank credit; iii) the increase in systemic uncertainty, which makes it especially difficult to assign a probability to the various events on which consumption and investment decisions are based (for example, the uncertainty during the subprime crisis and the subsequent sovereign debt crisis).
In such conditions, fiscal policy stimuli have a larger impact on GDP than they do in “ordinary” economic cycles. Observation of the changes at the global level has prompted a number of economists to argue that the advanced countries have entered “secular stagnation”, in which the propensity to save has increased and the propensity to invest has dropped. This squeezes growth, inflation and real interest rates, which in turn suggests higher fiscal multipliers in the event of a recession. The issues are complex, but it is clear that they cannot be addressed and quantitative assessments conducted without more sophisticated models than those used prior to the crisis.
Another important issue is that the overall impact of fiscal policy, especially for a country with a high level of public debt, must take account of the reaction of the financial markets, which could at least partly negate the Keynesian effects discussed below. Models must also analyse and quantify interactions between the stock of debt, fiscal policy and funding costs for the banking system, or they would otherwise neglect factors that proved crucial during the crisis.
If the characterisation of the banking and financial sector within a model is too simplistic, the model’s ability to assess the benefits for the real economy of measures to support the banking system is reduced.
In the light of all of these considerations, the Treasury began to study existing models, following two main lines of research that respectively involve the ITEM model and the IGEM model described below.

The monetary and financial sector in ITEM
The first line of enquiry regards the quarterly econometric model of the Italian economy (ITEM).[23] The effort involved making improvements to various aspect of the real sector of the model (see the following section on fiscal multipliers) and a research project to develop a model of the monetary and financial sector that can work in tandem with and eventually be incorporated into ITEM.

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23 See Cicinelli C., Cossio A., Nucci F., Ricchi O. and Tegami C. (2010), The Italian Treasury Econometric Model (ITEM), Economic Modelling, 27, 125-133. The most recent updates of ITEM are discussed in the box on page 27 of the 2016 Stability Programme as well as in this focus.

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In the current version of the latter, financial assets and liabilities and the process of their accumulation are described at the level of major institutional sectors, i.e. households, firms, general government and rest of the world. The stocks and financial flows of those sectors are consistent in the model, but no distinction is made among the types of financial assets and liabilities held by the sectors. Nor is any distinction made between financial and non-financial firms.
In some cases, the stocks of the financial position of the institutional sectors are included in ITEM’s stochastic behavioural equations. For example, this is the case for the net financial position of households (household financial wealth) in the equation for private consumption and for the stock of public debt, which enters as an explanatory variable in the behavioural equation for the yield of long-term securities issued by the Italian government. The model also includes an equation for the dividends distributed by firms used to determine the capital gains of households: the equation contains a number of financial stock variables (more specifically, the net financial liabilities of firms). Finally the model also includes an equation for household interest expense in which the latter is also determined in relation to developments in the financial stock variables.
In addition to enhancing the mechanisms for the transmission of impulses within the model, the interactions in the behavioural equations also stabilise the amount of financial assets and liabilities in the long term. The model also includes a stabilisation rule for public debt, in which a deterioration in this public finance indicator automatically triggers a feedback mechanism when it reaches a certain threshold, with an increase in the taxation of the capital gains of households.
Nevertheless, it also seems advisable to enrich the interactions between the flows, stocks and behaviours described in the model. The main changes to augment the structure of relationships among the financial stocks and flows of the institutional sectors within ITEM are the following: 1) distinguishing between non-financial firms and financial firms; 2) distinguishing between different types of financial assets and liabilities for one or more institutional sectors; and 3) making more liberal use of financial stock variables in the model’s behavioural equations.

Updating the estimates of the fiscal multipliers in ITEM
As documented in the 2016 EFD, the ITEM econometric model was revised both to consider the new European System of Accounts (ESA 2010) and take adequate account, in the updated estimation sample, of the specific developments in many variables over the course of the long recession in the Italian economy.
The version of ITEM used for the 2016 EFD recently underwent further refinement of various equations, giving the model more satisfactory properties from a number of points of view.[24] As part of the re-estimation, a systematic comparison was conducted between the elasticities estimated with ITEM and those in other econometric models, in particular that of the Bank of Italy.

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24 The various changes introduced in included, for example, those regarding the private consumption equation, in which among other things the way in which interest rates are incorporated in the specification was revised, impacting spending decisions. In addition, in the equation for imports the price of imported goods is now the consumer price rather than the value added deflator, while in the equation for exports the real effective exchange rate is included as an explanatory variable not only for short-term developments but also for long-term dynamics. The equation explaining developments in the export deflator includes the nominal effective exchange rate. In the wage equation, the way in which the implicit social contribution rate is included was modified, removing its short-term effects. Another change regarded the investment equations, which are distinguished by type of capital good. The estimation of these behavioural equations for each type now only considers investment spending in the market sector, excluding the non-market sector.

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The additional updating of the model led to changes in the elasticity of output and the main macroeconomic aggregates to changes in the exogenous variables, both international (for example, world demand, the exchange rate and the oil price) and for the public finances.
As regards fiscal impulses, changes in the individual aggregates of public expenditure and in specific tax or contribution rates were considered. For each expansionary impulse, the elasticity of GDP to the shock in the first five years is reported. Table R.1 shows the fiscal multipliers in the last version of ITEM and compares them with the version of the model used in the 2016 EFD. In both cases the simulations were conducted using an assumption of invariance in policy interest rates compared with the baseline scenario. In other words, it is assumed that euro-area monetary policy does not respond to a fiscal impulse generated in Italy.[25] For each intervention, the magnitude of the impulse is standardised: in the case of the expenditure aggregate, the impulse is equal to one percentage point of nominal GDP. In the case of a revenue measure, the implicit rate corresponding to the individual revenue item is reduced so as to produce an ex-ante revenue reduction each year equal to one percentage point of GDP. The impulses are assumed to be permanent.
The scenario that emerges has multipliers that are generally greater than those in the previous version of the model, with effects unfolding more rapidly than before. This holds both for revenue measures and expenditure measures. In the case of revenue measures, the multiplier is close to unity for different rate reduction assumptions as from the second year. By comparison, expenditure measures generally have a greater impact in the early years of the time horizon. With the exception of investment subsidies, the multipliers of expenditure measures are equal to or greater than unity in the first two years, with the effect moderating over time. The values of “composite” multipliers for both revenue and expenditure measures are reported in the table. These are obtained as the weighted average of the individual multiplier, using the ratio of the corresponding budget item to total expenditure or revenue associated with the measures as the weights.
The average of the composite revenue and expenditure multipliers in the first year changes from about 0.55 to 0.75 following the refinements discussed earlier, a low value compared with the empirical estimates in recent studies of the issue. The changes made to ITEM as part of effort to enhance the modelling and forecasting capacity of the tools available to the Treasury will make it possible to assess more closely the impact of fiscal policy impulses in the years following severe financial crises.
Recall that the multipliers in ITEM are symmetric, in the sense that measures of the same magnitude but of the opposite sign as those considered (restrictive rather than expansionary measures) will have effects with the same absolute value but of the opposite sign. The ITEM multipliers are also linear, as the magnitude of the response of the macroeconomic variables to an exogenous or fiscal policy impulse (such as an increase in public spending) varies proportionately with the size of the impulse, with no non-linear amplification effects.

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25 Note that the results reported in the 2016 EFD (see Table R.2 in the box on page 27) were produced with simulations assuming the invariance of real policy rates compared with the baseline scenario. The new assumption to exclude any reaction of monetary policy, considering it exogenous during the simulation, is more plausible.

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TABLE R.1: COMPARISON OF FISCAL MULTIPLIERS IN ITEM: VERSION 2017 AND VERSION 2016 (% divergence from baseline simulation)
a) New version ‑ ITEM 2017
	Years
Type of measure	Weight	1	2	3	4	5
VAT	0.28	0.3	0.8	0.8	0.8	0.7
Social contributions	0.27	0.4	0.9	1.0	1.0	1.0
Personal income tax	0.33	0.3	0.7	0.8	0.8	0.8
Corporate income tax	0.06	0.2	0.3	0.4	0.4	0.3
Regional business tax	0.06	0.4	0.8	0.9	1.0	0.9
Revenue (weighted average effects)	1.00	0.4	0.8	0.8	0.8	0.8
Public investment	0.11	1.0	1.2	1.1	0.9	0.8
Investment subsidies	0.04	0.2	0.3	0.3	0.3	0.3
Intermediate consumption	0.39	1.1	1.3	1.0	0.9	0.7
Public employment	0.47	1.2	1.1	0.9	0.7	0.6
Expenditure (weighted average effects)	1.00	1.1	1.1	0.9	0.8	0.7
b) Previous version ‑ ITEM 2016
	Years
Type of measure	Weight	1	2	3	4	5
VAT	0.28	0.2	0.6	0.7	0.8	0.7
Social contributions	0.27	0.2	0.6	0.8	1.0	1.1
Personal income tax	0.33	0.2	0.6	0.7	0.7	0.7
Corporate income tax	0.06	0.2	0.3	0.4	0.3	0.3
Regional business tax	0.06	0.2	0.5	0.8	0.9	0.9
Revenue (weighted average effects)	1.00	0.2	0.6	0.7	0.8	0.8
Public investment	0.11	0.7	1.0	0.9	0.8	0.6
Investment subsidies	0.04	0.2	0.3	0.4	0.3	0.3
Intermediate consumption	0.39	1.0	1.0	0.7	0.5	0.4
Public employment	0.47	1.0	0.8	0.6	0.4	0.3
Expenditure (weighted average effects)	1.00	0.9	0.9	0.7	0.5	0.3

IGEM with financial frictions
IGEM is a dynamic general equilibrium model developed by the Treasury on the basis of the QUEST model of the European Commission.[26] A variant of the model called IGEM-F is under development. By including the banking sector, it will be able to take account of so-called financial frictions.
In IGEM base, the model without financial intermediation, households determine the volume of resources to devote to investing in physical capital through their consumption and saving decisions. Each additional unit of savings allocated by households to investment goods contributes to determining the stock of physical capital that firms use in production. Firms remunerate households for each unit of capital at an interest rate anchored to the marginal product of the capital, which in turn depends on the technology used and the level of economic activity.
In IGEM-F, however, the banking sector comes between households that save and firms that use capital goods in their business. The modelling of the banking sector in IGEM-F is based on the work of Gertler and Karadi (2011),[27] in which financial intermediaries have an

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26 Annichiarico B., Di Dio F., Felici F. and Monteforte L. (2013), IGEM: A Dynamic General Equilibrium Model for Italy, Italian Treasury Working Paper No.4.
27 Gertler M.and Karadi P. (2011), A Model of Unconventional Monetary Policy, Journal of Monetary Economics, 58(1), 17-34.

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endogenously limited capacity to increase their leverage. More specifically, in each period firms decide how much to spend on capital goods and turn to the banks to finance this expenditure. To this end, firms issue claims whose price depends on the value of the capital goods. In turn, the banks issue deposits subscribed by households. The banks use these funds to finance firms. In equilibrium and in the absence of financial frictions, the interest rate on bank deposits is equal to the interest rate the firms pay to banks. This interest rate is in turn linked to the marginal product of capital.
The balance sheet of the banks, and thus the value of bank capital, depends on the value of the loans granted, so that if the value of the claims issued by firms declines the value of bank capital also decreases. The model anchors the capacity to lend to the value of bank capital, so that as it decreases as a result of a reduction in the assets on the banks’ balance sheet, the supply of credit to firms consequently contracts.
To simulate a financial crisis in IGEM-F, we introduce an (exogenous) negative shock to the value of the claims issued by firms sufficient to reduce the value of bank capital and therefore the supply of bank credit. The contraction in the supply of credit in turn triggers an increase in borrowing costs for firms, which therefore reduce their spending on capital goods. Productive activity contracts, the profit outlook of firms deteriorates and with it the value of the claims they issued to raise funds. This circular mechanism amplifies the initial shock.
In a simulation summarised in the 2017 National Reform Programme, IGEM‑F was used to analyse the macroeconomic effects of tensions in the government securities market that hit Italy beginning in 2011, with the consequent need for stringent consolidation of the public finances.[28] IGEM-F appears able to simulate the depth of the 2012-2013 recession more accurately than IGEM, starting with the situation at the end of 2011. This reflects the former’s incorporation of the deterioration in loan quality that impacts bank balance sheets, eroding bank capitalisation and triggering a contraction in lending, thereby increasing the severity of the recession.
Nevertheless, the Gertler-Karadi approach does not incorporate a link between the risk premium on sovereign securities and the lending capacity of banks, an aspect of no relevance in the US case (Treasury securities are the ultimate risk-free instrument) but of key importance in the case of the euro-area crisis. IGEM-F therefore needs additional development in order to model the spread on sovereign debt and its transmission to the capacity of the banks to cover the funding gap and thus to the supply of credit to the economy.
Partly in the light of these considerations, the results of the simulations with IGEM-F should not be considered a critical revisitation of the public finance measures introduced at the end of 2011 in response to the severe strains on the government securities market. In those circumstances, the improvement in the budget balance was part of a package of structural measures designed to regain the confidence of investors and restore orderly financial conditions not only for the public debt but also, indirectly, for the banking system.

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28 See the box on page 17 of the Programma Nazionale di Riforma 2017.

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III.1 FINAL DATA AND PROJECTIONS AT UNCHANGED LEGISLATION
The final estimates issued by ISTAT1 show a slight improvement in net borrowing in 2015 and a modest deterioration in 2016. The estimate of net borrowing as a percentage of GDP was revised from 2.7 to 2.6 percent in 2015 and from 2.4 to 2.5 percent in 2016. The primary surplus is stable at 1.5 percent of GDP in the two years, and primary expenditure falls from 46.1 percent in 2015 to 45.4 percent in 2016. Interest expenditure decreases from 4.1 percent of GDP in 2015 to 4.0 percent last year. On the revenue side, the fiscal pressure has fallen to 42.7 percent, while it is estimated at 42.1 percent net of the €80 tax reduction measure for low-income workers.
As to the public debt, ISTAT’s upward revision of nominal GDP for 2015 and 2016 appreciably improves the debt-to-GDP ratio for the last two years. It has now emerged that this ratio, after reaching a high of 131.8 percent in 2014, fell to 131.5 percent in 2015 before rising to 132.0 percent in 2016, a level that is nonetheless lower than the previous estimate (132.6 percent).2
Developments in the public-finance scenario based on unchanged legislation for 2017-2020 in this document incorporate the improvement in short-term growth prospects compared with the EFD’s projections presented in April. It also considers the results of the monitoring of the public finances and the impact of measures adopted by the Government following the 2017 EFD.
For 2017, the forecast for general government net borrowing is confirmed at 2.1 percent of GDP. It includes the impact of around 0.2 percentage points of GDP arising from corrective measures adopted by the government with urgent legislation in late April3 to bring the trend in the public finance balances within the path recommended by the European Commission. The primary surplus is projected to rise to 1.7 percent of GDP (compared with the 1.5 percent projected in the EFD).

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1 ISTAT, Conti Economici Nazionali, issued on 22 September 2017.
2 The nominal GDP data for 2015 are definitive, while those for 2016 are still provisional and therefore could be revised upward.
3 Decree Law No. 50/2017, ratified with Law No. 96/2017.

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Net borrowing is expected to gradually decline in 2018-2020, reaching a nominal deficit of 0.1 percent of GDP at the end of the period, compared with net borrowing of about 0.5 points of GDP forecast in April. The primary surplus will rise to 2.6 percent of GDP in 2018, 3.3 percent in 2019 and 3.5 percent in 2020, thanks to more rapid growth in tax revenues and a more modest increase in primary expenditure. Interest expenditure as a percentage of GDP will decline from 3.8 percent in 2017 to 3.5 percent in 2019, before edging up to 3.6 percent in 2020. Under the trend scenario (unchanged legislation), general government interest expenditure will start increasing again in nominal terms after six straight years of declines, reflecting a gradual rise in interest rates associated with improved growth expectations for the European and Italian economies. The stability as a ratio of GDP is explained by projections of higher nominal growth.
Tax revenues are expected to increase by 1.8 percent in 2017 compared with 2016 and by an average of 2.6 percent per year for 2018-2020, mostly driven by indirect taxation, which is expected to increase by about 3.9 percent in 2017 and by an average of 4.3 percent in the remaining years of the period. Trend developments in indirect taxation benefit from both higher expected economic growth and higher revenues derived from the public finance measures introduced in April (Decree Law No. 50/2017). Among other things, the main measures involved extending the range of transactions subject to the split payment system and stricter rules for combatting improper VAT offsets, increasing excise taxes on tobacco products and gaming taxes. The expected acceleration starting in 2018 is also connected with the entry into force of the clauses intended to safeguard the public finance balances, which were reprogrammed with Decree Law No. 50/20174 thanks to the revenue measures and the spending cuts envisaged under other provisions of the decree.5
The rate of growth for direct taxation is more moderate at 1.1 percent in 2017 and around 1.0 percent on average for 2018-2020. Capital taxes, which in 2016 mainly regarded the revenue generated from the voluntary disclosure programme, are expected to fall in 2017 and in subsequent years.
Social contributions should gradually increase, with the increment reaching 3.9 percent in 2019. The trend reflects the growth in compensation of employees underlying the macroeconomic forecasts, as well as the waning of the effects of the social contribution relief for new hiring provided for previous legislation. The ratio of social contributions to GDP should reach 13.3 percent in 2019, remaining stable in 2020.
The fiscal burden on an unchanged legislation basis is expected to decrease by 0.1 percentage points in 2017, reaching 42.6 percent. Over the entire period, the fiscal burden is expected by fall by a further 0.3 points to 42.3 percent in 2020. Net of the €80 tax reduction for low income workers, the fiscal burden is expected to decline from 42.1 percent in 2016 to 41.8 percent in 2020.
The public expenditure projections point to growth in primary expenditure of 1.8 percent for 2017 and about 1.2 percent on average during the 2018-2020

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4 Overall the clauses still in force are expected to generate revenue of around €15.7 billion in 2018, €18.9 billion in 2019 and €19.2 billion as from 2020.
5 The government’s intention, as reflected in the policy scenario is to completely deactivate these increases in 2018 with the next budget package.

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period. In the coming years, the ratio of total expenditure net of interest spending to GDP is therefore trending downwards, against growth in nominal GDP of 3.0 percent; it will decrease from 45.3 percent of GDP in 2017 to 42.9 percent in 2020.
Primary current expenditure is expected to decrease to 41.7 percent of GDP in 2017 to reach 39.8 percent at the end of the period, less than projected in the EFD. The most dynamic component is social benefits in cash, which are expected to rise by 1.9 percent in 2017 and at an annual rate of 2.5 percent in 2018-2020. Outlays for social benefits in cash as a share of GDP will decline moderately, falling from 20.0 percent in 2017 to 19.8 percent in 2019 and 2020 (20.0 percent in the April EFD).
After contracting since 2011, compensation of public-sector employees is expected to rise in nominal terms by around 1.7 percent in 2017 as a result of renewals of collective bargaining agreements, including arrears. In 2018 expenditure for compensation of employees is forecast to fall by 0.2 percent, to then rise in 2019-2020, although at a modest pace. As a percentage of GDP, such expenditure is expected to fall from 9.7 percent in 2017 to 8.9 percent in 2020, confirming the projections outlined in the EFD.
Intermediate consumption is also expected to contract as a percentage of GDP, from 8.0 percent in 2017 to 7.5 percent in 2020.
Gross fixed investment is forecast to grow by 0.4 percent in 2017, while during the following two years it should stage a more robust recovery, with growth of 5.1 and 3.4 percent in 2018 and 2019, respectively. In terms of GDP, public investment will average around 2.1 percent per year during the 2017-2020 period. The estimates reflect the elimination of support measures enacted in previous years (with a time horizon until 2019) and in the April decree. Expenditure for investments is, in any case, expected to be higher in 2020 than in 2016 in nominal terms.

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TABLE III.1a: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (in € mn)
	2016	2017	2018	2019	2020
EXPENDITURE
Compensation of employees	163,960	166,726	166,403	166,771	167,064
Intermediate consumption	135,187	137,419	137,744	138,540	141,060
Social benefits	337,513	343,850	352,740	361,290	370,730
Incl: Pensions	261,190	264,610	270,910	278,340	286,700
Other social benefits	76,323	79,240	81,830	82,950	84,030
Other current expenditure	68,212	67,827	67,674	68,438	68,197
Total current expenditure, net of interest	704,872	715,823	724,561	735,038	747,050
Interest expenditure	66,475	65,866	63,579	64,511	66,849
Total current expenditure	771,347	781,689	788,140	799,549	813,899
Incl: Healthcare expenditure	112,542	114,138	115,068	116,105	118,570

Total capital expenditure	58,764	61,885	61,000	59,979	58,538
Gross fixed investment	35,394	35,541	37,356	38,626	38,113
Capital subsidies	16,448	15,641	15,892	15,903	16,300
Other transfers	6,922	10,702	7,752	5,451	4,125
Total final expenditure, net of interest	763,636	777,708	785,561	795,017	805,588
Total final expenditure	830,111	843,574	849,140	859,528	872,437
REVENUE
Total tax revenue	495,749	504,512	521,783	534,705	544,355
Direct taxes	247,788	250,459	247,374	253,372	257,736
Indirect taxes	242,668	252,243	273,534	280,450	285,727
Capital taxes	5,293	1,810	875	883	892
Social contributions	221,524	226,173	233,730	242,928	249,001
Actual contributions	217,577	222,280	229,760	238,883	244,883
Imputed contributions	3,947	3,893	3,970	4,045	4,118
Other current revenue	69,448	72,461	72,870	73,360	74,344
Total current revenue	781,428	801,336	827,508	850,110	866,807
Non-tax capital revenue	1,453	3,989	3,393	3,666	3,598
Total final revenue	788,174	807,135	831,776	854,659	871,297
Memo item: Fiscal pressure	42.7	42.6	42.7	42.7	42.3
Fiscal pressure, net of €80 tax reduction	42.1	42.0	42.2	42.2	41.8
BALANCES
Primary balance	24,538	29,427	46,215	59,642	65,709
% of GDP	1.5	1.7	2.6	3.3	3.5
Current balance	10,081	19,647	39,368	50,561	52,908
% of GDP	0.6	1.1	2.2	2.8	2.8
Net borrowing	-41,937	-36,439	-17,364	-4,869	-1,140
% of GDP	-2.5	-2.1	-1.0	-0.3	-0.1
Trend nominal GDP (x 1,000)	1,680.5	1,716.5	1,768.7	1,821.7	1,876.6
Note: Any discrepancies are due to rounding.

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TABLE III.1b: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (% of GDP)
	2016	2017	2018	2019	2020
EXPENDITURE
Compensation of employees	9.8	9.7	9.4	9.2	8.9
Intermediate consumption	8.0	8.0	7.8	7.6	7.5
Social benefits	20.1	20.0	19.9	19.8	19.8
Incl: Pensions	15.5	15.4	15.3	15.3	15.3
Other social benefits	4.5	4.6	4.6	4.6	4.5
Other current expenditure	4.1	4.0	3.8	3.8	3.6
Total current expenditure, net of interest	41.9	41.7	41.0	40.3	39.8

Interest expenditure	4.0	3.8	3.6	3.5	3.6

Total current expenditure	45.9	45.5	44.6	43.9	43.4
Incl: Healthcare expenditure	6.7	6.6	6.5	6.4	6.3

Total capital expenditure	3.5	3.6	3.4	3.3	3.1
Gross fixed investment	2.1	2.1	2.1	2.1	2.0
Capital subsidies	1.0	0.9	0.9	0.9	0.9
Other transfers	0.4	0.6	0.4	0.3	0.2

Total final expenditure, net of interest	45.4	45.3	44.4	43.6	42.9
Total final expenditure	49.4	49.1	48.0	47.2	46.5

REVENUE
Total tax revenue	29.5	29.4	29.5	29.4	29.0
Direct taxes	14.7	14.6	14.0	13.9	13.7
Indirect taxes	14.4	14.7	15.5	15.4	15.2
Capital taxes	0.3	0.1	0.0	0.0	0.0
Social contributions	13.2	13.2	13.2	13.3	13.3
Actual contributions	12.9	12.9	13.0	13.1	13.0
Imputed contributions	0.2	0.2	0.2	0.2	0.2
Other current revenue	4.1	4.2	4.1	4.0	4.0
Total current revenue	46.5	46.7	46.8	46.7	46.2

Non-tax capital revenue	0.1	0.2	0.2	0.2	0.2

Total final revenue	46.9	47.0	47.0	46.9	46.4
Memo item: Fiscal pressure	42.7	42.6	42.7	42.7	42.3
BALANCES
Primary balance	1.5	1.7	2.6	3.3	3.5
Current balance	0.6	1.1	2.2	2.8	2.8
Net borrowing	-2.5	-2.1	-1.0	-0.3	-0.1
Note: The ratios to GDP are calculated on the trend projections. Any discrepancies are due to rounding.

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TABLE III.1c: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (% change)
	2017	2018	2019	2020
EXPENDITURE
Compensation of employees	1.7	-0.2	0.2	0.2
Intermediate consumption	1.7	0.2	0.6	1.8
Social benefits	1.9	2.6	2.4	2.6
Incl: Pensions	1.3	2.4	2.7	3.0
Other social benefits	3.8	3.3	1.4	1.3
Other current expenditure	-0.6	-0.2	1.1	-0.4
Total current expenditure, net of interest	1.6	1.2	1.4	1.6

Interest expenditure	-0.9	-3.5	1.5	3.6

Total current expenditure	1.3	0.8	1.4	1.8
Incl: Healthcare expenditure	1.4	0.8	0.9	2.1

Total capital expenditure	5.3	-1.4	-1.7	-2.4
Gross fixed investment	0.4	5.1	3.4	-1.3
Capital subsidies	-4.9	1.6	0.1	2.5
Other transfers	54.6	-27.6	-29.7	-24.3

Total final expenditure, net of interest	1.8	1.0	1.2	1.3
Total final expenditure	1.6	0.7	1.2	1.5

REVENUE
Total tax revenue	1.8	3.4	2.5	1.8
Direct taxes	1.1	-1.2	2.4	1.7
Indirect taxes	3.9	8.4	2.5	1.9
Capital taxes	-65.8	-51.7	0.9	1.0
Social contributions	2.1	3.3	3.9	2.5
Actual contributions	2.2	3.4	4.0	2.5
Imputed contributions	-1.4	2.0	1.9	1.8
Other current revenue	4.3	0.6	0.7	1.3
Total current revenue	2.5	3.3	2.7	2.0

Non-tax capital revenue	174.5	-14.9	8.0	-1.9

Total final revenue	2.4	3.1	2.8	1.9

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FOCUS
Recent measures to support the banking system and their impact on the public finances
With the Decree Law of December 2016,[6] the government established a fund in the budget of the Ministry for the Economy and Finance to finance measures to strengthen the capital positions of certain banks, the issuance of public guarantees on newly issued liabilities and the provision of emergency liquidity needed to restore the medium/long-term lending capacity of the recipient banks. The appropriation for 2017 is €20 billion. In its Report of 21 December 2016 (pursuant to Law No. 243/2012), the government asked Parliament to authorise a temporary deviation from the policy public finance objectives, increasing, by an amount corresponding to the fund’s appropriation, the ceilings on the net balance to be financed and recourse to the financial market, as well as the ceiling on government security issues. The fund was then allotted, with €16 million allocated to finance the outlays required to cover the banks’ capital shortfall, including through the purchase of newly issued shares, and the remainder to cover the financial impact of the guarantees granted.
While the fund was being established, on 23 December 2016 Monte dei Paschi di Siena (MPS) announced that it planned to ask for a precautionary recapitalisation following its unsuccessful attempt to raise the needed capital from private investors. This attempt was prompted by the results of the stress test of significant EU banks carried out by the European Banking Authority, which revealed that the bank would have a capital shortfall under the adverse scenario.
On 4 July, the European Commission authorised the precautionary recapitalisation of MPS, finding its 2017-2021 restructuring plan backed by State aid to be compatible with the Bank Recovery and Resolution Directive (BRRD). The plan calls for a precautionary capital increase of around €8.1 billion (€8.8 billion initially estimated by the ECB). The decrees of the Ministry for the Economy and Finance adopted on 27 July provided the required financing for a €8.3 billion core equity capital increase, allocated as follows: €3.9 billion for newly issued shares subscribed by the State (an amount already paid in) and the remaining €4.5 billion from shareholders and junior creditors (holders of convertible bonds), in line with the EU’s burden-sharing principles. The State can acquire up to €1.5 billion worth of shares to prevent or settle disputes concerning the placement of these instruments with retail investors, giving them in exchange low-risk senior bonds issued by the bank. If all the eligible holders exercise their right to reimbursement, the State’s capital injection in MPS would reach €5.4 billion, increasing the State’s shareholding in the bank, currently equal to 52.2 percent, to 70 percent. The restructuring plan also envisages the disposal of €26.1 billion in non-performing loans on market terms to a special-purpose vehicle (SPV), which would in turn be securitised. The Atlante II Fund has already made a commitment to acquire 95 percent of the medium/high-risk tranche of the securitisation. To facilitate the sale of the tranche of senior securities, the State’s guarantee scheme for the securitisation of non-performing loans (GACS), which was approved by the European Commission in February 2016 and does not constitute State aid, will apply. The maximum amount that can be guaranteed is almost €3.3 billion.
Banca Popolare di Vicenza and Veneto Banca were placed in compulsory administrative liquidation in accordance with the Consolidated Banking Law, supported by State guarantees, to ensure uninterrupted operation of the two banks. The precautionary recapitalisation initially proposed could not be undertaken following the 23 June declaration by the European Central Bank that the banks were failing or likely to fail and the Single Resolution Board’s conclusion that resolution action for the banks is not in the public interest.
Intesa Sanpaolo was selected in an open and competitive tender as the buyer, for the token price of €1, of some of the banks’ assets and liabilities. The assets and liabilities excluded

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6 Decree Law No. 237/2016, ratified with Law No. 15/2017.

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from the sale will remain within the scope of the liquidation proceedings for the banks and, under a subsequent decree of the Ministry for the Economy and Finance, the non-performing loans will be transferred to Società di Gestione delle Attività S.p.A. (SGA), which will be responsible for their management and recovery actions.
The cost to the State of the intervention is about €4.8 billion, including €3.5 billion to cover the capital shortfall that the acquisition of the performing assets of the two banks would impose on Intesa Sanpaolo.[7] The remaining €1.3 billion is intended to finance the corporate restructuring measures that Intesa is required to take in order to comply with the obligations assumed under EU State aid rules.[8] The injection of about €4.8 billion in liquidity occurred following issuance of the decree at the end of June.[9]
In addition, the State guaranteed the loan granted by Intesa Sanpaolo for the liquidation of the two banks to cover the loss on the transfer of the assets and liabilities acquired (€5.351 billion, which can be increased up to €6.351 billion) and additional guarantees to Intesa Sanpaolo for legal risks and the risk of impairment of high-risk performing loans, up to total of around €6 billion. These guarantees also cover the risks associated with a lack of information that, given the haste with which the tender had to be conducted, was not possible to acquire prior to the submission of the bids. The maximum nominal value of the guarantees that the State could be called on to pay is therefore equal to about €12.4 billion. However, this figure represents an extreme scenario that is highly unlikely to occur. With respect to the guarantees covered, ESA accounting rules require the recognition of a risk provision corresponding to the fair value, that is, the present value of the expected future costs of enforcing the guarantees, which amounts to €400 million.
Although the bail-in principle was not applied, under the liquidation procedure the shareholders and junior bondholders are required to share in covering the losses. Furthermore, the receivable of the State for outlays to meet capital requirements and for the guarantees granted has priority over that of the other creditors in the liquidation process (with the exception of preferred claims in bankruptcy) and competes with Intesa Sanpaolo in the order of priority indicated in the June decree law.
Assuming that the assets recovered through the liquidation process are in line with the average rate of recovery of bad loans registered by the Italian banking system from 2006 to 2015,[10] the technical report attached to Decree Law No. 99 estimates a recovery of non-performing loans equal to €9.9 billion. This figure would be accompanied by shareholdings and other assets worth a total of €1.7 billion.
The following table summarizes the overall impact of the two interventions on the public finances.

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7 To maintain a capital ratio equal to that reported at 31 March 2017 (12.5 percent of risk-weighted assets).
8 Intesa Sanpaolo has also undertaken to manage the resulting reduction in the workforce, which had already been planned as part of the precautionary recapitalisation process that was later abandoned.
9 Decree Law No. 99/2017, ratified with Law No. 121/2017.
10 Ciocchetta et al. ‘Bad loan recovery rates’, Notes on Financial Stability and Supervision No. 7, January 2007, available at https://www.bancaditalia.it/pubblicazioni/note-stabilita/2017-0007/en_Note_di_stabilita_finanziaria_e_vigilanza_N._7.PDF?language_id=1.

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TABLE R.1: PUBLIC FINANCE IMPLICATIONS OF BANKING INTERVENTIONS (in € mn)
	Veneto banks	MPS	Total
Cost of covering capital shortfalls (1)	4,785	5,400	10,185
Memorandum item:
Guarantees (maximum potential exposure) (2)	12,351		12,351
GACS (3)		3,256	3,256

1) For MPS it is assumed that the State acquires all the convertible bonds envisaged (€1.5 billion).
2) The fair value of the guarantees is €400 million.
3) The GACSs are provided at market prices and therefore constitute income for the State.

The use of the resources of the fund established in December 2016, including the entire amount (€1.5 billion) allocated to make good MPS bondholders, totals around €10.2 billion, around half of that allocated and well below the amount appropriated to fund capital strengthening measures (€16 billion out of a total of €20 billion). Therefore, the 2017 EFD’s projection of an impact on the State-sector borrowing requirement of just over €10 billion is confirmed.
The State can guarantee a maximum amount of about €15.6 billion. Of this, it has underwritten around €9 billion, including €3.2 billion for the GACSs on MPS’s bad loans and €5.8 billion for Intesa Sanpaolo. The possible future impact on the borrowing requirement and public debt it small and estimated at €400 million, based on fair value, for the action for the Veneto banks and €700 million for the GACSs for MPS’s non-performing loans, as quantified in the technical report attached to the December 2016 savings protection decree. The overall impact would therefore be much less than the fund’s appropriation to cover the costs associated with the guarantees (€4 billion). A more precise estimate of the impact of the State’s actions in the banking sector on the stock of public guarantees will be provided in the 2018 EFD. Finally, as regards the statistical classification of all the operations described above in terms of budget balance and public debt, in this Update, as they are financial items, there should be no impact on general government net borrowing and an impact equal to 0.6 points of GDP on the stock of debt for 2017.

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FOCUS
Assessment of amounts collected through activities to fight tax evasion
The assessment of the revenue generated by efforts to fight tax evasion in comparison with corresponding budget projections for the current year is performed at the time of the Update of the Economic and Financial Document, pursuant to Article 1, paragraph 434, first and second sentences, of the 2014 Stability Law.[11]
The assessment of the incremental resources involves comparing the current year’s receipts from activities to fight tax evasion with the budget projections for the current year and with the amounts actually collected in the preceding year.[12] The assessment seeks to verify that all of the following three conditions have been met: i) the existence of incremental revenue generated by activities to fight tax evasion vis-à-vis budget projections for the current year (2017); ii) the existence of incremental revenue generated by activities to fight tax evasion vis-à-vis revenue actually collected in the preceding year (2016); and iii) the permanent nature of the incremental revenue.
When these three conditions are all met, the permanent resources generated by the activities to fight tax evasion are to be entered, during the preparation of the draft Budget Law, in the revenue budget, and simultaneously, in the Fund for the Reduction of the Fiscal Pressure, solely for the first year of the three-year reference period (2018).
The assessment considers final data and budgeted amounts for i) taxes booked as tax revenue in the State budget as part of tax assessment and control activities, and, ii) non-tax revenue in respect of the related interest and penalties. The final data include payments recognized in the State Final Statement of Account through the end of 2016 and payments received through the end of August 2017; the projections incorporate estimates at unchanged legislation (cash basis) presented in the State budget’s revenue projections for 2017, as well as the subsequently updated estimates of collections expected in 2017.
The following table illustrates the main taxes (personal income tax, corporate income tax and value-added tax) and other minor taxes (inclusive of revenue from tax settlement agreements), with the following reported for each: the collections achieved in 2016, as booked in the Final Statement of Account (first column); the estimate of collections achieved in 2017 (second column); the budget projections for 2017 (third column); the difference between the estimate of collections expected in 2017 and those achieved in 2016 (fourth column); the difference between the estimated collections for 2017 and the budget projections for 2017 (fifth column); the estimate of the difference between the permanent revenues and the projections for 2017 (final column).

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11 Law No.147/2013.
12 Article 1, paragraphs 431 and 434 of Law No. 147/2013.

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TABLE R.1: revenue from ACTIVITIES TO FIGHT TAX EVASION (in € bn)
	2016 collections (Final Statement of Account)	Estimated 2017 collections based on data to August	Budget projections for 2017 inclusive of budget changes	Difference: 2017 estimated collections and 2016 actual collections	Difference: 2017 estimated collections and 2017 projections	Estimated difference between the permanent collections and the projections for 2017
	(a)	(b)	(c)	(b-a)	(b-c)
	2016	2017	2017
Personal income tax	3.30	4.53	4.48	1.23	0.05	0.04
Corporate income tax	1.98	2.52	2.39	0.54	0.13	010
Value-added tax	3.50	4.45	3.70	0.95	0.75	0.61
Other minor taxes	0.60	0.49	0.49	-0.11	0.00	0.00
Total tax rolls	9.38	11.99	11.06	2.61	0.93	0.76
Total non-tax rolls	2.10	2.11	2.59	0.01	-0.48	-0.39
Total	11.48	14.10	13.65	2.62	0.45	0.37

Unlike the assessments made in previous years, the estimate of collections for 2017 must take appropriate account of the effects of measures for settling debts entrusted to collection agents in 2000-2016 (facilitated settlement of tax arrears).[13] Considering that the deadline for participation was 31 July 2017, with payment in instalments of the amount due starting in August, the estimated collections for 2017 are based on data to July plus the projection on an annual basis at August, which includes the effects of the first instalment of the new measure. Based on this criterion, the collections realised in 2017 amounted to €14.1 billion, including about €12 billion in tax revenue and €2.1 billion in non-tax revenue.
The analysis yields the following results: i) the estimate of the collections expected for 2017 exceeds collections realised in 2016 by around €2.62 billion, essentially due to the measures introduced with Decree No. 193/2016); ii) the comparison between the estimate of collections and the projections for 2017 shows an increase of about €0.45 billion (while tax revenue exceeded projections by €0.93 billion, there was a decrease in non-tax-roll revenue of approximately €0.48 billion).
The amount of resources to be allocated to the Fund for the Reduction of Fiscal Pressure is conservatively set at the lower of the aforementioned amounts (around €0.45 billion). However, only part of these resources can be considered permanent. In addition, the incremental revenue from the measure introduced with Legislative Decree No. 193/2016 cannot be considered permanent.

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13 Article 6, paragraph 1 of Legislative Decree no. 193/2016.

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FOCUS
Medium/long-term trends in Italy’s pension system and public spending associated with an aging population
Figure R.1 shows the medium/long-term developments of the pension expenditure-to-GDP ratio[14] taking into account the underlying parameters of the median scenario of the national demographic projections with base year 2016 recently published by ISTAT.[15] With reference to the macroeconomic scenario, real GDP growth is set at an annual average of 1.2 percent. The employment rate (age 15 to 64) increases by about 10 percentage points with respect to the figure for 2015. The growth assumptions for the 2017-2020 period are consistent with those outlined in this document under the trend macroeconomic scenario.

FIGURE R.1: PUBLIC EXPENDITURE FOR PENSIONS AS A % OF GDP (national baseline scenario)

The projections on an unchanged legislation basis incorporate the effects of the measures contained in the reforms adopted in the last 20 years. Specifically, they refer to the application of the new contributions-based system (Law No. 335/1995) and the new rules introduced with Law No. 214/2011, which, in raising the eligibility requirements for old-age pensions and early retirement, significantly improved the medium/long-term sustainability of the pension system, ensuring greater

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14 The adjustment of the requirements as of 2016 (4 additional months), as legally required (Article 12, paragraph 12-bis, of Decree Law No. 78/2010, ratified with amendments with Law No. 122/2010), was adopted with a decree of the Director General of 16 December 2014 published in the Gazzetta Ufficiale on 30 December 2014 at least 12 months prior to the effective entry into force of the adjustment. Likewise, the adjustment of the transformation coefficients was adopted with a decree of the Director General of 22 June 2015, published in the Gazzetta Ufficiale on 6 July 2015.
15 Since the population projections produced by ISTAT cover a time horizon to 2065, the value of the demographic parameters for the final five years of the projection period was extrapolated based on the trend for the ten preceding years. The underlying assumptions of the median scenario are: i) a fertility rate that gradually converges to 1.59, ii) an annual average net flow of immigrants of approximately 154,000 and iii) life expectancy at birth that will rise by 6.4 years for men and 6 years for women with respect to 2015. See ISTAT (2016), http://demo.istat.it and Ministero dell’economia e delle finanze – RGA (2017), op. cit..

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intergenerational equity. The reform process also provided for the extension of the contributions-based system to all workers as from 2012. Finally, starting in 2013, all age requirements (including those for obtaining social benefits) and the contribution requirements to qualify for early retirement regardless of age are periodically indexed to changes in life expectancy as measured by ISTAT. With the same frequency and a similar process, the adjustment of the transformation coefficients based on survival rates was extended until the age of 70 starting in 2013. Both adjustments are made every three years from 2013 to 2019, and every two years thereafter, through a procedure that lies fully within the sphere of administrative action and which guarantees the certainty of the calendar established for future revisions.[16]

TABLE R1: AGE-RELATED PUBLIC EXPENDITURE PROJECTIONS (pensions, healthcare, long-term care, education and unemployment benefits) AS % OF GDP – 2018 EPC-WGA BASELINE SCENARIO
	2020	2025	2030	2035	2040	2045	2050	2055	2060	2065	2070
Pensions	15.3	16.0	16.9	17.9	18.4	18.2	17.2	15.8	15.0	14.3	13.8
Healthcare	6.3	6.6	6.8	7.0	7.3	7.5	7.7	7.7	7.7	7.6	7.6
- incl. LTC	0.7	0.7	0.8	0.8	0.9	0.9	1.0	1.1	1.1	1.1	1.0
LTC – incl. social services	1.0	1.1	1.1	1.2	1.3	1.4	1.5	1.6	1.7	1.7	1.6
Education	3.4	3.3	3.2	3.1	3.1	3.2	3.3	3.4	3.4	3.3	3.3
Unemployment benefits	0.8	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.6
Total	26.9	27.7	28.6	29.9	30.7	30.9	30.2	29.1	28.3	27.5	26.9

The projections also incorporate the effects of the 2017-2019 Budget Law (Law no. 232/2016), which introduced measures for increasing existing pensions equal to or less than two times INPS’s Minimum Pension (MP) (with a so-called 14th monthly payment each year) and to facilitate early retirement under the general pension eligibility requirements. Based on the estimates and assumptions indicated in the technical report attached to the law, these measures will cause the increase in the pension expenditure-to-GDP ratio to rise to 0.14 percentage points of GDP in 2021 before settling at around 0.1 percentage points of GDP thereafter.
After increasing during the 2008-2010 period, due solely to the acute phase of the recession, the pension expenditure-to-GDP ratio was negatively affected by the recession that continued through the following years. Starting in 2015-2016, given a more favourable growth trend and continuation of the gradual raising of the minimum pension eligibility requirements, pension expenditure-to-GDP ratio is expected to fall in the first five years and to stabilize thereafter at around 15.3% until 2029. In subsequent years the pension expenditure-to-GDP ratio will rise to 16.2% in 2042. Thereafter, the ratio will rapidly drop to 15.5% in 2050 and 13.1% in 2070, with a virtually constant deceleration over the entire period.
The small initial decline in the pension expenditure-to-GDP ratio is largely attributable to the increase in the pension eligibility requirements and by the pro

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16 The adjustment of the requirements as of 2016 (4 additional months), as legally required (Article 12, paragraph 12-bis, of Decree Law No. 78/2010, ratified with amendments with Law No. 122/2010), was adopted with a decree of the Director General of 16 December 2014 published in the Gazzetta Ufficiale on 30 December 2014 at least 12 months prior to the effective entry into force of the adjustment. Likewise, the adjustment of the transformation coefficients was adopted with a decree of the Director General of 22 June 2015, published in the Gazzetta Ufficiale on 6 July 2015.

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rata application of the contribution-based system. The subsequent growth phase, appearing in the central portion of the projection period, is attributable to the increase in the ratio between the number of pensions and the number of employed persons caused by the demographic transition, only partly offset by the increase in  the pension eligibility requirements. The raise in the number of pension exceeds the reduction in their amount achieved by the gradual shift to the contribution based regime calculated across recipients’ entire working lives. The rapid decline in the pension expenditure-to-GDP ratio during the final phase of the projection period period is the result of the generalised application of the contribution-based system that accompanies the stabilisation, and subsequent reversal of the trend in the ratio between the number of pensions and the number of employed persons. This development is explained by demographic factors (smaller cohorts of pensioners) and the automatic adjustment of the minimum pension requirements based on life expectancy.
As indicated in the 2017 EFD, updating the national baseline scenario with the new demographic projections from ISTAT[17] has the effect of worsening the medium/long-term sustainability of the pension system and the public finances.
The deteriorating effects on public finance sustainability are even more significant when considering the scenario defined by the Economic Policy Committee – Working Group on Ageing (EPC-WGA) for the new round of projections of age-related expenditure (pensions, healthcare, long-term care, unemployment benefits and education).[18] These projections, shown in Table R.1, were prepared in line with the scenarios defined by the EPC‑WGA for the 2018 Ageing Report.
As for the macroeconomic assumptions this scenario starts from the projections prepared by the European Commission (Spring 2017 Economic Forecast) based on the methodology defined by the Output Gap Working Group (OGWG),and approved by the EPC, for the short-term projections and the subsequent extrapolation to 2026 (T+10). These assumptions indicate virtually nil growth in productivity, and especially in total factor productivity (TFP), over the ten-year period, and which is also reflected negatively in the subsequent 20 years owing to the delay in the convergence of the TFP growth rate on long-term structural levels common to all the countries.[19] The assumptions for the structural unemployment rate were also revised adversely, with long-term convergence of 7.9 percent projected, rather than 7.3 percent under the previous scenario. By contrast, the structural developments in participation rates were confirmed,[20] even for the oldest age groups, owing to the experimental nature and the “temporary” quality of the measures introduced with the 2017 Budget Law to promote early retirement, such as: early retirement for hardship categories (so-called ‘social APE’), early retirement loan mechanism (so-called ‘market APE’) and temporary advance supplementary annuity (so-called ‘Rita’).

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17 The effects of adjusting the scenario assumptions with regard to projected pension and healthcare expenditure are explaining in detail in Ministero dell’economia e delle finanze – RGA (2017), op. cit..
18 The assumptions on growth adopted for 2017-2020 are in line with the short-term macroeconomic scenario defined for the Update to the 2017 EFD.
19 More specifically, with regard to the convergence of the TFP growth to its long term rate,  the EPC agreed to assume a convergence rate of 1 percent to be reached in 2045, staring from the 2026 value, while in previous projections the convergence was assumed to occur in 2035.
20 The Commission projects the participation rate over the medium/long period on the basis of a cohort-based simulation model, the methodology for which was defined by the Ageing Working Group. Such methodology allows incorporating an estimate of the effects on the participation rates of older age cohorts of the increase in the retiremet age for being entitled to a pension that is foreseen in the legislation.

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As for the demographic scenario, Eurostat, cooperating with the statistics agencies of the Member States, carried out and published at the end of February 2017 the new population projections, with base year 2015, for all EU countries. With regard to Italy, all the demographic parameters were adversely restated vis-à-vis the preceding Europop 2013 round of projections. Specifically: i) the fertility rate starts from a lower level; ii) the life expectancy of men and women starts from a higher level; and iii) net migration flow has been considerably reduced. Compared with the previous Eurostat projections, the latter variable was reduced by just under 50 percent for the first 25 years of the forecasting period. As a result of the revision of the demographic assumptions, and primarily the reduction in net migration flows, the population of Italy in 2060 is expected to contract by more than 9 million from that projected in the previous round and, simultaneously, the dependency ratio for the elderly increases by more than 8 percentage points.
The revision of the scenario assumptions above, which were especially significant for productivity and migration flows, considerably reduces long-term growth: the potential output growth rate falls from an annual average rate of around 1.4% in the 2015 round to around 0.7% currently.
As reported in the 2017 EFD (Section I, Italy’s Stability Programme 2017), and explained in detail in Report No. 18 “Le tendenze di medio lungo periodo del sistema pensionistico e socio-sanitario” and in the associated “Anticipazioni” published by the Department of the State Accountant General,[21] the contraction in the Italy’s structural growth, which emerges from the adjustment to the scenario assumptions, translates into a deterioration in the projections for the main age-related public expenditure components in relation to GDP, particularly the pension expenditure-to-GDP ratio. Compared with the results in the 2017 EFD, which incorporated the medium/long-term scenario assumptions of the previous 2015 EPC-WGA round of projections, the difference in the pension expenditure-to-GDP ratio rises by about 2 percentage points in 2035, reaching a peak difference of 2.6 percentage points around 2045, before subsiding to about 1.2 percentage points in 2060 and to 0.5 percentage points in 2070.
The curve in bold in Figure R.2 represents the projection of the pension expenditure-to-GDP ratio prepared, at unchanged legislation, on the basis of the new EPC-WGA baseline scenario; it is compared with the projections based on scenarios under legislation preceding the major pension reforms. With the exception of the most recent measures adopted in the 2017 Budget Law, the reforms that have been enacted since 2004 have had significant cost-containment effects. Cumulatively, the pension expenditure-to-GDP ratio has been reduced by about 60 percentage points of GDP through 2050,[22] of which about one-third attributable to the reform introduced with Law No. 214/2011.
In the scenarios developed by the EPC-WGA, the ratio of expenditure on healthcare and long-term care also increases (about 0.3 percentage points of GDP as of 2048), while that for spending on education falls (about 0.3 percentage points near 2040 and 0.2 percentage points at the end of the forecasting period). Overall, total age-related public expenditure (including unemployment benefits) as a ratio of GDP has

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21 Ministry for the Economy and Finance – DGA (2017) op cit.
http://www.rgs.mef.gov.it/_Documenti/VERSIONE-I/Attivit--i/Spesa-soci/Attivita_di_previsione_RGS/2017/NARP2017-08.pdf; http://www.rgs.mef.gov.it/_Documenti/VERSIONE-I/Attivit--i/Spesa-soci/Attivita_di_previsione_RGS/2017/NARP2017.pdf.
22 The average age at retirement (age-based and early retirement) rises from 60-61 years in the 2006-2010 period to about 64 years in 2020, 67 years in 2040 and about 68 years in 2050.

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deteriorated compared with the previous projections by up to 2.7 percentage points by around 2045. The increase narrows to 1.4 percentage points to GDP in 2060 and 0.5 percentage points in 2070.
FIGURE R.2: PUBLIC EXPENDITURE FOR PENSIONS AS % OF GDP BASED ON DIFFERENT LEGISLATION (2018 EPC-WGA scenario)

The increase of the ratio to GDP of total age-related public expenditure causes a considerable deterioration in the S1 medium-term public finance sustainability indicator and the S2 long-term indicator, for which Italy would transition from the low-risk to the medium-risk category.
The impact on the sustainability indicators, attributable essentially to the decrease in the growth forecasts as a result of adjustments to the macroeconomic and demographic assumptions, does not call into doubt the validity of Italy’s institutional and regulatory arrangements in this area. The architecture of the country’s pension system, as it has evolved over time through the reforms, can count on a sophisticated mechanism for corrections and automatic adjustment of the calculation parameters and requirements, which guarantee its overall soundness. More generally, the objective of improving the public finance sustainability indices can be achieved by pursuing policies that improve productivity and employment levels.

III.2 PUBLIC FINANCE: POLICY SCENARIO
Budget planning for the next few years
Based on the framework emerging from the most recent GDP data, the growth forecasts in this 2017 EFD Update have been revised upward by approximately 0.4 percentage points. Nominal GDP growth has, however, been slightly revised downward to 2.1 percent, against less-than-expected growth of the deflator (0.6 percent versus the 1.2 percent provided in the EFD). The projections for later years are better than those in April, although the outlook remains prudent in view of the severe crisis of recent years and the prospect that the intensity of

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economic growth will slow in the next few years. The forecasts incorporate expectations of a stronger euro, a less accommodating monetary policy by the ECB, and the adverse effect of the restrictive budget measures required of various Member States by the rules of the Stability and Growth Pact.
Italy’s growth differential with respect to the European Union is shrinking, but the pace of growth currently remains below that of Italy’s leading European partners. Some of the reforms adopted by the government have not yet exerted their full effects, including those to promote a more favourable environment for productive investment and those to provide incentives for the capitalisation of businesses, and the recent initiatives in the banking sector. The recovery of investment in the private sector remains below expectations, while public-sector investment requires new resources to return to the pre-crisis levels.
The European Commission has recently emphasised the importance of ensuring a Euro Area fiscal stance appropriate to economic conditions, in order to better balance the objective of public-finance sustainability and that of supporting the economic recovery. For this purpose, the Commission will use greater margins of discretion in assessing compliance with European rules, allowing the Member States having challenging consolidation objectives and less dynamic economies to deviate from the structural correction required by the so-called matrix of the preventive arm of the Stability and Growth Pact. For 2018, this matrix would require a correction of the structural deficit of more than 0.5 percentage points of GDP in Italy’s case, including due to the high public debt.
In the specific recommendations on the Stability Programme and the National Reform Programme made to Italy in May, the Commission did not explicitly quantify the structural fiscal correction for 2018, stating only that a ‘substantial fiscal effort’ was required.
In embracing this new stance, the Minister of the Economy and Finance submitted a letter to the European institutions on 30 May, outlining the Italian government’s intention to adopt a more growth-oriented budget policy and to amend the structural adjustment target for 2018.
The revision of the public-finance objectives thus reflects new assessments about growth and the output gap, and the orientation communicated to the European Commission. According to the Italian government, the conditions (pursuant to Article 6, Paragraph 5 of Law No. 243/2012) are applicable for a revision of the path to reducing the structural deficit.
The profile of the public accounts contained in this Update and illustrated in the Report to Parliament provided as an exhibit to this Update shows a more gradual fiscal adjustment than that indicated in the EFD in April. The structural correction under the policy scenario of approximately 0.8 percentage points of GDP is reduced to 0.3 percentage points for the purpose of sustaining growth and allowing Italy’s economy to catch up with the other economies in Europe.

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TABLE III.2: SUMMARY OF PUBLIC FINANCE UNDER THE POLICY SCENARIO (% of GDP)
		2016	2017	2018	2019	2020
NET BORROWING	(EFD Update)	-2.5	-2.1	-1.6	-0.9	-0.2
	(2017 EFD)	-2.4	-2.1	-1.2	-0.2	0.0
INTEREST	(EFD Update)	4.0	3.8	3.6	3.5	3.5
	(2017 EFD)	4.0	3.9	3.7	3.7	3.8
PRIMARY BALANCE	(EFD Update)	1.5	1.7	2.0	2.6	3.3
	(2017 EFD)	1.5	1.7	2.5	3.5	3.8
STRUCTURAL NET BORROWING (1)	(EFD Update)	-0.9	-1.3	-1.0	-0.6	-0.2
	(2017 EFD)	-1.2	-1.5	-0.7	0.1	0.0
DEBT (inclusive of support) (2)	(EFD Update)	132.0	131.6	130.0	127.1	123.9
	(2017 EFD)	132.6	132.5	131.0	128.2	125.7
DEBT (net of support) (2)	(EFD Update)	128.5	128.2	126.7	123.9	120.8
	(2017 EFD)	129.1	129.1	127.7	125.0	122.6
PUBLIC SECTOR BALANCE	(EFD Update)	-2.7	-3.2	-2.6	-1.6	-0.9
	(2017 EFD)	-2.8	-3.5	-2.1	-1.1	-1.0
STATE SECTOR BALANCE	(EFD Update)	-2.8	-3.4	-2.8	-1.8	-1.1
(1) Net of the one-off measures and the cyclical component.
(2) Inclusive or net of Italy's portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of 2016, the amount of such outflows was approximately €58.2 billion, inclusive of €43.9 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme.

For 2017, the estimate at unchanged legislation of the general government net borrowing is 2.1 percent of GDP, and confirms the achievement of the correction of approximately 0.2 percentage points of GDP in respect of the framework set out in the 2017 Budget Law. Such correction was planned in the EFD in order to comply with the request formulated by the European Commission in the Report on relevant factors pursuant to Article 126, Paragraph 3 of the EU Treaty.
The net borrowing target for 2018 has been revised from 1.2 percent to 1.6 percent of GDP, consistent with a structural balance target of 1.0 percent of GDP.
The impact of the Budget for 2018 on net borrowing is equal to approximately 0.6 percent of GDP, and is to be detailed in the 2018 Budget Law. As contemplated by the EFD policy scenario, the VAT hikes provided by unchanged legislation will not go into effect in 2018, with a part thereof already eliminated by the April budget package. The so-called unchanged policies will also be financed, inclusive of the resources for the renewal of public employment contracts. With reference to investments, certain fiscal incentives for the private sector will be selectively maintained, as provided by previous legislation, and new resources will be allocated for public investments; in addition, new measures will be proposed for reviving capital accumulation, which is essential for increasing the Italian economy’s growth potential and degree of innovation. Furthermore, the measures for development contemplate new measures to lower the social contributions paid by employers. These measures will be selective and aimed at supporting full-time hirings of young people. Measures to support families will also be intensified.
These measures will be financed by revenue (accounting for two-thirds of the gross budget) and expenditure reductions (one-third). The revenue measures will be aimed at increasing taxpayer compliance, and reducing the margins for evasion and avoidance (in particular, with respect to VAT), in line with the budget

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strategy implemented in recent years. From the standpoint of expenditure, the government confirms its commitment to adding measures to the next Budget Law for the structural reduction of current expenditure, mostly linked to the integration of the central-government spending review into the economic-financial planning cycle.

FOCUS
Spending cuts of ministries implementing the new budgeting procedure
The reform of the accounting and public finance law introduced in 2016[23] has integrated the spending review process into the budgeting cycle. During the preparation of the draft Budget Law, the central government’s contribution to the budget package is anchored to specific objectives that are assigned on an aggregate basis in the Economic and Financial Document (EFD) in April and subdivided by each administration through an ad hoc Decree of the President of the Council of Ministers (DPCM). Such DPCM indicates the government’s policy priorities about allocation of the resources among the sectors where they will be employed.
The reform is implemented for the first time in the current year, with reference to the 2018-2020 three-year planning period. The overall target of least €1 billion per year in terms of structural savings on expenditure, was set by the EFD and subdivided through the DPCM adopted in June[24] (Table R1). The proposals for cutting expenditure, to be defined in the draft 2018-2020 Budget Law, may regard: i) the revision of administrative or organisational procedures for efficiency improvement; ii) the de-financing of measures already approved; and iii) the revision of the mechanisms or parameters that govern the trend of expenditure, whether determined by laws or other legislation, or the repeal of regulatory provisions for existing expenditure in relation to the effectiveness or priority nature thereof.
Based on the government’s action priorities, expenditure saving proposals will exclude expenditure related to gross fixed investment, earthquakes and other natural disasters, immigration, and the fight against poverty. The proposals, which the ministries have prepared ahead of the presentation of the draft Budget Law, will be submitted for technical evaluation to Ministry of the Economy and Finance – State General Accounting Department, which will verify the proper quantification of the financial effects and the consistence with the specific target for each ministry. Following the approval of the 2018 Budget Law, the measures will be the subject of specific three-year monitoring agreements between the Ministry of the Economy and Finance and the respective ministries, in order to evaluate the actual achievement of planned results, with respect to financial impact and quantity and quality of goods and services delivered. These agreements are to be finalised by 1 March 2018 through special interministerial decrees published on the Ministry of the Economy and Finance’s web site. As of 1 March of the year following that of the application of the measures, the results achieved will be illustrated by each ministry in a report to be provided as an exhibit to the EFD. These reports can thus serve as a useful basis for possible revisions of the measures proposed and new budget planning.

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23 Amendments introduced to Law No. 196/2009 by Article 4 of Legislative Decree No. 90/2016 containing provisions for the completion of the reform of State budget.
24 Decree of the President of the Council of Ministers of 28 June 2017, published in the Gazzetta Ufficiale of the Republic of Italy No. 186 on 10 August 2017.

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TABLE R1: SPENDING SAVING TARGETS IMPACTING THE GENERAL GOVERNMENT NET BORROWING – EXHIBIT 1, DPCM, 28 JUNE 2017 (in € mn)
	2018	2019	from 2020
Ministry of Economy and Finance	510	503	510
incl: Office of the President of the Council of Ministers	30	12	12
Ministry of Economic Development	18	17	17
Ministry of Labour and Social Policies	90	87	82
Ministry of Justice	36	39	38
Ministry of Foreign Affairs and International Cooperation	29	31	31
Ministry of Education, Universities and Research	86	92	94
Ministry of the Interior	31	32	31
Ministry of the Environment and Protection of Land and Sea	6	6	6
Ministry of Infrastructure and of Transportation	127	122	120
Ministry of Defence	24	25	25
Ministry of Agro-Food Policies and Forestry	6	6	5
Ministry of Arts, Culture and Tourism	10	11	11
Ministry of Health	27	29	30
Total	1,000	1,000	1,000

For the two years thereafter, the net borrowing under the policy scenario is forecast to decrease sharply, approaching a near balanced budget in 2020. The primary surplus would rise from 1.7 percent in 2017 to 3.3 percent in 2020, as a result of continuous control over spending and new clauses introduced to ensure the public finance balances.
The structural balance under the policy scenario would improve to -1.0 percent of GDP in 2018 and -0.6 percent in 2019, and in declining to -0.2 percent in 2020, it would assure the virtual achievement of a balanced budget.
In accordance with the provisions of the accounting and public finance law about the mandatory contents of the EFD Update, the net balance to be financed for the State budget on an accrual basis could increase to €46 billion in 2018, €26 billion in 2019, and €14 billion in 2020. The corresponding net balance to be financed on a cash basis could rise to €104 billion in 2018, €74 billion in 2019, and €60 billion in 2020.
As part of the 2018-2020 budget, the government confirms that the legislative bills indicated in previous planning documents will be bills accompanying the Budget.
Results: structural balance and expenditure rule
The general government net borrowing target for 2017 is set at 2.1 percent of GDP. The corresponding structural deficit would equal 1.3 percent of GDP, deteriorating by approximately 0.4 percentage points with respect to 2016. This deterioration deviates by the 0.16 percentage points of GDP improvement in the structural deficit, as allowed by European rules in view of the flexibility clauses granted for 2017. The European Commission’s assessment will be conducted based on the costs sustained in 2017, considering final data that will be available in 2018. At present, the estimate of expenditure for the clauses concerning exceptional events remains confirmed.

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In 2018, the structural deficit corresponding to net borrowing at unchanged legislation of 1.0 percent of GDP is equal to 0.3 percent of GDP, thus sharply improving (by approximately 1.1 percentage point) with respect to 2017. The scenario based on unchanged legislation would ensure an adjustment that is greater than the structural improvement required at a European level. The new policy scenario presented in this Update provides for reducing general government net borrowing to 1.6 percent of GDP in 2018. In structural terms, and according to the estimates of the Department of the Treasury based on a methodology agreed at a European level,25 the balance would improve from -1.3 percent of GDP in 2017 to -1.0 percent in 2018.
For 2018, the Commission’s forecasts of May 2017 contemplate that the output gap will close, suggesting the economy will get back toward its potential growth. As already indicated, the structural correction required for 2017 based on the so-called matrix would accordingly be equal to almost 0.6 percentage points of GDP, partly due to the high public debt.26 The Commission has nonetheless made it clear that the assessment about the Member States’ economic cycles in 2018 will also consider other indicators suited for measuring the presence of a sluggish labour market and delays with respect to investments.
Instead, this Update’s estimate of the output gap for 2018, based on a methodology agreed at a European level, is -1.3 percent of potential GDP. This level would suggest the return to normal cyclical conditions. The Commission’s assessment about the respect of the planned correction of the public accounts will be based on the 2018 Draft Budgetary Plan that Italy will send to the European institutions by next 15 October. The Commission’s assessment will be based on the Autumn Forecasts to be published in November. The indications coming from the plausibility checks27 on the estimates of the output gap would nonetheless tend to confirm normal cyclical conditions for 2018. Given these considerations, the improvement of 0.3 percentage points in the structural balance estimated in the

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25 The Treasury’s estimates are based on the production-function methodology agreed at an EU level and they differ from the Commission’s estimates as a result of the underlying macroeconomic forecasts and in view of the fact that this Treasury’s estimates cover a four-year time horizon (ending in 2020), while the Commission’s forecasts do not go beyond 2018. In addition, the MEF uses a grid search for optimal selection with regard to the initialisation of the variances for the calculation of the NAWRU (in this regard, see the Focus section ‘Sensitivity of the NAWRU to initialisation parameters of latent factors’ published in the 2015 EFD), while the Commission sets the related bounds based on discretionary assessments.
26 European Commission, ‘Vade Mecum on the Stability and Growth Pact - 2016 edition’, Institutional Paper 021, March 2016.
27 The European Commission and the Output Gap Working Group (OGWG) recently perfected a methodology for evaluating the plausibility of the estimates of the output gap obtained through the agreed production-function model. Through a technical panel, the output gap of the different European countries is regressed with respect to variables deemed highly correlated with the economic cycle, including: capacity used in the manufacturing sector; a measure of slack in the economy constructed by using sector confidence indices; the rate of wage inflation; and the short-term unemployment rate. The estimates of the output gap obtained based on this methodology panel are compared with the year prior to the current year, with the official values obtained based on the production function and, if the variance is greater than a given threshold, it can be inferred therefrom that the official estimate is at risk of not being plausible. The difference between the official output gap and that derived from the panel model for the year prior to the current year is simply applied to the Commission’s forecasts for the subsequent two years. In this regard, Italy’s output gap estimated in the Commission’s 2017 Spring Forecast with the official methodology is -1.7 percent of potential GDP, whereas the panel model produces an output gap that is 0.5 percentage points of GDP greater, namely, -2.2 percent. Applying this difference to 2017, Italy’s output gap would go from zero level, corresponding to a return to growth potential, to -0.5 percent of potential GDP, which confirms the presence of normal cyclical conditions.

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policy scenario of this Update is to be deemed compatible with the path delineated by European regulations.
In the later years of the budget, the structural deficit is projected first to descend to -0.6 percent in 2019, and the Medium-Term Objective of a balanced structural budget would essentially be achieved in 2020.

TABLE III.3: CYCLICALLY ADJUSTED PUBLIC FINANCE (% of GDP)
	2015	2016	2017	2018	2019	2020
GDP growth rate at constant prices	1.0	0.9	1.5	1.5	1.5	1.3
Net borrowing	-2.6	-2.5	-2.1	-1.6	-0.9	-0.2
Interest expenditure	4.1	4.0	3.8	3.6	3.5	3.5
Potential GDP growth rate	-0.1	-0.1	0.4	0.5	0.6	0.7
Factor contribution to potential growth:
Labour	0.1	0.0	0.4	0.4	0.5	0.4
Capital	-0.1	-0.1	0.0	0.0	0.1	0.1
Total factor productivity	-0.1	0.0	0.0	0.0	0.1	0.1
Output gap	-4.3	-3.3	-2.2	-1.3	-0.4	0.1
Cyclical component of the budget balance	-2.3	-1.8	-1.2	-0.7	-0.2	0.1
Cyclically adjusted budget balance	-0.3	-0.7	-0.9	-0.9	-0.7	-0.3
Cyclically adjusted primary surplus	3.8	3.2	2.9	2.7	2.9	3.3
One-off measures	-0.2	0.2	0.4	0.1	-0.1	-0.1
Revenue	0.2	0.3	0.4	0.2	0.0	0.0
Expenditure (including real property disposals)	-0.4	-0.1	-0.1	-0.1	-0.1	-0.1
Budget balance, net of one-off measures	-2.4	-2.7	-2.5	-1.7	-0.8	-0.1
Cyclically adjusted budget balance, net of one-off measures	-0.1	-0.9	-1.3	-1.0	-0.6	-0.2
Cyclically adjusted primary surplus, net of one-off measures	4.0	3.0	2.6	2.6	2.9	3.3
Change in budget balance, net of one-off measures	0.8	-0.3	0.2	0.8	0.8	0.7
Change in cyclically adjusted budget balance, net of one-off measures	0.3	-0.8	-0.4	0.3	0.4	0.4
Note: Discrepancies, if any, are due to rounding.

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TABLE III.4 ONE-OFF MEASURES AT UNCHANGED LEGISLATION (in € mn)
	FINAL DATA			FORECASTS
	2015	2016	2017	2018	2019	2020
Total one-off measures	-2,731	3,297	6,147	738	-1,352	-1,175
% of GDP	-0.2	0.2	0.4	0.0	-0.1	-0.1
a) Revenue	3,582	5,559	7,680	3,121	587	115
% of GDP	0.2	0.3	0.4	0.2	0.0	0.0
Various substitute taxes	750	1,067	1,032	553	265	0
Tax amnesty programme – construction activity	29	20	15	15	15	15
Alignment of financial-statement values to IAS	229	394	190	100	100	100
Substitute tax on capital gains - Bank of Italy	16	0	0	0	0	0
EU Solidarity Fund for Amatrice earthquake	0	0	750	0	0	0
Banking Resolution Fund (four banks)	2,346	0	0	0	0	0
Superenalotto lottery contest	0	0	50	50	0	0
Extraordinary mandatory contribution to Banking Resolution Fund	0	0	1,526	0	0	0
Voluntary disclosure programme for assets held abroad	212	4,078	850	0	0	0
Facilitated settlement of tax arrears	0	0	3,267	2,403	207	0

b) Expenditure	-7,255	-3,045	-2,433	-3,083	-2,639	-1,990
% of GDP	-0.4	-0.2	-0.1	-0.2	-0.1	-0.1
Pension arrears (Constitutional Court Ruling No. 70/2015)	-1,670	0	0	0	0	0
Measures for natural disaster	-1,973	-2,127	-1,413	-3,083	-2,639	-1,990
Dividends paid	-50	-30	-20	0	0	0
Banking Resolution Fund (four banks)	-3,562	0	1,000	0	0	0
New EU decision on own resources: 2014	0	-888	0	0	0	0

c) Divestiture of real property	942	783	900	700	700	700
% of GDP	0.1	0.0	0.1	0.0	0.0	0.0
Distribution of one-off measures by sub-sector
Central government	-3,646	2,543	5,347	88	-2,002	-1,825
Local government	552	533	500	400	380	380
Social security funds	363	221	300	250	270	270
The positive sign indicates one-off measures to reduce nominal net borrowing.

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FOCUS
Assessment of significant deviations and the expenditure rule
The preventive arm of the Stability and Growth Pact (PSC) provides that the path toward achievement of the Medium-Term Objective (MTO) is evaluated based on two parameters: 1) the change of the structural balance; and 2) the expenditure rule.
As far as the first parameter is concerned, the magnitude of the fiscal adjustment for the year is extrapolated based on a matrix that contains the following parameters[28]: i) the cyclical conditions of the economy as summarised by the output gap; ii) the level of the debt-to-GDP ratio; and iii) the existence of medium-term risks to the sustainability of the public finances assessed based on the indicator S1[29].
The Commission’s Communication of January 2015 has clarified that the modulated annual adjustments based on cyclical conditions can be reduced for the application of the flexibility clauses[30]. This implies that against the required annual adjustment of the structural balance (0.5 percentage points of GDP) in normal cyclical conditions, the joint application of the reforms and investments clauses can allow a maximum easing of the structural balance for up to -0.25 percentage points of GDP.
With reference to the expenditure rule and to countries that have not yet achieved their MTO, European regulations[31] establish that the reference expenditure aggregate[32] must grow at a rate equal to the difference between the average growth rate of potential GDP[33] and the so-called convergence margin. The convergence margin is, in turn, calibrated in relation to the economy’s cyclical conditions[34] and further remodulated with application of the flexibility clauses for reforms and/or investments, and/or the clauses linked to unusual events.
With regard to the convergence path towards the MTO, there are significant deviations if there is a gap, based on consolidated ex-post data, of 0.5 percentage points of GDP over one year, or an average of 0.25 percentage points over preceding two years, compared with the path identified based on the change of the structural balance and the expenditure rule. However, only the existence of a significant deviation reported on ex-post data can lead to the opening of an infraction procedure
In 2015, the macroeconomic assumptions in the Update of EFD produced an output gap of -4.0 percent of potential GDP in the policy scenario and in the scenario based on unchanged legislation. The cyclical conditions would thus have been defined as particularly adverse (‘exceptionally bad times’) and there would have been no required adjustment of the structural balance and the convergence margin of the expenditure rule. On an annual basis

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28 See the matrix that specifies the annual adjustment toward the MTO based on the economic cycle presented in the Commission’s communication ‘Making the best use of flexibility within the existing rules of the Stability and Growth Pact’ of 13 January 2015.
29 For example, in ‘normal’ cyclical conditions represented by an output gap of between -1.5 percent and 1.5 percent of potential GDP, a country that presents a debt-to-GDP ratio above 60 percent and, based on S1, average sustainability risks, must converge toward its MTO through a reduction of more than 0.5 percentage points of GDP in the structural balance.
30 The flexibility is to be granted against structural reforms and investments or following unusual events beyond the government’s control, including severe recessions or earthquakes or the manifestation of expenditure linked to migration flows.
31 Ratified into Italian law by Law No. 243/2012.
32 This aggregate is computed each year by subtracting the following from total public expenditure: interest expenditure; expenditure for current year investments smoothed for the trend of the previous four years; expenditure for EU programmes financed by the EU budget; the cyclical component of unemployment subsidies, and the change in Discretionary Revenue Measures.
33 The average growth rate of potential GDP is computed based on the production-function method agreed at a European level, considering a 10-year average of the European Commission’s forecast centred on the year for which the estimation is being made. The 10-year average, accordingly, includes the four years prior to that for the estimation, and the five subsequent years (forecast of two years and mechanical extrapolation for the last three).
34 For example, in ‘normal’ cyclical conditions, the reference expenditure aggregate must fall to the extent to ensure annual improvement in the structural balance that is equal to or above 0.5 percent of GDP.

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and on average for the two years, the structural deficit of 2015 recalculated for the current year decreased by more than the zero-adjustment indicated by the matrix. Instead, there is a slight deviation of approximately 0.1 percentage points of GDP if the frozen changes of recent years are considered. During those years, the estimated output gap was less negative than -4.0 percent, and the cyclical conditions described as ‘very bad times’ would require a reduction of the structural balance of at least -0.25 percentage points of GDP. With regard to the expenditure rule, the annual deviation would not be significant (approximately 0.2 points of GDP), while there would be no deviation due to frozen data of the previous years and against the two-year average.
For 2016, the presence of very bad cyclical conditions would require an improvement in the structural balance of 0.25 percentage points of GDP. Instead, the structural deficit can increase by 0.58 percentage points of GDP with respect to 2015, in consideration of the cumulative activation of the reforms and investments clauses; and the concession of additional flexibility due to unusual events. Similarly, the expenditure aggregate can increase by 2.6 percent in nominal terms. Based on these parameters, there were no significant deviations in 2016 with regard to the structural balance as well as to the expenditure rule, both with respect to the one-year assessment and on the basis of the two year averages. .
Instead, for 2017, given the still negative cyclical conditions and a required improvement of the structural balance equal to 0.5 percentage points of GDP, the Commission granted additional flexibility (to be verified ex-post) of 0.34 points of GDP for costs related to the migrant crisis and the recent earthquakes in central Italy.
The required adjustment of the structural balance is therefore around 0.16 percentage points of GDP. With respect to the required adjustment, the convergence of the structural balance toward the MTO reflects a deviation of 0.5 percentage points on an annual basis and 0.4 points based on the two-year average; for the expenditure rule, the deviation is equal to 0.7 points on an annual basis and 0.3 points over two years.
In 2018, in view of the normal cyclical conditions indicated by the output gap (which rapidly moves to around -1.3 percent of potential GDP), the annual adjustment required by the European Commission’s matrix would be reduction of 0.6 percentage points of GDP in the structural balance.
In the scenario at unchanged legislation, this objective is fully achieved since the structural balance is projected to fall by more than 1 percentage point of GDP, in relation to the supposed activation of the safeguard clauses and the corresponding VAT rate increases.
In the policy scenario, the government aims to unwind these clauses completely, and to support the still uncertain phase of economic expansion through a fiscal adjustment sufficient to simultaneously ensure the stabilisation of the current cyclical phase, and the sustainability of the public finances through the reduction of the debt-to-GDP ratio.
The adjustment of the structural balance is therefore reduced to 0.3 percentage points of GDP, including to take into account i) the significant volatility of the estimates of the output gap and potential GDP, at a time when the economy is turning around, and ii) the abundant level of unused productive capacity, which the production-function methodology agreed at a European level would not manage to capture. Against this backdrop, the expenditure aggregate, calculated based on technical assumptions that will be adopted as part of the next budget law, is projected to fall by 0.3 percent in nominal terms, in line with the European Council’s June 2017 recommendations about the Stability Programme.
The tables below provide more detailed information about the flexibility granted to Italy and about convergence to the MTO in the scenario at unchanged legislation and the policy scenario for the years of 2015-2018.

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FLEXIBILITY GRANTED TO ITALY UNDER THE STABILITY AND GROWTH PACT
	2015	2016	2017	2018
Output gap: 2017 EFD Update (% of Potential GDP)	-4.26	-3.28	-2.21	-1.27
Cyclical conditions	Exceptionally bad	Very bad	Negative	Normal
Adjustment required based on cyclical conditions and debt level (percentage points of GDP)	0.25	0.25	0.5	0.6
Flexibility granted (percentage points of GDP)	0.03	0.83	0.34
Including:
For activation of flexibility clauses
- structural reforms		0.5
- investments		0.21
For activation of the clauses for unusual events
- refugees	0.03	0.06	0.16
- security costs		0.06
- earthquake-related costs			0.18

Required adjustment, as amended for flexibility clauses and clauses for unusual events (percentage points of GDP)	0.22	-0.58	0.16	0.60

SIGNIFICANT DEVIATIONS
Convergence of the structural balance towards the MTO	Unchanged Legislation				Policy scenario
	2015	2016	2017	2018	2015	2016	2017	2018
Net borrowing	-2.6	-2.5	-2.1	-1.0	-2.6	-2.5	-2.1	-1.6
Medium-Term Objective (MTO)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Structural balance	-0.2	-1.0	-1.4	-0.3	-0.1	-0.9	-1.3	-1.0
A=Annual change in structural balance	0.1	-0.8	-0.4	1.1	0.1	-0.8	-0.4	0.3
B=Change required in structural balance	0.2	-0.6	0.2	0.6	0.2	-0.6	0.2	0.6
C=A-B (no more than -0.5) Deviation of structural balance from annual change required	-0.1	-0.2	-0.5	0.5	-0.1	-0.2	-0.5	-0.3
D=Change (over two years) in structural balance	0.0	-0.3	-0.6	0.3	0.0	-0.3	-0.6	0.0
E=Change required (over two years) in structural balance	0.1	-0.2	-0.2	0.4	0.1	-0.2	-0.2	0.4
F= D-E (no more than -0.25) Deviation of structural balance from change (over two years) required	-0.1	-0.2	-0.4	0.0	-0.1	-0.1	-0.4	-0.4
Expenditure rule	Unchanged Legislation				Policy scenario
	2015	2016	2017	2018	2015	2016	2017	2018
A= Annual growth rate of reference expenditure aggregate (%, in nominal terms)	0.9	2.5	2.3	-1.7	0.9	2.5	2.3	-0.3
B= Benchmark to be reached (modulated on prevailing cyclical conditions) (%) (in nominal terms)	0.4	2.6	0.6	-0.2	0.4	2.6	0.6	-0.2
C= (no more than -0.5) Annual deviation of the actual expenditure aggregate from that calculated with the benchmark (% of GDP)	0.4	0.1	-0.7	0.7	0.4	0.1	-0.7	0.0
D= (no more than -0.25) Deviation over two years of the actual expenditure aggregate from that calculated with the benchmark (% of GDP)	0.3	0.2	-0.3	0.0	0.3	0.2	-0.3	-0.3

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III.3 TREND OF THE DEBT-TO-GDP RATIO
The trend of the debt-to-GDP ratio is significantly impacted by the previously cited revision of the GDP series by ISTAT with respect to the years of 2015 and 2016. The preliminary estimate of the debt-to-GDP ratio for 2015 is revised from the 132.1 percent set out in the EFD to 131.5 percent. This estimate is the result of ISTAT’s statistical revision to the level of GDP.35 Instead, there were no revisions made by the Bank of Italy to the general government debt stock.36 Even though ISTAT’s upward revision of GDP for 2016 is relatively smaller than that for 2015, the debt-to-GDP ratio for 2016 has been revised downward by approximately 0.6 percentage points with respect to the April estimates, and it is now equal to 132.0 percent.
In 2017, the public debt is expected to descend to 131.6 percent. According to new ISTAT data, this is a new reduction, after that which occurred in 2015.

TABLE III.5 GENERAL GOVERNMENT DEBT BY SUBSECTOR (1) (in € mn and % of GDP)
	2016	2017	2018	2019	2020
Level inclusive of financial aid to Euro Area (2)
General government	2,217,910	2,258,817	2,302,003	2,326,508	2,345,025
% of GDP	132.0	131.6	130.0	127.1	123.9

Central government (3)	2,138,134	2,182,310	2,229,001	2,256,946	2,278,985
Local government (3)	131,624	128,355	124,850	121,410	117,888
Social security funds (3)	146	146	146	146	146

Level net of financial aid to Euro Area (2)
General government	2,159,679	2,200,586	2,243,772	2,268,276	2,286,793
% of GDP	128.5	128.2	126.7	123.9	120.8

Central government (3)	2,079,903	2,124,079	2,170,770	2,198,714	2,220,753
Local government (3)	131,624	128,355	124,850	121,410	117,888
Social security funds (3)	146	146	146	146	146
1) Discrepancies, if any, are due to rounding.
2) Inclusive or net of Italy’s portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of 2016, the amount of such outflows was approximately €58.2 billion, inclusive of €43.9 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme (see Bank of Italy, ‘Supplement to the statistical bulletin: Public finance, borrowing and debt’, 15 September 2017). The figures for 2015 and 2016 take into account the revisions of GDP contained in the tables attached to ISTAT’s press release Conti Economici Nazionali of 22 September 2017. The estimates include proceeds from privatisations and additional financial incomes equal to 0.2 percent of GDP in 2017, and 0.3 percent of GDP per year during the 2018-2020 period. The policy-scenario estimates incorporate assumptions of a gradual exit from the Unified Public Treasury only as of 2021.The estimates incorporate assumptions of a reduction of the MEF’s liquidity stock for approximately 0.7 percent of GDP in 2017 and more than 0.1 percent of GDP in 2018 and in 2019. The interest rate scenario used for the estimates is based on implicit forecasts derived from the forward rates on Italian government securities with respect to the period for compiling this document.
3) Inclusive of liabilities with respect to other subsectors.

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35 See ISTAT press release ‘Conti Economici Nazionali’ 22 September 2017.
36 See Bank of Italy,‘Statistical bulletin: Public finance, borrowing and debt’ of 15 September 2017.

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The 2017 estimate is significantly below the EFD policy scenario forecast in April (132.5 percent), partly due to the upward revision of this year’s nominal GDP resulting from ISTAT’s new estimates. The improvement with respect to the EFD target is also due to the less-than-negligible reduction of the forecasts of the Public sector’s borrowing requirement (approximately 0.3 percentage points), and the updating of the estimate of issuance premiums on government securities. In the most recent six-month period, such premiums rose due to market rates that were below the levels forecast in April (approximately 0.2 percentage points).
In the face of these aforementioned factors, the reduction of the proceeds from privatisations impacts negatively, as these proceeds are likely to be just under 0.2 percentage points of GDP in 2017 versus the EFD forecast of 0.3 percentage points of GDP. Instead, there are no changes to the April forecast regarding the impact on the Public sector’s borrowing requirement for 2017, of the measures implemented for the banking system as already been announced in the EFD.
The debt-to-GDP ratio continues its downward trend across the entire forecast horizon, reaching a level essentially in line with the EFD estimate in 2019 but then reflecting a stronger reduction in 2020.
More specifically, the debt-to-GDP ratio for 2018 is expected to stand at 130.0 percent, falling by approximately 1.6 percentage points with respect to 2017. The change reflects: i) the contraction of the Public sector’s borrowing requirement (approximately 0.5 percentage points of GDP); and ii) more significant proceeds expected from privatisations (0.3 percent of GDP). Another crucial fact is the rise in nominal growth, which is expected to exceed 3.0 percent.
The debt-to-GDP ratio for 2019 is estimated at 127.1 percent, with a more pronounced reduction of approximately 2.9 percentage points, which is due to both a more substantial reduction of the borrowing requirement (approximately 1 point of GDP), with all other factors held equal, and the increase in nominal growth, which is forecast to climb to 3.4 percent.
In the final year of the forecast, 2020, the ratio continues to fall with respect to the previous year, declining to 123.9 percent. The ratio’s robust decline (approximately 3.2 percentage points) incorporates another reduction of the borrowing requirement and stabilisation of nominal GDP growth at 3.4 percent. The privatisations will continue to ensure inflows of 0.3 percent of GDP. These factors will tend to fully compensate for the revaluation of the debt due to inflation (through indexed securities), which is expected to rebound significantly in Italy and across Europe.
Notwithstanding the remodulation of the net borrowing targets, the declining trend of the debt-to-GDP ratio is more pronounced overall when compared with the EFD forecasts of April.

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FIGURE III.1: TREND OF DEBT-TO-GDP RATIO, INCLUSIVE AND NET OF SUPPORT TO EURO AREA COUNTRIES

Source: MEF analyses using data from ISTAT and the Bank of Italy.
III.4 THE DEBT RULE AND THE OTHER RELEVANT FACTORS
The debt rule was introduced as part of European economic governance with the Six Pack, and was fully ratified at a national level with the law that provides for including a balanced budget in the constitution (Law No. 243/2012). The debt rule became fully applicable for Italy in 2015, thereby ending the three-year transition period following the closing of the Excessive Deficit Procedure in 2012.
The rule provides that at least one of the following criteria is complied with in order to ensure that the debt-to-GDP ratio falls at an appropriate pace to the threshold of 60 per cent:
•
the debt in excess of 60 per cent of GDP is to be reduced by an average of one-twentieth in the three years preceding the year of reference (backward-looking benchmark) or in the two years subsequent to the year of reference (forward-looking benchmark).

•
the excess of debt with respect to the backward-looking benchmark is attributable to the economic cycle (using an indicator that shows the debt-to-GDP ratio that would have been obtained if, for the preceding three years, the numerator were to have been adjusted for the impact of the economic cycle and the nominal GDP in the denominator were to have grown at the same pace as potential GDP).

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Starting with the 2016 Stability Programme, compliance with debt rule based on the backward-looking benchmark or the benchmark adjusted for the economic cycle is evaluated entirely on ‘historical’ data reported by ISTAT.37 In the event of deviation from the path of adjustment identified based on the rule (whether during the transition or when the rule is fully in effect), the Commission has the option of recommending, to the ECOFIN Council, the opening of an excessive deficit procedure. In any case, Article 126(3) of the Treaty on the Functioning of the European Union also establishes that, in the event of the non-observance of the debt rule, the Commission may first prepare an ad-hoc report outlining all the relevant factors explaining the deviation with respect to the benchmark.
The assessement on the compliance with the debt rule is carried out with respect to the most favourable benchmark based on the criteria set out above. Based on the data published in this Update, the most favourable benchmark is the forward-looking benchmark, whose compliance with the rule for the year of reference is measured by quantifying the gap produced based on the projections of the debt-to-GDP ratio in the two subsequent years.
With reference to the assessment of compliance for 2017, the debt-to-GDP ratio for 2019 in both the scenario at unchanged legislation and the policy scenario is estimated at 127.1 percent, with a gap equal to 2.8 percent of GDP with respect to the forward-looking benchmark.
Compliance with the rule in 2018 is assessed based on the forecast for 2020. The debt-to-GDP ratio for 2020 is 124.3 percent of GDP for the scenario at unchanged legislation, or 1.5 percent above the forward-looking benchmark, and 123.9 percent of GDP, in the policy scenario, with a gap of 1.1 percent.

TABLE III.6 COMPLIANCE WITH THE DEBT RULE: FORWARD-LOOKING BENCHMARK
	Scenario
	At unchanged legislation		Policy scenario
	2017	2018	2017	2018
Debt in year t+2 (% of GDP)	127.1	124.3	127.1	123.9
Gap with respect to forward-looking benchmark (% of GDP)	2.8	1.5	2.8	1.1

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37 Previously, during the transition period (2013–2015), the required Minimum Linear Structural Adjustment (MLSA) had to be extrapolated based entirely or partially on forecast data, in order to ensure that the debt-to-GDP ratio could converge smoothly toward the most favourable of the three benchmarks identified.

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Figures III.2 and III.3 show the combinations between the primary surplus and the differential between the nominal GDP growth rate and implicit rate on the debt that are compatible with the debt-to-GDP ratio’s convergence towards the forward-looking benchmark for 2017 and for 2018, respectively, in the scenario at unchanged legislation and in policy scenario.
The figures show that the debt-to-GDP ratio’s convergence towards the benchmark is principally guided as from 2018 by the growing contribution of the primary surplus in both scenarios. More specifically, in the policy scenario, the contribution of the primary surplus gradually increases before firming as from 2019. At the same time, the convergence toward the benchmark, ensured by the contribution of the differential between nominal growth and the implicit rate, starts to slow suddenly in 2018, and in the later years, stops completely.
In the event of deviation from the path of adjustment toward the 60 percent threshold, European regulations provide that the European Commission may evaluate the existence any relevant factors for the possible opening of an excessive deficit procedure pursuant to Article 126(3) of the Treaty on the Functioning of the European Union.
In February 2015, the European Commission detected an excessive deviation with respect to the debt rule’s benchmark. For this reason, a report38 was prepared to evaluate the possible presence of relevant factors, and to decide on whether to open an excessive deficit procedure.

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38In this regard, see the Report of the Commission pursuant to Article 126(3) of the Treaty, available at: http://ec.europa.eu/economy_finance/economic_governance/sgp/pdf/30_edps/126-03_commission/2015-02-27_it_126-3_en.pdf.

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FIGURE III.2: PATH OF CONVERGENCE TO THE DEBT BENCHMARK AND DEBT RULE AT UNCHANGED LEGISLATION
DEBT RULE IN 2017 DEBT RULE IN 2018
Note: FLB, Forward-looking benchmark.
Source: MEF using 2017 EFD Update data.

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FIGURE III.3 PATH OF CONVERGENCE TO THE DEBT BENCHMARK AND DEBT RULE IN POLICY SCENARIO
DEBT RULE IN 2017 DEBT RULE IN 2018
Note: FLB, Forward-looking benchmark.
Source: MEF analyses of 2017 data.

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Following an accurate analysis, supported by several technical considerations supplied by the Italian government,39 the Commission concluded that it did not consider the gap with respect to the Italy’s MLSA required by the debt rule as significant, and decided not to proceed with the opening of an excessive deficit procedure.
In particular, the following were considered as mitigating factors: i) the respect of the preventive arm of the Stability and Growth Pact; ii) adverse economic conditions (low growth and low inflation), which, at the time, made it imprudent to implement a massive fiscal effort that would have made it even more difficult to reduce the debt-to-GDP ratio according to the stringent pace set by the debt rule, and, finally, iii) the implementation of structural reforms capable of increasing potential growth and therefore, the sustainability of the public debt in the medium term.
Again, in 2016, the government deemed that such relevant factors continued to exist and justified the deviation of the debt-to-GDP ratio vis-à-vis the benchmark provided by the rule, publishing in May a new report about relevant factors40 to support these assumptions. During the same month, the Commission published its own assessment of compliance with the debt rule (Report 126.3), confirming that the low inflation and the ambitious plan of structural reforms continued to represent mitigating factors for the deviation with respect to the benchmark, but also noting that the respect of the conditions for convergence toward the MTO might be at risk. The opinion about the existence of relevant factors was therefore deferred to the fall, and namely, to the time when more precise data on the budget measures were to be published.
With the Opinion on the Draft Budgetary Plan published in November 2016, the Commission concluded that the fiscal effort planned by Italy did not appear sufficient to ensure the respect of the debt rule in 2016 and 2017, announcing a new report about relevant factors. In January 2017, the Italian government presented its own assessments about the non-compliance with the debt rule,41 and reiterated, in particular, the risks of deflation that make it difficult to reduce the debt-to-GDP ratio rapidly, the uncertainty of the estimates of the output gap, and the growing costs of both the structural reforms and the migrant crisis.
In the report about relevant factors published in February 2017,42 the European Commission concluded that macroeconomic conditions, including low inflation, continue to be unfavourable, but, at the same time, are gradually improving. In addition, the report noted the pronounced slowdown in the pursuit

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39 In February 2015, the government produced an ad hoc report explaining the decision to deviate from the path of convergence toward the benchmark compatible with the debt rule, and highlighted numerous relevant factors, mainly regarding: the continuation of the effects of the economic crisis; the need to avoid the excessive fiscal consolidation (as required in order to observe the conditions established by the rule) that would further exacerbate the trend of the public debt in relation to GDP; the continuing risks of deflation that would have made the required reduction of the debt even more difficult and counterproductive; and, finally, the costs related to the implementation of an ambitious plan of structural reforms capable of favouring the recovery of potential growth and the sustainability of the debt in the medium term. For additional information, see the MEF’s report, 2015, ‘Relevant Factors influencing the debt dynamic in Italy’.
(http://www.mef.gov.it/inevidenza/documenti/Note_on_relevant_factors_-_IT.pdf)
40http://www.tesoro.it/inevidenza/documenti/Relevant_Factor_Influencing_Debt_Developments_in_Italy.pdf
41http://www.mef.gov.it/inevidenza/documenti/Italy_Relevant_Factors_February_2017.pdf

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of the stimulus to economic growth through the adoption of structural reforms. Finally, the report evidenced the risk that Italy’s public finances might not conform in 2016 and 2017 with the adjustment required by the preventive arm of the Stability and Growth Pact for converging towards the MTO. In view of such evidence, the admission of the relevant factors for non-compliance with the debt rule was conditioned upon the revival of the convergence toward the MTO through the introduction of a package of corrective measures equivalent to at least 0.2 percent of GDP, which the government committed to presenting together with the EFD in April.43
Considering these supplementary measures, the European Commission deemed that there were no additional steps needed to ensure conformity with the debt rule for 2015, when it evaluated the 2017 EFD. However, Italy’s conformity with the debt rule will be once again assessed in the fall of 2017 based on the data reported for 2016, the projections for 2017 in relation to the execution of the measures adopted, and the budget measures announced by the government for 2018.
In addition, with its communications on the implementation of the European Semester for 2017, the European Commission deemed it useful to specify that the assessment of budget measures to be adopted for 2018 will be done based on a margin for discretion, because it will need to consider the objective of achieving a fiscal stance capable of reinforcing growth prospects while simultaneously ensuring the sustainability of the public finances in the Euro Area.
Italy’s government agrees with this approach, but it also believes that the excessive fiscal restriction needed to reduce the debt-to-GDP ratio in line with the recommendations of the debt rule could put both the economic recovery and social cohesion at risk.
Indeed, despite the recent acceleration of real growth and the positive trend of employment, nominal growth remains relatively low, and this is partly due, inter alia, to the excessively slow pace of salary/wage growth in Italy and worldwide. In addition, the unemployment rate remains high, especially for young people, and the ratio between investments and GDP is still distant from the pre-crisis level.
Accordingly, although the current growth prospects are stronger than in April, the government believes that relevant factors continue to persist and justify the non-compliance with the debt rule.

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43Decree Law No. 50/2017.

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III.5 MAIN PUBLIC FINANCE MEASURES ADOPTED IN 2017
Consistent with the policy scenario outlined in the 2017 EFD, the government adopted several urgent provisions44 in the first half of 2017.  These provisions associate fiscal-consolidation measures with measures to reconstruct the areas hit by earthquakes in 2016 and of 2017, along with initiatives for the territorial entities, the relaunching of economic growth in Southern Italy, and management of the migrant crisis.

TABLE III.7: CUMULATIVE NET EFFECTS OF THE LATEST MEASURES APPROVED IN 2017 ON GENERAL GOVERNMENT NET BORROWING (in € mn; inclusive of induced effects)
	2017	2018	2019	2020
Decree-Law No. 8/2017 (converted by Law No.45/2017)	2	43	2	2
Decree-Law No. 13/2017 (converted by Law No.46/2017)	2	7	7	7
Decree-Law No. 50/2017 (converted by Law No.96/2017)	3,103	17	33	39
Decree-Law No. 91/2017 (converted by Law No.123/2017)	0	1	0	0
NET BORROWING	3,107	68	42	48
% of GDP	0,2	0.0	0.0	0.0
BORROWING REQUIREMENT	2,817	59	68	71
% of GDP	0,2	0.0	0.0	0.0
NET BALANCE TO BE FINANCED	2,451	31	30	37
% of GDP	0.1	0.0	0.0	0.0
Note: The ratios with respect to GDP are calculated against the forecasts at unchanged legislation. Discrepancies, if any, are due to rounding.

Considered altogether, these provisions entail improvements in 2017 in net borrowing (€3.1 billion), the borrowing requirement (approximately €2.8 billion) and the net balance to be financed (€2.5 billion) (Table III.7).45
Considering that some provisions of Decree-Law No. 50/2017 refer to one-off measures, the improvement of the structural budget balance for 2017 is equal to approximately 0.2 percent of GDP (€3.4 billion). In the later years, all public finance balances are forecast to improve modestly.
The resources tapped in terms of the total budget package (higher revenue and lower expenditure) amount to €5.2 billion in 2017, €10.2 billion in 2018, €10.1 billion in 2019 and €7.4 billion in 2020 (Table III.8). In the period considered,

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44Decree-Law No. 8/2017, containing ‘New urgent measures in favour of the populations hit by earthquakes in 2016 and 2017’, converted by Law No. 45/2017; Decree-Law No. 13/2017, containing ‘Urgent provisions for acceleration of proceedings regarding international protection, and for the fight against illegal immigration’, converted by Law No. 46/2017; Decree-Law No. 50/2017, containing ‘Urgent provisions regarding financial matters, initiatives in favour of territorial entities, additional measures for areas hit by earthquakes and measures for development’, converted by Law No. 96/2017 and Decree-Law No. 91/2017, containing ‘Urgent provisions for economic growth in the southern Italy’, converted by Law No.123/2017. During the same period, additional decrees were also approved, with essentially neutral effects on net borrowing. Important among these is Decree-Law No.99/2017, converted by Law No. 121/2017, which uses resources appropriated in 2016 as part of measures to strengthen the banking system and to safeguard the savings of depositors, and governs the forced administrative liquidation of Banca Popolare di Vicenza S.p.A. and Veneto Banca S.p.A. For additional details about this subject, see the box in Chapter III about ‘Recent measures regarding the banking sector: impact on public finance'.
45The differing effect on the balances of the measures contained in the decrees depends on: the perimeter of reference of the same (general government sector for net borrowing and the borrowing requirement, State budget for net balance to be financed), the different criteria for accounting for the transactions (economic accruals basis for net borrowing, cash basis for the borrowing requirement and financial accruals basis for the net balance to be financed) and the nature of the transactions (only transactions of an economic nature are relevant for the purposes of net borrowing).

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approximately 90 percent of the resources will come from provisions to recover the taxable base and to reinforce taxpayer compliance.
More specifically, the split-payment mechanism has been extended to all public administrations, free-lance professionals, companies controlled by the central and local government, and all publicly traded companies.  Other provisions aim to limit abuses of the offsetting of tax receivables/payables. Additional measures govern the increase in the single tax withheld on winnings from automated slot machines, the increase in taxes withheld on lottery and instant-lottery winnings above €500, and mechanisms that re-determine the tax rate on the notional yield of new equity capital (so-called ACE). The additional revenue expected in 2017 will go toward improving the nominal and structural budget balances, whereas in later years, the incremental revenue will be used to offset the partial unwinding of the safeguard clauses concerning both VAT and higher excise taxes on fuels in 2018. From the standpoint of expenditure, the contribution to the financing will come from the measures to reduce the current expenditure of the ministries and reductions of the resources to several funds of the State budget.

TABLE III.8: CUMULATIVE EFFECTS OF THE LATEST MEASURES APPROVED IN 2017 ON GENERAL GOVERNMENT NET BORROWING (in € mn; inclusive of induced effects)
	2017	2018	2019	2020
Incremental resources	5,202	10,210	10,082	7,430
Higher revenue	3,784	9,222	9,490	6,630
Lower expenditure	1,418	988	592	800
- current expenditure	995	636	354	407
- capital expenditure	424	351	238	392
Use of resources	2,095	10,142	10,041	7,382
Lower revenue	891	7,945	8,442	6,445
Higher expenditure	1,204	2,197	1,599	937
- current expenditure	730	1,011	490	531
- capital expenditure	475	1,186	1,109	406
Impact on net borrowing	3,107	68	42	48
Net change in revenue	2,893	1,277	1,049	185
Net change in expenditure	-214	1,209	1,007	137
- current expenditure	-265	374	136	124
- capital expenditure	51	835	872	14
Note: Discrepancies, if any, are due to rounding.

The measures adopted (higher expenditure and lower revenue) amount to approximately €2.1 billion in 2017, €10.1 billion in 2018, €10 billion in 2019 and €7.4 billion in 2020.
With regard to the general government subsectors (Table III.9), the net borrowing of the central government improves in 2017 due to revenue measures and the reduction of expenditure at the ministries. In later years, the subsector’s deficit is affected by the measures for reconstruction following the earthquakes.
The balance for local government is affected, in terms of expenditure, by the measures in favour of the territorial entities. From the standpoint of the revenue, the change reflects the provisions for the prevention of undue offsettings of tax receivables with reference to the regional tax on productive activity.

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TABLE III.9: CUMULATIVE NET EFFECTS OF THE LATEST MEASURES APPROVED IN 2017 ON GENERAL GOVERNMENT NET BORROWING BY SUBSECTOR (in € mn; inclusive of induced effects)
	2017	2018	2019	2020
CENTRAL GOVERNMENT	3,387	87	-349	-689
- net change in revenue	2,743	844	644	-333
- net change in expenditure	-644	757	993	356

LOCAL GOVERNMENT	-250	-45	384	638
- net change in revenue	219	397	385	403
- net change in expenditure	469	442	0	-236

SOCIAL SECURITY FUNDS	-30	26	7	99
- net change in revenue	-69	36	21	115
- net change in expenditure	-38	10	14	17

TOTAL	3,107	68	42	48
Note: Discrepancies, if any, are due to rounding.

Among the key measures, additional resources with respect to those already appropriated by previous decrees have been earmarked for areas of the Regions of Latium, The Marches, Umbria and Abruzzo affected by the recent earthquakes. More specifically, a special fund46 within the State budget has been set up to finance public- and private-sector reconstruction, the testing of the vulnerability of public and private buildings, the realisation of restoration projects and of adjustment to seismic risk, and services to assist the local residents. In addition, with a view toward relaunching the economic recovery in areas hit by earthquake, businesses headquartered in the areas that have experienced a reduction of revenue due to the earthquakes are eligible to benefit - within the limits and at the conditions provided by European regulations on aid to businesses ‘de minimis’ – from a two-year exemption for the purposes of corporate and personal income taxes (up to €100,000 of income) and the regional tax on productive activity (up to €300,000 of the value of net production), an exemption for municipal taxes in relation to buildings located in the areas and used for the exercise of business activity, and an exemption for social contributions, with the exclusion of mandatory insurance premiums (so-called ‘tax free zone’). The tax credit already provided for the purchase of new capital goods has also been expanded for these businesses47 to 25 percent for large businesses, 35 percent for medium-sized businesses and 45 percent for small businesses. The deadlines for tax compliance matters and tax payments have been extended for physical and legal persons who are residents in the municipalities hit by earthquake, while the payment of the sums due can also be made through instalment plans. Persons earning business income, income from self-employment, or farm income will be entitled to apply to banks for State-guaranteed financing48 (total limit of €380 million for 2017 and €180 million for 2018) for the payment of taxes suspended through 30 November

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46 Decree-Law No. 50/2017.
47 Decree-Law No. 8/2017 and Decree-Law No. 50/2017.
48 Decree-Law No. 8/2017.

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2017 and for tax payments due in the years of 2017 and 2018. The interest on the financing will be borne by the State, and paid to the banks in the form of a tax credit. In addition, an income-support measure has been provided for disadvantaged families living in the municipalities hit by natural disasters; this measure entails an allowance in relation to the fight against poverty (so-called ‘support to active inclusion’). Local entities in the areas hit by earthquake will be granted financial leeway as part of the national solidarity pacts, for the purpose of promoting investment in reconstruction, infrastructure improvement, building restoration, and facilities to deliver services to residents. The amounts will be equal to the expenditures sustained for these investments.
New resources have been appropriate to the territorial entities in order to finance essential services, the extraordinary maintenance of the road networks in provinces and ordinary-statute regions, and certain school construction projects49. In addition, for the year of 2017, ordinary-statute regions will get new resources, as part of the budget appropriation of the Fund for Financing Investments and National Infrastructure Development, with respect to the start-up of additional investments.
The measures to support growth and development of new business ventures in the country’s lesser developed regions include provisions governing the creation of Special Economic Zones (ZES).50 More specifically, new and existing businesses that start up economic-activity or investment programmes with added value in the ZES will be eligible for a tax credit with respect to their expenditure on new capital goods acquired before 31 December 2020, up to a limit of €50 million for each investment project. A new ‘Stay in the South’ programme has been activated for the same purpose, and it provides for the disbursement of loans to young business people, for up to €50,000, with the resources drawn from the Cohesion and Development Fund (2014-2020 planning). Turning to employment, programmes have been financed for the retraining and new placement of workers involved in failing businesses or sector crises in the Regions of Abruzzo, Basilicata, Calabria, Campania, Molise, Puglia, Sardinia and Sicily; these programmes will be developed by the National Agency for Active Labour Policies (ANPAL).
A three-month extension has been made to the deadline for making investments in new high-technology capital goods eligible for hyper-depreciation (250 percent of the purchase cost), and the financing of building works for the courts system in the Regions of the Southern Italy.

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49 Decree-Law No. 50/2017 and Decree-Law No. 91/2017.
50 Decree-Law No. 91/2017.

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TABLE III.10: EFFECTS OF DECREE-LAW NO. 50/2017 ON GENERAL GOVERNMENT NET BORROWING (in € mn; inclusive of induced effects)
	2017	2018	2019	2020
INCREMENTAL RESOURCES	4,902	9,834	9,899	7,098
Higher revenue	3,774	9,163	9,442	6,592
Split payment extension	1,548	5,319	5,319	2,660
Efforts to prevent undue offsetting of tax receivables/payables	975	1,930	1,930	1,930
Change in ACE yield	239	358	876	647
Taxation on gaming and winnings from gaming	238	459	459	459
Enhanced tax collection through seizure of assets	85	226	282	282
Taxation on income from short-term rentals	81	139	139	139
Remodelling of excise taxes on tobacco products	83	125	125	125
Pending disputes	320	80	0	0
Changes to the exercise of the right to deduct VAT	100	100	100	100
Mediation of tax disputes	0	72	72	72
Fund to reinforce school autonomy - fiscal and social-contributions effects	16	60	60	61
Change to patent box system	0	67	38	38
Measures in transportation sector	65	65	0	0
Recovery of suspended tax payments in the areas hit by earthquake	0	118	0	0
Tax free zone in central Italian areas hit by earthquake	0	0	0	38
Other measures in favour of the central Italian areas hit by earthquake	1	3	2	2
Other	23	41	40	40

Lower expenditure	1,128	671	457	505
Reduction of appropriations for the ministries’ spending programmes	446	14	0	0
Fund for Non-deferable Needs	142	122	52	73
Local public transportation – re-determination of State financing contribution	70	100	100	100
"La Buona Scuola" Fund	69	144	71	61
Reduction of ANAS subsidy	85	85	0	0
Fund for Structural Economic-Policy Measures	11	8	27	41
Fund for Acceleration of Reconstruction in Areas Hit by Earthquake in 2016 and 2017	5	22	35	0
Fund for ASDI Financing	58	0	0	0
Cohesion and Development Fund	20	26	0	0
Measures for arts and culture	15	7	7	7
Measures in the transportation sector	2	22	2	0
Other	206	122	164	224
USE OF RESOURCES	1,799	9,816	9,866	7,058
Lower revenue	862	7,935	8,395	6,372
Partial neutralisation of VAT rate increases	0	3,829	4,363	4,088
Extension of split payment (reimbursements and offsetting)	502	3,764	3,764	2,156
Measures for post-earthquake reconstruction in central Italy	313	178	158	23
including:
- Tax free zone in central Italian areas hit by earthquake	195	168	142	0
- Tax payments: extension of suspension and instalment payment plans in the areas hit by earthquake	118	0	0	0
- Other measures in favour of the central Italian areas hit by earthquake	1	10	16	23
Taxation on gaming and winnings from gaming	0	46	46	46
"La Buona Scuola" Fund - fiscal and social-contributions effects	0	60	31	26
Measures in transportation sector	10	10	0	0
Other	37	48	34	34

Higher expenditure	937	1,882	1.470	686
Measures for post-earthquake reconstruction in central Italy	303	978	879	106
Including
- Fund for Acceleration of Reconstruction in Areas Hit by Earthquake in 2016 and 2017	62	709	682	80
- Refinancing of Fund for Reconstruction and Assistance to Residents in Areas Hit by Earthquake	46	110	120	26
- Urgent measures for public and private reconstruction	150	0	0	0
- Use of surpluses for municipalities hit by earthquake	30	30	30	0
- Other measures in favour of the central Italian areas hit by earthquake	15	129	47	0
Subsidies to territorial entities (including school construction projects)	348	370	204	195
Fund for Reinforcement of School Autonomy	41	132	132	134
Fund for Structural Economic-Policy Measures	14	86	86	135
Fund for Non-deferable Needs	12	109	40	41
Measures in transportation sector	57	77	2	0
Measures for arts and culture	19	26	22	23
School services	64	0	0	0
Fund for the Right to Work for the Disabled	58	0	0	0
Other	22	104	107	53

EFFECTS ON NET BORROWING	3,103	17	33	39
Note: Discrepancies, if any, are due to rounding.

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III.6 PLAN TO ENHANCE THE VALUE OF PUBLIC PROPERTY AND PRIVATISATIONS
Plan objectives
The plan to enhance the value of public assets is an integral part of the government’s economic and budget strategy since it not only entails benefits for the public finances in relation to the recovery of expenditure and the reduction of the public debt, but it also has significant implications for the efficiency of managing such assets.
With respect to real property assets, the plan has two main objectives: i) the generation of an income stream with respect to the most attractive properties, through changing their destination of use, and their transfer to managed funds for subsequent sale on the market; and ii) more efficient economic management of properties used for institutional purposes, through more intelligent use of the space, and more careful analysis of the extent to which rental payments are consistent with market conditions. The actions for upgrading and selling properties provide for the involvement of all institutional levels, as a necessary step for completing implementation of fiscal federalism, aimed at assigning value, in functional terms, to State-owned assets conferred to local government, and reducing debt at a local level.
These actions are rounded out by transactions for the market placement of the State-owned shareholdings in companies, and the shareholdings involved in the process initiated in 2015 to streamline the equity portfolios of local government. Amongst other things, these transactions are designed i) to improve business/financial efficiency and development of the State-owned companies, including through the procurement of new capital from domestic or international investors; and ii) to improve market regulation and the growth of competition within the sectors involved.
Current regulations provide that the income derived from the sale of the State’s direct shareholdings will be used for public debt reduction. The income derived from the placement of shareholdings held indirectly by the MEF through subsidiary companies may instead be distributed to the public shareholder under the form of payment of an extraordinary dividend, and therefore allocated to public debt reduction or to contributing to increasing the capital of the holding company. The execution of the transactions is nonetheless contingent on the presence of favourable market conditions, that will allow for maximising the value of these assets.
As part of the programme to maximise the value of public assets, the MEF makes use of an information system implemented in February 2010, which is aimed at the annual inventorying of the components of the general government’s asset portfolio (real properties, shareholdings, assets leased to third parties). This system makes it possible to quantify the mix of assets and, in the future, the value of the public assets, which is essential information for efficient management

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and value optimisation.51 With an emphasis on the spending review and rationalisation process, and the simplification and unification of information sources, the Minister of the Economy and Finance and the Chief Justice of the State Audit Court signed a protocol of intent in May covering the unification of reports concerning shareholdings. Following this agreement, the State Audit Court abandoned its own information system, and starting with the reporting of data for the year of 2015 (initiated in July 2016), the Department of the Treasury collects through its information system all of the information needed not only for the reporting of shareholdings and the representatives of government in the governance bodies of companies and entities, but also the control and reporting activity of the State Audit Court.
Value enhancement of real property
For 2017, the proceeds from the sale of public buildings should amount to €900 million, with the sales referring to buildings belonging to the central government (€100 million), local government (€500 million) and social security funds (€300 million).
In relation to the INVIMIT direct-managed real estate funds52, a new ‘i3-Inps’ fund became operational in August 2017 following the Italian Social Security Administration’s contribution of a property portfolio of 21 buildings. According to the semi-annual data reported on the funds, the public buildings transferred to the funds in the first half of 2017 had a total value of approximately €891.1 million53, and fund units will be issued on the market against these assets. At present, procedures are under way for additional transfers of public buildings to the ‘i3-Università’ and ‘i3-Inps’ funds; such buildings are valued at €9.389 billion. In addition, the State sub-fund of the ‘i3-core’ fund had invested in INVIMIT’s direct funds in the amount of approximately 372 million at 30 June 2017. The proceeds from the market placement of INVIMIT fund units can be booked as a reduction of the net borrowing in the years in which these sales are realised, indirectly contributing to the public-debt containment.
Privatisations
With reference to the companies directly or indirectly controlled by the State, the Ministry of the Economy and Finance updated the 2017-2020 disposal plan outlined in the most recent EFD, and revised the target privatisation proceeds for 2017 to 0.2 percentage points of GDP, while confirming the pursuit -

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51 The results of the surveys concluded to date are contained in reports available in the respective sections of the link:  http://www.dt.tesoro.it/it/attivita_istituzionali/cartolarizzazioni/patrimonio_pa/
52 INVIMIT (‘Investimenti Immobili Italiani Societa’ di Gestione del Risparmio S.p.A.’) is a company incorporated in May 2013, whose capital is 100-percent held by the Ministry of the Economy and Finance. Its objective is to maximise the value of, and/or to sell, State-owned properties through the funds set up pursuant to Article 33 of Decree-Law No. 98/2011 and known as i3-INAIL, i3-Regione Lazio, i3-Inps, i3-Università, i3-Sviluppo Italia, i3-Patrimonio Italia and the Fund of the funds (Fondo dei fondi) i-3 Core.
53 Al 30 June 2017, the value of the real properties transferred to the funds managed by INVIMIT was: €105.774 million for the i3-INAIL fund; €178.835 million for the i3-Regione Lazio fund; €71.09 million for the i3- Università fund; €78.612 million for the 8-quater sub-fund and €49.798 million for the 8-ter sub-fund of the i3-Sviluppo Italia fund; €101 million for the i3-Inps fund and €306 million for the i3-Patrimonio Italia fund.

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in the next few years - of target proceeds of 0.3 percentage points of GDP per year.
As already made public, certain updates are also being made to various business plans for the effect of the imminent incorporation of ANAS into the Ferrovie dello Stato Group, and the installation of a new senior management team at Poste Italiane. These developments, which occurred recently and are requiring specific additional analyses, have caused some deadlines to be temporarily postponed, but they have nonetheless not compromised the validity of the action plan.
Indeed, given the analyses required regarding companies within the new FS-ANAS Group that are subject to rationalisation, and thus possible extraordinary spin-offs of parts of the group, the potential proceeds from privatisation of parts of the group will likely be realised in the coming month.
In addition, the recent change of senior management at Poste Italiane and the consequent revision of the business plan (which is to be completed by year end) have deferred the planned sale of another portion of the shareholding directly owned by the Ministry of the Economy and Finance. Following these changes, the market will need to reprice the earnings prospects arising from the strategies adopted, thereby also making a recovery of share prices possible.

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IV.1 STOCASTIC SIMULATIONS OF THE TREND OF THE DEBT
This section analyses the simultaneous effects on the debt-to-GDP ratio referable to combined shocks that impact both economic growth and the yield curve.
In considering simultaneously the uncertainty incorporated in the forecasts of the yield curve and economic growth, the trend of the debt-to-GDP ratio in the policy scenario was subjected to stochastic shocks that reflect the historical volatility of short- and long-term interest rates, and of nominal economic growth.1 The simulations of the trend of the debt-to-GDP ratio under the policy scenario were done using the Montecarlo method, by applying shocks to interest rates and growth. In the official documents for previous years, these shocks were obtained from 2,000 extractions, starting from a normal distribution with a zero average and variance-covariance matrix calibrated on the volatility observed in the 1990-2016 period. In this 2017 EFD Update, an additional analysis is carried out by using an alternative sample of observed data, limited to the 1999-2016 period. The decision to add this simulation is the result of: i) the analysis of the underlying series which shows very uneven trends in the period prior and subsequent to the adoption of the euro,2 and ii) an interest in comparing the impacts on Italy’s public debt due to shocks to interest rates, upon participation in European Monetary Union.
The interest-rate shocks are assumed to be either temporary or permanent, whereas it is assumed that, based on the parameter of budgetary elasticity to economic growth, the temporary shocks to nominal growth will also have effects on the cyclical component of the primary surplus. Accordingly, it is possible to identify the distribution of the debt-to-GDP ratio for each year of the forecast and for each individual shock. Each distribution is represented in probabilistic terms through a fan chart.
As shown by the analysis done with reference to the variance-covariance matrix observed for the entire 1990-2016 period (Figures IV.1A and IV.1B), the debt stands at a median value of approximately 124 percent of GDP through the end of the time horizon in the event of temporary and simultaneous shocks to growth rates and interest rates, with the amplitude of the shocks calibrated on the past volatility of these variables. The uncertainty reflected in the results for

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1 Berti K., (2013), “Stochastic public debt projections using the historical variance-covariance matrix approach for EU countries”, Economic Papers 480.
2 More specifically, the series of short-term interest rates has a mean value of 4.9 percent and a standard deviation of 4.2 percent for the 1990-2016 period, and 2.3 percent and 1.5 percent, respectively, for the 1999-2016 period. For long-term rates, the mean value is 6.2 percent for the 1990-2016 period, and declines to 4.2 percent for the 1999-2016 period, while the standard deviation is 3.5 percent for the total sample, and 1.2 percent for the 1999-2016 sub-sample.

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2020 is relatively high, both on the downside and the upside, as shown by a difference of 21.5 percentage points between the tenth and the ninetieth percentiles of the distribution of the resulting debt.
In the case of a temporary shock, the debt-to-GDP ratio would tend to fall starting in 2017 for the first 50 percentiles, starting in 2018 as from the sixtieth percentile and in 2019 as from the ninetieth percentile. In any event, even in the case of the most severe shocks (which are positioned above the ninetieth percentile), the debt-to-GDP ratio would tend to level off after having reached a peak of around 137.5 percent.
The permanent shock would result in a broader distribution of the values of the debt-to-GDP ratio with respect to the baseline scenario. The permanent shocks generate greater uncertainty in the results, as shown by a difference of approximately 25 percentage points between the tenth and ninetieth percentiles of the distribution of the resulting debt.

FIGURE IV.1a: stochastic projection of the DEBT-TO-GDP RATIO with TEMPORARY shockS, 1990-2016 period	FIGURE IV.1B: stochastic projection of the DEBT-TO-GDP RATIO with PERMANENT shockS, 1990-2016 period

Note: The graphs illustrate the tenth, twentieth, fortieth, fiftieth, sixtieth, eightieth and ninetieth percentiles of the distribution of the debt-to-GDP ratio obtained with the stochastic simulation.

Source: MEF analyses.

If the simulation is carried out by using the variance-covariance matrix observed in the period following the adoption of the euro, both the temporary and permanent shocks produce more limited effects on the trend of the public debt (Figures IV.2A and IV.2B). In the case of temporary shocks, the uncertainty reflected in the results for 2020 is significantly less, and there is a difference of approximately 15.5 percentage points between the tenth and ninetieth percentiles in the distribution of the resulting debt-to-GDP ratio. In the case of the permanent shocks, the volatility of the results is also less when using the variance-covariance matrix observed for the 1999-2016 period, rather than the variance-covariance matrix that incorporates the years prior to Italy’s entry in the Euro Area. In this case, the difference between the tenth and ninetieth percentiles for the debt-to-GDP ratio as of 2020 is equal to approximately 18 points of GDP.
The analyses illustrate how the entry into the Euro Area represented a sort of structural break for Italy in terms of the trend of short- and long-term interest

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rates. Despite the enormous stock of public debt, it is possible to note a significant reduction in the volatility of yields observed on government securities, with a consequent contraction of the amplitude of the shocks to which the government yield curve is subjected.

FIGURE IV.2a: stochastic projection of the DEBT-TO-GDP RATIO with TEMPORARY shockS, 1999-2016 PERIOD	FIGURE IV.2B: stochastic projection of the DEBT-TO-GDP RATIO with PERMANENT shockS, 1999-2016 PERIOD

Note: The graphs illustrate the tenth, twentieth, fortieth, fiftieth, sixtieth, eightieth and ninetieth percentiles of the distribution of the debt-to-GDP ratio obtained with the stochastic simulation.

Source: MEF analyses.
IV.2 MEDIUM-TERM SCENARIOS
This section presents updates to the 2017 EFD deterministic forecast scenarios for the debt-to-GDP ratio in the medium term. The forecast scenario is extended to 2028.
The assumptions underlying the simulations are similar to those presented in April.3 Two alternatives scenarios are developed to reflect growth that is respectively higher and lower than that in the policy scenario; under these alternative scenarios, the GDP growth rate for each year is assumed to be 0.5 percentage points higher and lower, respectively, for the period of 2017-2020. These growths assumption are combined with more and less favourable assumptions, respectively, regarding shocks to the yield curve.
The starting point for these simulations about debt-to-GDP ratio is the mix and structure-by-maturity of the debt stock as indicated in the policy scenario of this Update. In all of the scenarios, the projections of the debt-to-GDP ratio are done by endogenous estimation of the implicit interest rate, which, in turn, considers assumptions about the trend of the yield curve and the assumptions about the primary surplus, which changes based on economic growth.
The alternative scenarios allow certain interactions between macroeconomic variables so that, for example, lower growth rates are matched with lower

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3 See 2017 Economic and Financial Document (pages 81-83) for a more detailed description of the assumptions.

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primary surpluses, and that the lower growth rates are associated with higher borrowing costs.
Table IV.1 illustrates in more detail the characteristics of the shocks applied to the main macroeconomic and public-finance variables underlying the trend of the debt-to-GDP ratio. Table IV.2 reports the values of the main macroeconomic and public-finance variables of the different scenarios for the 2017-2020 period, and the values of convergence at the end of the medium-term forecast horizon in 2028.

TABLE IV.1: SUMMARY OF MACRO-FISCAL SHOCKS
Scenario:
	High growth	Baseline	Low growth
GDP	a) +0.5 p.p. per year compared with baseline projections for 2017-2020	a) EFD base scenario for 2017-2020	a) -0.5 p.p. per year compared with baseline projections for 2017-2020

	b) convergence from 2020 to 2028: NAWRU to 1.5pp below baseline, and TFP to average pre-crisis value (0.5%)	b) convergence at structural parameters of the OGWG T+10 scenario (e.g.: NAWRU at 9.1% in 2028)	b) convergence from 2020 to 2028: NAWRU to 1.5pp above baseline, and TFP to values near zero (0.05%)
Yield curve	a) baseline yield curve reduced by 50 bp from 2018 to end of 2019.	a) EFD policy-scenario yield curve (2017-2020))	a) +100 bp increase in yield curve of in 2017-2019

	b) from 2020, convergence at baseline scenario; from 2021, constant baseline scenario.	b) from 2021, constant yield curve	b) In 2020, gradual convergence at baseline scenario; from 2021, constant baseline scenario.
Primary surplus	a) redetermination of primary surplus based on elasticity (sensitivity analysis) in 2017-2020 period	a) EFD policy-scenario primary surplus (2017-2020)	a) redetermination of primary surplus based on elasticity (sensitivity analysis) in 2017-2020 period

	b) in 2021-2028, structural primary surplus constant at 2020 level	b) in 2021-2028, structural primary surplus constant at 2020 level	b) in 2021-2028, structural primary surplus constant at 2020 level
Inflation	a) increase in deflator under high-growth scenario in 2017-2020	a) baseline scenario base for 2017-2020	a) reduction of deflator under low-growth scenario in 2017-2020

	b) convergence at 2% between 2020 and 2023	b) convergence at 2% between 2020 and 2023	b) convergence at 2% between 2020 and 2023

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TAVOLA IV.2: SENSITIVITY TO GROWTH (percentage values)
		2017	2018	2019	2020	…	2028
	High-growth scenario	2.1	3.7	4.0	4.0	…	2.9
Nominal GDP growth rate	Baseline scenario	2.1	3.1	3.4	3.4	…	2.3
	Low-growth scenario	1.1	2.5	2.8	2.8	…	2.0
	High-growth scenario	1.5	2.0	2.0	1.8	…	0.9
Real GDP growth rate	Baseline scenario	1.5	1.5	1.5	1.3	…	0.3
	Low-growth scenario	1.5	1.0	1.0	0.8	…	0.0
	High-growth scenario	0.5	0.6	0.8	0.9	…	0.9
Potential GDP growth rate	Baseline scenario	0.4	0.5	0.6	0.7	…	0.3
	Low-growth scenario	0.2	0.4	0.4	0.5	…	0.0
	High-growth scenario	-2.3	-1.0	0.1	1.0	…	0.0
Output gap	Baseline scenario	-2.2	-1.3	-0.4	0.1		0.0
	Low-growth scenario	-2.1	-1.5	-1.0	-0.7	…	0.0
	High-growth scenario	-2.1	-1.2	-0.1	1.0	…	1.0
Net borrowing	Baseline scenario	-2.1	-1.6	-0.9	-0.2		0.0
	Low-growth scenario	-2.1	-2.0	-1.8	-1.6	…	-1.1
	High-growth scenario	-0.9	-0.7	-0.1	0.5	…	1.0
Cyclically adjusted net borrowing	Baseline scenario	-0.9	-0.9	-0.7	-0.3		0.0
	Low-growth scenario	-1.0	-1.2	-1.3	-1.2	…	-1.1
	High-growth scenario	1.7	2.3	3.3	4.4	…	3.9
Primary surplus	Baseline scenario	1.7	2.0	2.6	3.3		3.3
	Low-growth scenario	1.7	1.6	2.0	2.3	…	2.7
	High-growth scenario	3.0	2.9	3.3	3.9	…	3.9
Cyclically adjusted primary surplus	Baseline scenario	2.9	2.7	2.9	3.3		3.3
	Low-growth scenario	2.8	2.5	2.5	2.7	…	2.7
	High-growth scenario	3.0	2.8	2.7	2.8	…	3.1
Implicit interest rate	Baseline scenario	3.0	2.8	2.8	2.9	…	3.1
	Low-growth scenario	3.0	2.8	3.0	3.1	…	3.2
	High-growth scenario	131.6	128.7	124.2	119.1	…	93.3
Public debt	Baseline scenario	131.6	130.0	127.1	123.9	…	106.2
	Low-growth scenario	131.6	131.5	130.3	129.1	…	120.1

On the basis of the macroeconomic and public-finance assumptions considered, Figure IV.3 confirms the declining trend of the debt-to-GDP ratio in the medium term in all three scenarios. In the baseline scenario, the debt converges to a level of 106.2 percent of GDP in 2028, however without declining at the pace required by the debt-rule benchmark. In the high-growth scenario, the debt-to-GDP ratio would fall more rapidly, reaching 93.3 percent of GDP in 2028, which is approximately 13 percentage points below the comparable level in the baseline scenario, and more importantly, close to the 90-percent threshold, below

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which the sustainability of the debt is no longer considered by European Commission to be subject to high risk in the medium term.4 In this case, Italy would fully meet the forward-looking benchmark for the debt rule in 2018 (based on the 2020 forecasts).
In the low-growth scenario, instead, the debt-to-GDP ratio would continue to fall, but at a much slower pace. The ratio would be equal to 120.1 percent in 2028, which is approximately 14 percentage points above the baseline scenario.  With the lower growth scenario, the debt rule would never be respected during the forecast period.

FIGURE IV.3: MEDIUM-TERM FORECAST OF THE DEBT-TO-GDP RATIO IN HIGH AND LOW GROWTH SCENARIOS

Source: MEF analyses.

A separate series of simulations of adverse scenarios was also carried out in response to issues that have often been raised in recent debate, and in particular, the risk of a sharp increase in yields ahead of the termination of the ECB’s Quantitative Easing Programme and/or during the midst of a phase of political uncertainty in Italy. The results are summarised in the Focus section that follows (The trend of the debt-to-GDP ratio following termination of the Quantitative Easing Programme), and they suggest that both the Italian economy and the debt-to-GDP ratio will be rather resilient to the risks assumed.
Both adverse scenarios exclude any assumptions of a budget-policy response or an acceleration of the structural reforms (which, instead, had been effected following the sovereign debt crisis of 2011). This explains why the debt-to-GDP ratio does not fall more rapidly in the years following the run-up in yields.
Based on plausible economic-policy assumptions, it is therefore possible to argue that the debt-to-GDP ratio would decline faster than illustrated in Graph R.1 of the Focus section.

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4 In this regard, see European Commission, 2016, Fiscal Sustainability Report 2015, Institutional Paper 018.

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FOCUS
The trend of the debt-to-GDP ratio following termination of the Quantitative Easing Programme
The perceptions about the uncertain political prospects and economic reforms as well as the European Central Bank’s termination of the Quantitative Easing (QE) Programme have been influencing market valuations with respect to Italy for some time.
As far as the end of the QE is concerned, it is likely that the ECB will replicate the action taken upon the programme’s introduction, orienting market expectations through a series of effective announcements that will result in an orderly and gradual termination of the securities purchase programme over the next year.
From this perspective, the macroeconomic and public-finance forecasts in the government’s official documents, including this Update, have been formulated on the basis of current market yields, and already incorporate all of the information currently available to investors.  Since the slope of the Italian yield curve is steeper than the German curve (and the euro interest-rate swap curve), it already incorporates a rise in rates and an expansion of spreads versus Bunds and swaps over the next three years, thereby already taking into account the “expected” impact of the ECB’s exit strategy.
Instead, investors and analysts are raising questions about whether the completion of the QE Programme – particularly if it coincides with a period of political uncertainty – might cause tensions on the Italian public debt market in 2018 or the year after.
In order to consider such uncertainty, this focus section goes beyond the baseline scenario and presents two alternative simulations of the trend of the debt-to-GDP ratio in the medium term.  The first alternative assumes a more rapid and unexpected termination of the QE Programme by the ECB.  The second alternative takes the effects of the first alternative and adds the impact of the uncertainty about the country’s post-election situation and the possible significant deterioration of credit risk.
With the first alternative scenario (scenario 1 – unexpected termination of the QE), it is assumed that the markets might, in view of Italy’s high debt stock, make a move in mass toward safer securities, such as Germany government bonds, in a ‘flight to quality’, demanding a much higher premium across all maturities. As a result, the yield curve at mid-2018 would be higher across the board by 200 basis points with respect to the policy scenario. Such shock would continue to mid-2019, and then be gradually reabsorbed, until converging toward the forward rates in baseline scenario in 2021.
As a result of such assumptions, real GDP growth would decrease with respect to the EFD Update policy scenario by 0.1 percent in 2018, 0.5 percent in 2019, and 0.5 percent in 2020, while in the subsequent years (2021-2028), it is assumed that it would converge toward the medium-term parameters of the baseline scenario, amounting to 0.3 percent in real terms at the end of the period. The GDP deflator falls by 1.0 percent with respect to the policy-scenario figure for 2020, and is assumed to converge to the threshold of 2.0 percent in 2025 only.  Compared with the policy scenario, the primary surplus falls by 0.1 percent of GDP in 2018, 0.4 percent in 2019, and 1.1 percent in 2020, the year in which a surplus of 2.2 percent of GDP is achieved.  In the years thereafter, the primary surplus gradually rises to converge toward 2.5 percent of GDP in 2028.
In the second alternative scenario (scenario 2 – unexpected termination of the QE and credit risk), it is assumed that the markets would not only discount the fears about the sustainability of the debt attributable to the end of the QE, but they would also consider an additional credit risk arising from post-election uncertainty.  Accordingly, with respect to scenario 1, it is assumed that the yield curve would flatten starting in mid-2018 and through the end of 2019, as a result of a significant increase in rates on short- and medium-term securities. The shock to short-term rates would be gradually reabsorbed in 2019, and such rates would converge toward the forward rates in the baseline scenario as of 2021.
As a result of such assumptions, real GDP growth would decrease with respect to the EFD Update policy scenario by 0.1 percent in 2018, 0.8 percent in 2019, and 0.9 percent in

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2020, while in the subsequent years (2021-2028), it is assumed that real GDP growth would converge toward the medium-term parameters of the low-growth scenario, with the rate at zero in 2028. The GDP deflator falls by 1.0 percent with respect to the policy-scenario figure for 2020, and is assumed to converge to the threshold of 2.0 percent in 2025 only.  Compared with the policy scenario, the primary surplus would fall by 0.1 percent of GDP in 2018, 0.5 percent in 2019, and 1.5 percent in 2020, the year when a surplus of 1.9 percent of GDP is achieved. In the years thereafter, the primary surplus continues to decrease gradually to converge toward 1.5 percent of GDP in 2028.
Considering such assumptions, the following chart shows that Italy’s debt-to-GDP ratio in both adverse scenarios would remain at high levels in the medium term, but would not exhibit any explosive trend; the ratio would continue to fall, albeit slowly, to reach 122 percent at the end of the period in scenario 1, and to stabilise around 128 percent in scenario 2. It follows that the impact of a confidence crisis of a reasonable duration on the economy and debt-to-GDP ratio would be generally manageable, due, in part, to the high average residual life and financial duration of the public debt (respectively 6.9 years and 5.5 years at the end of August 2017). It is noted that neither scenario assumes a budget-policy response and/or an acceleration of structural reforms, which were undertaken following the sovereign debt crisis in 2011. This also explains, with respect to scenario 2, and to a lesser extent in scenario 1, the fact that the debt-to-GDP ratio does not descend more rapidly in the years following the run-up in yields.

Figure R.1: DEBT-TO-GDP RATIO IN SCENARIOS OF STRONG MARKET TENSIONS (% of GDP)
Scenario 2: Unexpected termination of QE and credit risk Scenario 1: Unexpected termination of QE Baseline scenario

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V. REFORMS AND THE COUNCIL OF THE EUROPEAN UNION RECOMMENDATIONS
V.1 REFORM ACTIONS SINCE THE PUBLICATION OF THE 2017 NRP
This chapter of the Update to the Economic and Financial Document illustrates the reforms adopted and their implementation status since the publication of the National Reform Programme (NRP) in April 2017. The chapter also describes the country specific recommendations issued by the EU Council, and how Italy is responding to them through government actions.
Many of the measures announced in the NRP have already been implemented in the past months. Among these, the following should be noted: Parliament’s definitive approval of the first annual law for the market and competition; the introduction of Inclusion Income (REI) - a single national measure to fight poverty and social exclusion; the completion of the reform of the criminal justice system and the statute of limitation; the definitive approval of various legislative decrees to implement the enabling acts contained in the laws reforming respectively the public administration, the education system, the self-employment.
In July 2017, the Council of the European Union adopted the Country specific recommendations,1 proposed by the European Commission in June. They outline the economic-policy actions that the country will need to undertake in subsequent months in order to reduce its macroeconomic imbalances and to ensure support to the recovery, in the respect of the sustainability of the public finances.
In light of these objectives, which, for the first time, place the accent on a growth supporting fiscal stance it is recommended that Italy’s fiscal policy be based on revision of tax expenditures and taxation on first residence for high-income households, the reform of the cadastral system, and a greater use of electronic invoicing and payments.
In other sectors, the Commission references the need for proceeding along the path of reform for the country’s modernisation, with measures that regard: the justice system (criminal and civil) and the fight against corruption; the reform of the public-sector employment and of State-owned enterprises; the law on competition; bank divestiture of non-performing loans and further acceleration of insolvency proceedings; second-level wage bargaining and greater effectiveness of active labour policies. Finally, according to the Council, it will be necessary to streamline and improve the composition of social expenditure.

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1 The adoption process and the recommendations for each country may be consulted at:
https://ec.europa.eu/info/strategy/european-semester/european-semester-timeline/eu-country-specific-recommendations_it

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TABLE V.1 – STRATEGIC ACTIONS OF THE 2017 NRP
	Areas	Policy area	Actions	Timetable
1	Debt and public finance	Public finances	Substantial achievement of a balanced budget in structural terms in 2019	2017-2020
2		Public finances	Spending review	2017-2020
3		Public finances	Reducing delays in payments by the Public Administration	2017-2018
4		Public debt	Strengthening the strategy for reducing public debt through privatizations, disposal of real estate assets and reform of concessions	2017-2020
5	Taxation, spending review and fight against tax evasion	Tax policies	Continue to reduce taxes so as to support growth	2017-2018
6		Tax policies	Shifting taxes from income to consumption	2017-2018
7		Tax policies	Review of tax expenditures	2017-2018
8		Tax policies	Coordination of tax administration – Advisory Committee on the fight against tax evasion	By 2017
9		Tax policies	Investments in ICT and human resources to support the fight against tax evasion and to encourage tax compliance	2017-2018
10		Tax policies	Reducing tax disputes and improving collection effectiveness	2017-2018
11	Credit	Banks and Credit	Continue to reduce the stock of non-performing loans (NPL)	2017-2018
12		Banks and Credit	Reform of the legislation on company crises and insolvency (Delegated Law)	By 2017
13		Banks and Credit	Extraordinary administration of large companies in state of insolvency	By 2017
14		Banks and Credit	Attraction of foreign direct investments and monitoring of alternative measures to bank credit	By 2017
15	Labour, welfare and productivity	Labour and welfare	Implementing and monitoring of active labour market policies	2017-2018
16		Labour and welfare	Implementing and monitoring of social security measures (APE)	June 2017
17		Labour and welfare	Family supporting measures	By 2017
18		Labour and welfare	Support of female and youth employment and policies in favour of second-earners	By 2017
19		Labour and welfare	Acting on labour productivity to strengthen competitiveness	By 2017
20		Labour and welfare	Completing the reform on self-employed and launching the reform of ancillary work	May 2017
21		Labour and welfare	Plan to fight against poverty: introduction of the Inclusion income	August 2017
22		Education and skills	Complete the implementation of the ‘Buona Scuola’ reform and monitor the effectiveness of adopted measures	By 2017
23		Education and skills	National Plan for training teachers	2016-2019
24		Education and skills	Complete the implementation of the National Plan for Digital Education	2015-2018
25		Education and skills	National Plan for Inclusive Education	April 2017
26		Education and skills	National Research Program	2015-2020
27	Investments and territorial rebalancing	Investments	National Plan for Public Investments	2017-2020
28		Investments	Update of the legislation on public tenders and monitoring of the effectiveness of adopted measures	By 2017
29		Restoring territorial balance	Implementation of the ‘Territorial Pacts for Southern Italy’.	2014-2020
30	Competitiveness	Competitiveness	Implementation of the reform of Ports and of the National Strategic Plan for Ports and Logistics	By 2017
31		Competitiveness	Hydrogeological instability and seismic risk (Casa Italia)	2017-2020
32		Competitiveness	‘Industria 4.0’ Plan	2017-2020
33		Competitiveness	Internationalization and competitiveness	By 2017
34		Competitiveness	Start up and innovative SMEs	By 2017
35		Competitiveness	Strategic plan for tourism	2017-2022
36		Competitiveness	2017 National Energy Strategy and Energy Decree	By 2017
37		Competitiveness	Approval of the annual Law for the market and competition and drafting of the new Law for 2017	2017-2018
38		Health	Implementation of Health Pact and Digital Health Pact	By 2017
39		PA	Complete the reform of the Public Administration	By 2017
40		PA	Rationalization of State-owned enterprises	By 2017
41		PA	Complete the reform of local public services	By 2017
42		PA	Complete the reform of public sector employment	By 2017
43		PA	Complete the implementation of the Agenda on simplification, start the Three-year Plan for ICT in the Public Administration and ensure greater cyber security	By 2017
44		Judicial system	Reform of criminal justice and norms on the statute of limitations	June 2017
45		Judicial system	Fight against organized crime and illicit assets	By 2017
46		Judicial system	Legislation on honorary judges	Luglio 2017
47		Judicial system	Extradition	By 2017
48		Judicial system	Efficiency of civil trials	By 2017
In bold italics characters: actions registering an evolution in 2017; in bold characters actions implemented.

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TABLE V.2: COUNTRY’S SPECIFIC RECOMMENDATIONS FOR 2016 AND FOR 2017
Policy area	Recommendations 2017	Recommendations 2016
Public finance and Spending Review
CSR. 1 - Pursue a substantial fiscal effort in 2018, in line with the requirements of the preventive arm of the Stability and Growth Pact, taking into account the need to strengthen the ongoing recovery and to ensure the sustainability of Italy’s public finances. […]

CSR. 1 - In 2016, limit the temporary deviation from the required 0,5 % of GDP adjustment towards the medium-term budgetary objective to the amount of 0,75 % of GDP allowed for investments and the implementation of structural reforms, subject to the condition of resuming the adjustment path towards the medium-term budgetary objective in 2017. Achieve an annual fiscal adjustment of 0,6 % or more of GDP towards the medium-term budgetary objective in 2017. Finalise the reform of the budgetary process in the course of 2016 and ensure that the spending review is an integral part of it. […]

Privatisations and public debt	CSR. 1 - […] Ensure timely implementation of the privatisation programme and use windfall gains to accelerate the reduction of the general government debt-to-GDP ratio. […]	CSR. 1 - […]Ensure the timely implementation of the privatisation programme and use the windfall gains to accelerate the reduction of the general government debt ratio. […]
Fiscal policy
CSR. 1 - […]Shift the tax burden from the factors of production onto taxes less detrimental to growth in a budget-neutral way by taking decisive action to reduce the number and scope of tax expenditures, reforming the outdated cadastral system and reintroducing the first residence tax for high-income households. Broaden the compulsory use of electronic invoicing and payments.

CSR. 1 - […]Shift the tax burden from productive factors onto consumption and property. Reduce the number and scope of tax expenditures and complete the reform of the cadastral system by mid-2017. Take measures to improve tax compliance, including through electronic invoicing and payments.

Civil Justice	CSR. 2 - Reduce the trial length in civil justice through effective case management and rules ensuring procedural discipline. […]	CSR. 2 - […] Reduce the length of civil justice proceedings by enforcing reforms and through effective case-management.
Criminal Justice and corruption	CSR. 2 - […] Step up the fight against corruption, in particular by revising the statute of limitations. […].	CSR. 2 - […] Step up the fight against corruption including by revising the statute of limitations by the end of 2016. […]
Riforming and modernising the PA	CSR. 2 - […] Complete reforms of public employment and improve the efficiency of publicly-owned enterprises. […].
CSR. 2 - Implement the reform of the public administration by adopting and implementing all necessary legislative decrees, in particular those reforming publicly-owned enterprises, local public services and the management of human resources. […]

Competition	CSR. 2 - […] Promptly adopt and implement the pending law on competition and address the remaining restrictions to competition.
CSR. 5 - Swiftly adopt and implement the pending law on competition. Take further action to increase competition in regulated professions, the transport, health and retail sectors and the system of concessions.

Financial services and banking system
CSR. 3 - Accelerate the reduction in the stock of non-performing loans and step up incentives for balance-sheet clean-up and restructuring, in particular in the segment of banks under national supervision. Adopt a comprehensive overhaul of the regulatory framework for insolvency and collateral enforcement.

CSR. 3 - Accelerate the reduction in the stock of non-performing loans, including by further improving the framework for insolvency and debt collection. Swiftly complete the implementation of ongoing corporate governance reforms in the banking sector.

Labour market
CSR. 4 With the involvement of social partners, strengthen the collective bargaining framework to allow collective agreements to better take into account local conditions. Ensure effective active labour market policies. Facilitate the take-up of work for second earners. […]
CSR. 4 - Implement the reform of active labour market policies, in particular by strengthening the effectiveness of employment services. Facilitate the take-up of work for second earners. […]
Poverty and social inclusion	CSR. 4 - […] Rationalise social spending and improve its composition.	CSR. 4 - […] Adopt and implement the national antipoverty strategy and review and rationalise social spending.

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V.2. THE MAIN INITIATIVES IN RESPONSE TO THE RECOMMENDATIONS
Public administration
Implementation of the law to reform the public administration
Since April 2017, seven legislative decrees have been approved for implementing the enabling acts contained in the law reforming the public administration.2 The first two decrees respectively regard the reform of the human resources management and the reform of the system for the performance evaluation of the public administrations. The legislative decree on human resources management in the public administrations makes changes to the general rules and regulations for public-sector employment, revising the human-resources recruitment system through three-year planning based on the needs for skills; it also provides for flexible types of employment so as to prevent job insecurity, and to allow for merit-based bonus and performance-measurement systems.3
The legislative decree about the performance evaluation of the public administrations pursues the general objectives of improving the results of the public administrations and the quality of the services rendered, by optimising the productivity of public-sector employees, while ensuring efficiency and transparency.4
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2 L. No. 124/2015.
3 Lgs.D. No. 74/2017 reinforces the strategic dimension of organisational performance and the impact of individual performance assessment, which also becomes relevant for the purposes of the recognition of additional compensation, employee assignments to positions of responsibility, and the elevation to managerial positions, while a negative outcome to individual performance assessment becomes relevant for the purposes of ascertaining managerial responsibility/liability and disciplinary dismissal. The decree also introduces an external assessment, and the participation of the public and final users in the evaluation of the quality of the services rendered by the administration. The role, independence, professional resources and powers of the Independent Assessment Bodies (IAB) have been enhanced, and when carrying out the verifications needed for the fulfilment of their duties, they have access to all of the information systems and all of the acts and documents in the administration’s possession; in validating the Performance Report, the IAB consider the communications received from the public, and the outcomes to any external valuations. Finally, a coordinated time schedule has been established with respect to i) the adoption of the Performance Plan and Report, and ii) the economic-financial planning cycle. The national collective bargaining contract will establish i) the portion of resources earmarked for respectively compensating organisational performance and individual performance, and ii) the criteria suited for ensuring that the actual, related compensation is differentiated according to the differentiation of the evaluations.
4 In particular, with respect to the amendment of the Consolidated Act on public-sector employment, the provisions aim at the achievement of the following objectives: a) the gradual phasing out of the work force as the variable upon which hiring is based (without prejudice to expenditure limits), and the phasing in of the new instrument (‘Three-year needs plan’), with the documentation of the tasks/responsibilities of public employees, and the plan for a national information system aimed at orienting the planning of the hiring requirements; b) the acceleration and certainty of the timeframes for disciplinary action; c) the updating of procedures, through more extensive, improved use of the ICT; d) the improvement of the recruitment systems, with the introduction of assessment mechanisms to enhance the professional experience of anyone who has had a flexible working relationship with the public administrations and the options, with respect to competitive entry procedures, of limiting the number of suitable candidates, requiring a research doctorate, requiring testing for foreign-language and IT skill and providing for centralized, standard competitive entry procedures, including for the regions, through the Department of Public Function; e) the rules regarding flexible jobs, including for the purpose of preventing employment without job security, together with a transitory solution to expanding the boundaries for the working relationships admitted; f) the integration of the disabled in the work environment through the creation of a national council, made up of representatives the central and territorial public administrations, and the appointment, by public administrations with more than 200 employees, of a manager in charge of the processes for the inclusion of the disabled; g) the definition of the matters excluded from supplementary contracting, including for the purpose of accelerating negotiations; h) the streamlining and integration of

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The other decrees regard the supplementary provisions about disciplinary job dismissal, the reorganisation of the Firefighters Corps, the revision of the roles of the police forces, the introduction of the Single Vehicle Registration Document (see section on Simplification), and provisions regarding management in the healthcare sector.
With regard to disciplinary job dismissal, the changes made (which take into account parliamentary opinions) introduce a general obligation for the public administrations to notify the Inspectorate for the Public Administration of the start-up and the conclusion of disciplinary proceedings and the outcome thereof. In order to allow for effective and prompt monitoring, the notice must be sent within 20 days of adoption.
The revision of the roles of the police forces (State Police, Carabinieri Corps, Finance Police and Penitentiary Police) is designed to calibrate the resources within total workforce, and to remodel training so as to enhance its value and allow for expansion of career progression opportunities. The academic credentials required for the initial entry level have been raised with respect to careers as inspectors, officers, and higher-ranking officials.
With reference to the National Firefighters Corps, the decree is aimed at improving its effectiveness and efficiency, including in consideration of the transfer from the Forest Service Corps of the responsibilities for actively fighting forest fires. In this regard, the decree revises and reorganizes the Corps’ organisational structures, and changes the ranking of personnel for aspects not addressed in the national collective bargaining contract, including from the standpoint of making greater use of the professional qualifications of the related personnel.
The supplementary and corrective provisions on the subject of management in the healthcare sector entail changes to rules regarding the assignment of the role of general manager, administrative manager, and healthcare manager, as well as socio-healthcare services manager, where provided by regional legislation.5
The Prime Minister has also issued a directive on smart working within the public administration6 and accordingly, within 3 years, some 10 percent of the public-sector employees will be able to make use of new smart-working methods, without changes to career and growth opportunities. While equally emphasising assessment systems, the development of systems to measure of the results achieved at the level of the organisation and of individual employees; and i) the vesting with the Italian Social Security Administration (INPS) of all medical/legal checks regarding employees absent due to illness, and the harmonisation with the rules and regulations regarding controls in the private sector.
5 More specifically, the provisions confirm the national list of the persons suitable for appointment as general manager, establishing fundamental and uniform principles valid for the purpose assigning rankings (to be done by the commission designated by ministerial decree of 16 November 2016 and established on 4 September 2017). In particular, the following have been specified: i) once candidates have been identified as suitable for listing on the national register, the regional commission will assess the candidates based on ‘academic credentials and interviews’ as part of regional procedures; ii) the regional commission is appointed by the president of the region; iii) the assessment methods and criteria are defined by the regions, considering that the regions nonetheless can indicate additional ‘selection methods and criteria’ for the purpose of identifying the most suitable candidate for the position to be assigned; and iv) in the event of withdrawal from the assignment or non-confirmation of the assignment, the regions may proceed with a new appointment, including through the use of the other names added to the list of candidates, provided not prior to the latest three years. Finally, the term for the region to verify the business results achieved and the achievement of each manager’s objectives has been expanded from 60 days to 90 days.
6 Dir. No. 3 of 2017

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the quality of the services rendered to the public, the directive is aimed at introducing new methods for organising labour, based on job flexibility, valuation by objectives, and the recognition of the needs of full-time personnel, including in view of the needs to achieve a proper work-life balance.
With the next Budget Law the overall picture of the resources allowing for continuation of the negotiations previously initiated with labour representatives, according to the direction already indicated by the government, will be completed.
Finally, in September, the government adopted supplementary and corrective provisions with respect to three decrees for the implementation of the reform of the public administration. These regard: i) the streamlining of the police forces and the absorption of the State Forest Service Corps, with clarification of certain aspects about the transfer of the personnel within the State Forest Service Corps to other police forces, establishment of specific transition guidelines, and definition of the structure of certain functions transferred; ii) the Digital Administration Code, to accelerate the implementation of the European digital agenda; and iii) the governance of the port authorities (see section on Investments and innovation in the transportation sector).
Payments from/to the public administration
The introduction of electronic invoicing (mandatory since 2015) has allowed for reducing average payment terms for public-administration commercial debts. During 2016, according to the data reported by the Commercial Credit Platform (CCP),7 the invoices received by the public administrations totalled 27.3 million for an overall amount of €157.6 billion, including €150.4 billion that could actually be settled. Some 17.3 million of the invoices were paid, for a total of €111.2 billion (74 percent of the total amount of the invoices accepted for payment by the public administration in the year). The average payment term was 58 days, while the average delay was around 16 days, for a 30 percent decrease with respect to the average delay with which the public administrations paid the invoices received in 2015.8 The CCP automatically acquires all of the electronic invoices issued to the public administration, from the Italian Revenue Authority’s Interchange System (IS), and it registers the payments made and reported by the individual administrations. These data are nonetheless not complete, since not all of public entities actively report payment data. This drawback, which makes it impossible to obtain a complete vision of the invoice cycle, is expected to be remedied with the development of the SIOPE+, a system allowing for automatic acquisition of payment data from all the administrations, both central and territorial. The first phase of testing the SIOPE+, with reference to a sample of entities, was initiated in July 2017, while all of the public administrations will be

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7 Developed and operated, for the Ministry of the Economy and Finance, by the State General Accounting Department, which reports information about the individual invoices received by the more than 22,000 registered public administrations.
8 The public administrations are required to pay their invoices within 30 days of the date of their receipt (60 days for National Health Service entities). Compliance with these terms is also dictated by European directives on the payment of trade accounts, over which the European Commission exercises timely and rigorous control.

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gradually involved as from 2018. With the new system, it will be possible to integrate the information currently available in the ‘SIOPE’ system (related to the electronic reporting of collections and payments made by the treasury areas of all of the public administrations) with the CCP data about invoices payable, thereby allowing for real-time recognition of commercial debts, simultaneously with the time when payment transactions are made. The electronic invoicing operation has already been recognised for the purpose of Italy’s assessment within the Digital Economics Social Index (DESI).9
With regard to payments to the public administrations, the gradually increasing use of the PagoPA platform by the administrations is allowing for similar recoveries of efficiency, with the elimination of queuing, the tracing of payment flows, and greater transparency.
Reform of State-owned enterprises
The legislative decree on State-owned enterprises10 (implementation of art. 18 of the Enabling Act for the reform of the public administration) was approved in August 2016, and is aimed at reducing such companies and identifying qualitative and quantitative criteria to rationalise them over the long term. The decree prohibits: companies without employees or with a number of employees that is less than the number of directors; companies that have had average turnover of less than €1 million during the most recent three-year period; inactive companies that have not issued invoices in the most recent year; companies carrying out duplications of activity within the same municipality or so-called ‘vast area’; companies that have incurred losses during four years of the most recent five-year period; and companies whose activity is not strictly necessary to the needs of the community. With regard to the last point, State-owned enterprises are admissible only if they carry out the following activities: public services, public works on the basis of a programme agreement, public services or public works in a public/private partnership, instrumental services, commissioned services, and activity to enhance the value of the administration’s real property. In the event of business failures, private-sector rules and regulations will apply, while the directors will be responsible for their actions  before the civil court and the Court of Auditors for fiscal damage.
The decree approved in August 2016 was amended following the Constitutional Court’s Ruling No. 251/2016: the supplementary and corrective legislative decree11 was definitively approved in June 2017, following the

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9 https://digital-agenda-data.eu/charts/desi-components#chart={‘indicator’:’DESI’,’breakdown-group’:’DESI’,’unit-measure’:’pc_DESI’,’time-period’:’2017’}.
10 Lgs.D. 19 August 2016, No. 175, Consolidated Act on the subject of publicly-owned enterprises.
11 Following are the main changes introduced: a) investments may be made in companies whose corporate purpose is the production of energy from renewable sources, and universities may set up companies for managing farming enterprises with instructional areas; b) the public administrations may acquire or hold investments in companies that produce services of general economic interest, which are outside of the community area of reference, provided that such companies already have, or are obtaining, the award of the service through public contracting procedures and provided that they respect established size and efficiency parameters; in any event, the application of provisions for in-house companies remain, so as to ensure continuing application of European regulations, and as such, the provision according to which such in-house companies must ensure that more than 80 percent of their turnover comes from the execution of the tasks commissioned by the public entity or by partner public entities, thereby allowing that only the remaining 20 percent of turnover can be generated outside

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agreement of the Joint Conference and the acquired opinion of the Council of State and the responsible parliamentary commissions. In implementation of the Single Act, the unit responsible for controlling and monitoring the activation of the reform was identified by decree of the Ministry of the Economy and Finance on 16 May 2017; such unit is responsible, inter alia, for supplying directions and indications with respect to the application of the law. In addition, new functions have been made available for the Department of the Treasury’s software programme concerning State-owned enterprises,12 which is to be used by the administrations required to communicate the results of their review of shareholdings owned directly or indirectly, in relation to the extraordinary rationalisation. The provision for the review must be adopted by 30 September 2017. The deadline for the inputting of the data and provisions to the system is 31 October 2017.
Simplification
The legislative decree to streamline the processes of managing vehicle circulation and ownership data –implementing the reform of the public administration - introduces the Single Vehicle Circulation Document as of 1 July 2018. In line with what has already occurred in the other European countries, the new ‘circulation document’ will replace the current two documents: the certificate of vehicle ownership issued by the Italian Automobile Club (ACI), and the circulation certificate produced by the Motor Vehicle Registration Department. This will make it possible to optimise the administration’s costs of production, archiving and control. In addition, a single tax will be applied to the single document, and will thus replace fees paid to the Motor Vehicle Registration Department and the fees for the registration or recording of any vehicle on the Public Automobile Register. Circulation documents issued prior to 1 July 2018 will continue to remain valid through their expiration.
With reference to businesses or individuals applying for settlement of debts for social contributions, D.L. No. 50/2017 has provided that such businesses or individuals may continue their activity through the possible issuance of the Single of the aforementioned sphere; c) the deadline for the recognition of all publicly-owned enterprises, in relation to extraordinary audit, has been extended to 30 September 2017; d) regional presidents may maintain, with a decision based on reasons of public interest, individual shareholdings in regionally-owned companies, although the decree also applies to such companies, and therefore, such companies are also required to respect of the size and efficiency parameters set by the Consolidated Act; e) the deadline for the publicly-owned enterprises to conduct a survey of the personnel in service (for the purpose of identifying any staff surpluses) has been extended to 30 September 2017; administrations holding controlling interests in the companies will have the option of re-absorbing personnel previously already employed by those administrations, with a full-time employment contract, specific financially neutral conditions, and without this counting within the sphere of available hiring options; f) on the subject of corporate governance, publicly controlled companies must specifically justify, including by considering the needs for cost containment, if it must install a board of directors of 3-5 members in the place of a sole director; publicly-owned enterprises were required to comply with the corporate governance provisions by 30 July 2017; and g) the provisions do not apply to companies to which mafia-prevention measures apply (pursuant to Lgs.D. No. 159 of 2011), and they are to be only gradually applied to companies whose exclusive corporate purpose is that of managing European funds for the account of the State and regions or the planning and development of research projects financed by the European Union, spin-offs and university start-ups.
12 The software programme, ‘Partecipazioni’, which can be accessed through the portal http://portaletesoro.mef.gov.it, was developed by the Department of the Treasury for the annual survey of publicly-owned enterprises and the representatives of the administrations within the governing bodies of companies and entities (pursuant to Art. 2, Par. 222, L. No. 191/2009 and Art. 17, Par. 3 and 4, D.L. No. 90/2014).

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Document of Contributory Regularity (DURC) after the formal approval of an instalment payment plan (which is considered formally approved with the payment of the first instalment). However, in the event of the non-payment, insufficient payment, or late payment of the sole instalment or one of a number of instalments, the DURC is voided by the entities in charge of payment verification.  Such entities will make available the list of documents voided for such reason in a special section of the ‘DURC Online’ service.
With two different agreements between the government, regions and local entities (signed at the Joint Conferences on 4 May 2017 and 6 July 2017, respectively), the unified and simplified forms were approved, with respect to the main categories of commercial, craft, and building activities, for activation of specific provisions of the reform’s implementation decrees.13 The annual number of construction fulfilment covered by the new forms is approximately 2,700,000, while the new commercial and craft industry forms refer to sectors in which more than 1,500,000 businesses operate. The agreements ensure specific rules and time schedules, as well as the reduction of costs and compliance formalities. The municipal administrations, to which the applications, reporting, and notices will be addressed, have the obligation of publishing the standardized forms on their web sites (by 30 June 2017 and 20 October 2017, respectively).
The digital transformation of the public administration
The 2017-2019 Three-Year Plan for ICT in the Public Administration was approved in May and represents a strategic and economic planning document that will guide the digital transformation of the Italian public administration. The plan supplies guidelines that will allow administrations to plan investments and activity in a coordinated manner and with common objectives. The plan channels €4.6 billion of the appropriated resources toward the objectives set by the Strategy for Digital Growth. In line with the forecasts contained in the 2016 Stability Law, the plan initiates the restructuring of ICT expenditure for the achievement of the targeted 50 percent annual savings on annual expenditure for current management of the IT sector, to be achieved during the 2016-2018 three-year period. The Agency for Digital Italy will guide the efforts of the administrations as they adjust to the parameters outlined in the plan.
In August, a master agreement was signed in relation to Lot 4 of the project to develop innovative, new digital channels for dialogue between the public administrations and users. The agreement provides for the design, development, and standard nationwide management of portals, sites, applications and web applications on the basis of a needs plan presented by the administrations.
The government has preliminary approved the corrections to the Code of the Digital Administration, which contains the legislative measures for the implementation of many of the projects identified in the Three-years Plan, including the new regulation on: digital residence, the Digital Ombudsman, the service of digital citizenship and, in general, all the enabling facilities. The

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13 Lgs.D. No. 126 and No. 222 of 2016.

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measures contained in the correction act should allow for significant expenditure savings and greater efficiency of the Public Administration.
The government also launched Developers Italia and Designers Italia, two platforms for open collaboration that allow sharing of technical documentation, source code, APIs and SDKs, design kits and guidelines for the development of digital public services. Designers Italia and Developers Italia represent a new public procurement model for the development of digital services: more transparent, open (based on a community of developers and designers), more efficient and with significant savings over time.
The migration phase from the municipal registry to the single registry has been started through the establishment of the Program Office for the implementation of the National Resident Population Register, a task of the Digital Transformation Team. The expected objective is to rationalize spending for local authorities in the management of registry services and to simplify interaction between citizens and public administrations.
Consistent with the provisions of the Digital Healthcare Pact, the further computerisation of the National Health Service has been facilitated by the creation of a steering committee for the New Healthcare Information System, which will be appropriately integrated to ensure a single system of services that is shared with the initiatives already in place. The steering committee has planning, coordination and control duties for the implementation of the Digital Healthcare Pact. A technical working group was also established for planning and monitoring the implementation of the Electronic Health Record. This group is monitoring the development of the PHR systems at a regional level, and is identifying the contents, formats, and standards for the additional documents contemplated. Finally, the 2017 Budget Law provides that the regions may use - for the creation of their EHR systems - the national infrastructure developed by the Ministry of the Economy and Finance for interoperability of the records.
Justice system
Fight against corruption and reform of the statute of limitations
With the definitive approval of the Enabling Act reforming the criminal justice process, the government is empowered to introduce substantive and process-related changes with the objective of simplifying and accelerating the execution of criminal proceedings, from the standpoint of the number of proceedings and the reduction of pending cases, thereby implementing the principle of reasonable duration of the criminal proceedings. The new provisions aim to update the procedural safeguards for the accused, and to take into consideration the guidelines set at a European level, but also to make the new system compatible with the other changes recently introduced. For details, see the box below.

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FOCUS
THE REFORM OF THE CRIMINAL JUSTICE PROCESS
Extinction of crime in the case of reparatory conduct
The reform provides that, in offences that are eligible for withdrawal, the crime is extinguished if the accused, prior to the initiation of the proceedings, entirely remedies the damage through restitution or compensation and eliminates the consequences of the crime. The government is called upon to extend to crimes entailing petty offences (with the exclusion of certain cases) the ability to prosecute based on complaint by the injured party.
Increased sanctions
Prison terms and monetary fines have been increased for the following crimes: home burglary and bag-snatching; robbery; and vote-rigging jointly by politicians and the Mafia. The minimum prison sentences have been increased, respectively, from 1 to 3 years, from 3 to 4 years, and from 6 to 12 years.
Reform of the statute of limitations
The reform of the statute of limitations responds not only to the need to ensure time periods sufficient for ascertaining the facts of a crime, but also to the need to guarantee the reasonable duration of the proceedings. The new rules provide for the suspension of the statute of limitations for 18 months both after a conviction in the lower court, and after a conviction in any appeal. On the other hand, the suspension does not apply in the case of acquittal, and when, during appeals, the conviction is changed or overturned, or its confirmation is overturned upon appeal.
Enabling Act regarding the extent to which certain crimes can be prosecuted, the revision of security measures applicable to convicts, and criminal records.
The legislative bill contains guiding principles and criteria regarding a series of enabling acts. For example, the so-called Residences for Execution of Security Measures are used for the housing of convicts who were definitively suffering from mental illness at the time of the commission of the crime. Other convicts suffering from mental illness, having become mentally ill or subject to provisional security measures are to be housed, on a priority basis, in specialized sections of the prisons. With respect to personal security measures, the reform provides for the abolition of the so-called ‘double track’, i.e. the joint application of security measures and punitive measures, and the introduction of disciplinary track designed to get beyond, including through therapy and rehabilitation, the conditions that led the criminal to carry out the crime. The government is also empowered to restructure the rules and regulations for the criminal records office in order to take into account the numerous changes introduced.
Provisions related to the proceedings
Various provisions have been approved for the purpose of reducing the time required for the execution of the proceedings, including changes to archiving procedures and the rules and regulations forthe nullity of proceedings, and the provisions regarding the certainty of the timing for preliminary investigations.
Amendments regarding special proceedings
Several changes regard special proceedings. The appeal of the pronouncement of no case to answer and the rules and regulations for the simplified proceedings have been changed.  The control over rulings made through plea bargaining has been simplified, providing, inter alia, that the Court of Cassation, in the event of an appeal of the ruling, will arrange for the adjustment without having to pronounce the nullification of the ruling. The rules and regulations governing the criminal conviction decree are also amended so as to reduce the number of pending cases.
Structure of rulings
The reform also affects the structure of rulings. They must indicate the results attained and the criteria adopted for evaluation of the evidence, in relation to a series of aspects, such as,

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for example, punishability and the determination of the punishment and the security measure.
Reform of appeals
The legislative bill aims to simplify the system of appeals, also considering several principles established at European level. Such measures include the reintroduction of the agreement about the motives for appeal, on the basis of which the parties may come to an agreement about the redetermination of the punishment, with the waiver to other motives for appeal.
Court of Cassation judgments
Several changes regarding the Court of Cassation judgments are also designed to reduce the number of pending cases. For example, pecuniary sanctions have been increased for cases where the appeal is not admissible.  The rulings on inadmissibility of appeals have been simplified, and there is now a larger body of cases for which the Court of Cassation can nullify a ruling without sending them back to the lower court. Criteria of delegation are also contemplated in relation to the limitation of the admissibility to the Court of Cassation for appeals against rulings handed down by the justice of the peace, the lower courts, and the courts of appeal.
Changes to regulations for the organisation of the office of the Public Prosecutor
The Public Prosecutor is charged with the power/duty to ensure the observance of the provisions related to the registration of criminal offence reports.
Remote hearings
When a person is held for a Mafia-related or particularly serious crime, or a person is granted protection, the remote hearing becomes the standard. With a decree providing the reasoning therefor, the judge can provide for exceptions, excluding cases of special detention measures.
Enabling Act to reform criminal proceedings
The government will adopt some legislative decrees for the reform of the criminal justice process and the penitentiary system. With reference to wire-tapping, the emphasis is placed on the need to guarantee the respect of the confidentiality of communications, and of the telephone conversations and electronic communications intercepted, with a particular focus on persons involved only by chance in the proceedings, and non-relevant communications. The Public Prosecutor must ensure the confidentiality of the material that cannot be used or containing non-pertinent, sensitive data. In addition, the activity of disseminating audio-visual registrations or registrations of telephone conversations captured fraudulently with the intent of causing damaging to someone’s reputation has been classified as a crime, with the exception of cases in which such recordings are used for exercising the right of defence or the right to record information. The rules for the use of wire-tapping in proceedings have been simplified in the case of serious crimes against the public administration committed by public officials. Finally, the provisions discipline wire-tapping carried out by the implantation of malware data-capture programmes (so-called Trojans) into IT devices. With reference to the reform of the penitentiary system, the objective of the enabling act is to ensure simplification of procedures, and a revision of means and premises for the access to both alternative measures and penitentiary benefits. The reform also embraces: reparatory justice measures; incentives for paid and voluntary work; the revision of the provisions regarding medical care in the prison system; measures for the integration of foreign inmates; the provision that the regulation of criminal matters is reserved to the criminal code; regulations to ensure the respect of human dignity; initiatives to protect female inmates, including mothers of minors; the revision of the system of accessory penaltiesin order to allow convicts to re-enter society; and the revision of provisions regarding the freedom to worship and the rights associated therewith. Finally, certain provisions regard the imprisonment of minors.

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As part of the implementation of the EU Directive 2014/41/EU, the government definitively approved a legislative decree to introduce the European Investigation Order into Italian law, thereby replacing the letters rogatory and allowing for direct correspondence with the legal authorities of other European States regarding various matters. Finally, with regard to the implementation of EU regulations, the government also adopted a legislative decree to define the parameters for criminal court assistance between the Member States of the EU, with the objective of intensifying the fight against criminal acts on a European scale.
After a long parliamentary process, the acts of torture14 and instigation of torture have been inserted into the criminal code, with prison terms ranging from 4 to 10 years, and up to a maximum of 12 years if the crime is committed by a public official or a person commissioned by a public service, with the abuse of power or violation of duty. The crime of instigating the commission of torture is also disciplined.
Efficiency of the justice system and reduction of the length of the proceedings
The reduction of pending civil cases has proceeded also in the first quarter of 2017. In 2016, the average term for civil court proceedings was 981 days (1,007 days in 2015). The case backlog in the civil court continue to be high: despite the reduction reported between 2013 and 2016, the number of cases pending for more than three years in the lower courts (with the risk of application of the ‘Pinto’ Law) and in the courts of appeal had increased considerably year on year in the first quarter of 2017. The proceedings pending for more than one year in the Court of Cassation have instead been steadily increased since 2013.
In 2016, the pending criminal cases decreased by 6.2 percent, while they fell by 0.1 percent in the first quarter of 2017. The average term of criminal proceedings in the lower courts with single judge presiding amounted to 534 days in 2016 (a decrease with respect to the 598 days in 2015).
D.L. No. 50/2017 has established mediation as a mandatory preliminary procedure for anyone who intends to promote certain specific types of civil and commercial disputes, including, for example, condominium- and lease-related disputes, and disputes concerning insurance, banking and financial contracts.
The parliamentary process within the Senate is continuing for the drafting of a law designed to: enhance the duties and responsibilities of the business courts and the family and personal courts; streamline civil proceedings; and revise the rules and regulations with respect to cases whose judgments are suspended or referred.
Reform of the honorary magistrature
The reform of the honorary magistrature has been completed with the introduction of a series of changes to Italy’s legal system.15 First, a single statute

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14 L. No. 110/2017.
15 Lgs.D. No. 116/2017.

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for the honorary magistrature has been defined and regards justices of the peace, honorary judges of the courts, and honorary deputy prosecutors. The reform establishes the temporary nature of the mandate, which cannot extend beyond two four-year periods, after which a confirmation is necessary. A transition period is provided for the judges in office as of the date of the effectiveness of the decree, and for proceedings assigned and assignable to the justices of the peace in office as of the date of the reform: subject to a special request, the honorary judges may be confirmed in the office for a maximum period of four four-year periods (computed starting from June 2016), provided that they are confirmed every four years by the High Council of the Judiciary. In any event, the mandate terminates at the age of 68 years old. The role and the functions of the honorary judges and honorary deputy prosecutors also change: they are to be assigned, as specifically indicated by the reform, both legal functions as well as tasks to support the activity of the professional judges. In addition, the reform formally acknowledges the primarily instructional nature of the activity carried out, redefines the regulation of compensation, and provides for an appropriate retirement, healthcare and insurance system. The reform reshapes the organisation of the office of the justice of the peace, introducing a major expansion of duties and responsibilities as from 2021, to be facilitated by the increase in the number of honorary judges, which should rise from the current level of 4,000 to 8,000. The honorary justices of the peace are assigned to the Trial Office set up at the court of the district in which the office of the justice of the peace is located. The honorary judge of the peace may be delegated with authority for settling certain proceedings expressly indicated by lawmakers. Finally, drawing on model of the Trial Office set up at the ordinary courts, the Public Prosecutor will set up a Coaction Office that will be staffed by honorary deputy prosecutors (with respect to the coordination and oversight responsibility vested with the Public Prosecutor), clerical personnel, and interns as well as other persons completing professional training.
Reform of insolvency and bankruptcy procedures
Parliament is currently reviewing a proposed enabling act for the general reform of rules and regulations applicable to failing and insolvent businesses.16 The legislative bill is aimed at overall reforming the regulations governing extraordinary administration, so as to reclassify it within a framework of common general rules, as a particular case of the general insolvency proceedings. The reform is designed to ensure methodical consistency, and to reconcile the needs of creditors and the public in conserving the capital and safeguarding the employment of those insolvent companies that are deemed to be of particular socio-economic significance due to their size. The numerous directive principles and criteria of the proposed legislation regard, first and foremost, a single extraordinary-administration procedure, which is aimed at regulating the insolvency of individual businesses or groups of businesses, with the objective of their continuing as going concerns. The legislative bill amends the premises for

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16 A.C. 3671-ter-A, approved by the Chamber of Deputies on 10 May 2017.

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companies to be able to qualify for extraordinary-administration proceedings. With reference to size, in order to qualify, individual businesses must have at least 250 employees, whereas two or more companies of a group must have a total of at least 800 employees. In addition, the size requisite (i.e. the concept of a large business) is no longer solely linked to employment numbers, but also to the average turnover for the most recent three-year period. Finally, alongside the concrete prospects of recovery of the economic equilibrium of the business activity, another priority is the safeguarding of the continuity of production and of direct/indirect employment.
D.L. No. 50/2017 has amended bankruptcy proceedings, by allowing possible admission of firms to the special proceedings for extraordinary administration reserved to large businesses in the state of insolvency, including in absence of the size requisites17 established for companies buying business units from companies subject to extraordinary administration, without prejudice to the existence of the premise of the state of insolvency. A prerequisite for admission to extraordinary administration is the existence of concrete prospects of recovery, which can be manifested through: a programme to sell business units (with the resulting transfer of the exercise of the activity to another legal person); a restructuring programme (which contemplates the continuation of the activity without the transfer to third parties).
The public sales portal, a single national marketplace unveiled on an experimental basis in January 2017, was made fully operational in July 2017. The portal represents an innovative tool where professionals and creditors, upon order of the courts, can publish notices of sale of personal and real property that is subject to any type of bankruptcy or executive proceedings. The Ministry of Justice recently signed an agreement with Sogei, which will supply the technical support for managing the court-ordered sales through the portal.
Banking system
In the banking sector, the government has continued the efforts to reduce the weight of non-performing loans, and to improve the quality of the market intermediaries, so as to make their activity and governance more transparent and to simultaneously safeguard depositors. The initiatives have also been undertaken so as to respect the spirit of new, common European rules: inefficient market participants are leaving the market, and the public resources employed in various transactions are limited by the involvement of shareholders and subordinated bondholders, and are supplied with the prospect of recovering them over time.
D.L. No. 50/2017 has introduced provisions aimed at expanding the market for the non-performing loans (NPLs) of banks and financial intermediaries, specifically allowing the companies buying such assets (securitisation companies): i) to purchase shares, units, or other securities and equity-participation instruments derived from the conversion of a portion of the seller’s credits; and ii) to grant financing, aimed at improving the prospects of recovery of the NPLs and

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17 The size requisites consist of: a) a minimum number, for at least one year, of 500 full-time workers, including those admitted to wage-supplementation schemes; and b) debt for a total amount of no less than €300 million.

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facilitating the return of the transferred debtors to performing status. The transactions for buying and selling credits may occur as part of: i) economic-financial restructuring plans agreed with the selling party; ii) agreements provided by the bankruptcy law (within pre-bankruptcy composition proceedings); and iii) similar agreements or proceedings aimed at the reinstatement or restructuring of the business activity, as contemplated by other provisions of law.
D.L. No. 99/2017 introduced urgent provisions for forced administrative liquidation of Banca Popolare di Vicenza S.p.A. and Veneto Banca S.p.A. The transaction is designed to limit the negative impact of an ordinary liquidation on the region’s economy and social environment, and to ensure continuity in the access to credit by businesses and households. Considering that the ECB recognised the two banks as ‘failing or likely to fail’, it has not been possible to initiate a resolution procedure according to the European directive for bank bailouts (BRRD). As a result, reference was made to national laws and regulations (Consolidated Banking Act), which provides for the initiation of forced administrative liquidation.
The European Commission and the ECB approved the 2017-2021 restructuring plan for Banca Monte Paschi di Siena, which provides for the State involvement in the bank’s capital for up to 70 percent. The recapitalisation approved a capital increase of €8.3 billion. The bank will sell off €28.6 billion of non-performing loans, including €26.1 billion through a dedicated securitisation. Atlante II will acquire the junior and mezzanine securities (for additional details, see Chapter III).
The committee set up by decree of the Ministry of the Economy and Finance (in agreement with the Ministry of Education, Universities and Research and the Ministry of Economic Development) for the planning and coordination of financial education has become operational, and has the objective of promoting and planning educational and awareness-building initiatives to service retail investors.
D.L. No. 50/2017 has excluded supplementary pension plans from the bail-in mechanism. More specifically, the legal actions of the creditors against a depositary or sub-depositary (or in the interest of the same) may not be applied against the liquidity and financial instruments of pension funds, deposited for any reason whatsoever. In this manner, the provisions already established for the liquidity of mutual investment funds are extended to the liquidity of pension funds.
Finally, the government definitively approved a legislative decree for the adjustment of national laws and regulations relative to the markets for financial instruments.18 In responding to the expansion of the array of financial instruments and to the broader use of high-frequency trading systems, the decree includes sectors not previously regulated, and establishes a more complete system of oversight and application of the rules. The provisions of the legislative decree are aimed at ensuring proper information to investors and regulation of potential conflicts of interest between the parties, and they require appropriate investor profiling.

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18 Implementation of the EU Directive 2014/65/EU related to the markets for financial instruments (MiFID II) and the adjustment of national laws and regulations to the provisions of EU Regulations 600/2014 (MiFIR).

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Investments and infrastructure
According to the European Commission data, as of July 2017, Italy had projects approved within the Juncker Plan that entail total financing of €5.4 billion in relation to which €33 billion of expected investment are linked. Some €3.8 billion of the total financing is earmarked for 41 projects already approved in the infrastructure and innovation sectors, while the remaining €1.6 billion is addressed to 50 agreements with financial intermediaries for financing dedicated to SMEs.
D.L. No. 50/2017 contemplates measures for the socio-economic revival of the country, which are to be developed according to four priority areas: transportation, labour, support to businesses and taxpayers, and investments. The measures to support growth include new provisions for tax breaks and incentives for investments in building restructuring.
Reconstruction after earthquakes and hydro-geological risk
The financing of the works needed following the earthquakes of 2016 and 2017 has been provided also through D.L. No. 50/2017, which appropriates resources of €1 billion for each of the years of 2017, 2018 and 2019, and creates a fund to accelerate the rebuilding activity, with resources of €461.5 million for 2017, €687.3 million for 2018 and €669.7 million for 2019.
The financial plan for the reduction of hydro-geological risk from landslides and flooding was presented in May 2017. The plan describes, region by region, the list of the works, their cost and the status of completion of the projects and the work sites, for a total financial requirement of approximately €29 billion, including €12.9 billion planned among the European, national and regional funds, part of which will come from funds appropriated but not expended in the 2000-2014 period. The project, which has a 20-year horizon, is based on the involvement of all levels of government, and on the appointment of the 20 regional presidents as extraordinary government administrators to counter hydro-geological risk.
Public investment
The recovery of investment expenditure seems confirmed by the amounts related to invitation to tender for public works of local governments (+18 percent in the January-July 2017 period compared to the same period of 2016).
To support the development of the country’s infrastructure and create a further impetus to economic recovery, the government has allocated the Investments Fund (€47.55 billion in 15 years).19 On the basis of the law instituting the Fund,20 the initial budget resources are €1.9 billion for 2017, €3.15 billion for 2018, €3.5 billion for 2019 and €3 billion for each of the years from 2020 to 2032.

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19 A first allocation of the funds was done with the Prime Minister Decree dated 29 May 2017. A second Prime Minister Decree, which obtained positive opinions from the parliamentary commissions responsible (A.G.421), with observations, has not yet been published.
20 L. No. 232/2016, Par. 140 et seq. (2017 Budget Law).

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The amount for 2017 has been entirely used, assigning the resources to the public administrations involved, to allow the start of the planned intervention.
A quota of €400 million has been assigned to ordinary-statute regions,21 with the condition that the regions must make new and additional investments within the objectives of the Fund. Some €300 million have been allocated to the Ministry of Education, University and Research for intervention in the field of school construction projects for Provinces and metropolitan cities.22
The additional resources have been appropriated with two Prime Minister decrees. The first implementation decree assigned €800 million for urban regeneration and the security of suburban areas, metropolitan cities and provincial capitals. The second decree stipulates the assignment of the residual resources for some €46 billion (see Tab.V.3).
The interventions financed with the latter decree are related for more than €19 billion to transportation, road conditions, sustainable mobility, road security, and the renewal and accessibility of railway stations. These interventions include the ones for railway network (more than €10 billion), and national road network, including the extraordinary maintenance of the national interest network (more than €6 billion). More than €9.2 billion has been assigned to high-technology industrial activity and export support. These funds will be used for financing the expansion of Italian businesses abroad, and high-technology projects for the defence sector. A total of €5.6 billion has been appropriated to the public-building sector, inclusive of school construction; investments are also planned for public residential construction, and public building for healthcare as well as for public buildings, including museums. A total of €5.2 billion has been appropriated for the prevention of damages from earthquakes. In particular, the initiative known as the ‘Casa Italia Project’ will get financing of €2 billion, while €3.2 billion will finance projects to render earth-quake proof schools and other State buildings, including the analysis on buildings vulnerabilities. To the water network and water collection, drainage and purification, some €3 billion has been allocated for the planned investments. €1.4 billion is to be invested in research, while €1.2 billion of investment are allocated for digital transformation within the justice system. The remaining resources are allocated to be invested in sectors covering soil protection, hydro-geological disturbances, environmental restoration, and clean-ups, as well as for urban regeneration and the security of suburban areas, metropolitan cities, and provincial capitals (in addition to the resources allocated with the first Prime Minister decree) and elimination of architectural barriers.

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21 Art. 25, Par.1, of D.L. No. 50/2017.
22 Art. 25, Par. 1, of D.L. No. 50/2017.

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TABLE V.3 – INVESTMENTS FUND – ALLOCATION OF INTERVENTIONS
Total allocations
a) transportation, road conditions, sustainable mobility, road security, and the renewal and accessibility of railway stations	19,351,658,434
b) infrastructure sector, which includes projects related to the water network and water collection, drainage and purification	2,645,156,786
c) research	1,401,360,704
d) soil protection, hydro-geological disturbances, environmental restoration, and clean-up	857,316,951
e) public-building sector, inclusive of school construction	5,674,817,094
f) high-technology industrial activity and export support	9,261,513,888
g) digital transformation within the justice system	1,246,603,932
h) prevention of damages from earthquakes	5,238,972,210
i) investments for urban regeneration and the security of suburban areas, metropolitan cities, and provincial capitals	186,500,000
l) elimination of architectural barriers	180,000,000
Total	46,043,900,000

Moreover, with the Budget Law for the three-year period 2017-2019, financial spaces for €700 million have been granted to local governments, in the framework of National Agreements. These funds must be allocated for investments in soil protection (including the prevention of damages from earthquakes and hydrogeological disturbances) and school construction projects,23 as well as to ordinary-statute regions for €500 million yearly.24
In June 2017, a contract was signed to build up an ultra-broadband network in the so called market failures areas of six regions (Abruzzo, Molise, Lombardy, Emilia Romagna, Tuscany and Veneto); such areas were included in the first ‘White Areas Plan’ tender, that is part of the broader ‘Italian Ultra Broadband Strategy’. The public infrastructure to be developed by the successful tenderer, Open fiber S.p.A., will ensure the availability of 100Mbps ultra broadband in 3,000 municipalities, involving some 6.5 million residents and approximately 3.5 million real-property units. The provisional adjudication of a second tender has also taken place, and regards areas of market failure identified in the Regions of Piedmont, Valle D’Aosta, Liguria, Friuli Venezia Giulia, Umbria, the Marches, Latium, Campania, Basilicata, and Sicily and the Autonomous Province of Trento.  The development of ultra-broadband infrastructure in these areas will involve 3,710 municipalities, 5.5 million residents, and approximately 3.9 million real-property units. By the end of 2017, a third tender will be published with respect to the Regions of Apulia, Calabria and Sardinia, marking the completion of the aforementioned ‘White Areas Plan’, which will affect some 7,300 municipalities overall.
The Ultra Broadband Plan for the white areas has required the appropriation25 of €2.2 billion for projects that will be immediately activated. Another €1.3 billion

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23 Art. 1, Par. 485-494 of the L. no.232/2016, as modified by art. 25 of D.L. no. 50/2017.
24 Art. 1, Par. 495 and 495bis of the L. no.232/2016, as modified by art. 25 of D.L. no. 50/2017. Par.. 502 of the same budget law assign financial spaces to the autonomous Provinces of Trento and Bolzano for an amount of €70 billion each in 2017 and €50 million yearly for each province in the period 2018-2030.
25 With Interministerial Committee for Economic Planning (CIPE) Resolution No. 65 dated 6 August 2015

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is planned for the remaining projects provided by the strategy, including in the areas where market failures have been identified.
On 7 August 2017, the Interministerial Committee for Economic Planning (CIPE), acting on the proposal of the Minister of Territorial Cohesion and Southern Italy, completed the appropriation of the resources for the Ultra Broadband Plan, in order to achieve all of the Ultra Broadband Plan Strategy’s objectives, namely, the projects for improving fast ultra-broadband in the market areas (grey areas) and for supporting demand. On the one hand, the Interministerial Committee for Economic Planning (CIPE) resolution has allocated €1.3 billion of resources from the Cohesion and Development Fund26 to projects to support demand, and on the other hand, it has approved the financing of €2.1 billion for the ‘grey areas’, which are inclusive of the savings obtained from the lowering of bids during the first two tenders, and from a lesser need for resources in the white areas compared with what had been previously forecast.
School construction projects
D.L. No. 50/2017 integrated provisions related to the Investments Fund, and allocated the following amounts to the Ministry of Education, Universities and Research: €64 million in 2017, €118 million in 2018, €80 million in 2019 and €44.1 million in 2020.  This funding is to be assigned to provinces and metropolitan cities for the financing of school construction projects. In addition, expenditure of €15 million has been authorized for 2017, for school construction projects undertaken by the provinces.
D.L. No. 50/2017 also amended the provisions for granting financial leeway to local entities for investments made in school construction projects, by providing new priority criteria, enlarging the group of municipalities that can be involved, and simplifying certain procedural phases.
Investments and innovation in the transportation sector
The Guidelines for Assessment of Investment in Public Works developed by the Ministry of Infrastructure and Transportation (approved with Ministerial Decree No. 300 of 16 June 2017) represent the methodological tool for the reform process, introducing methods and techniques for the assessment and selection of public works, prior to identification of the priorities.
Since the new Public Procurement Code went into effect, three implementation decrees have been approved for respectively establishing: the requisites for participation in procedures entailing the award of contracts for architectural and engineering services; the general guidelines for publication of calls for bids and tenders, in order to ensure adequate transparency; and the list of the projects necessitating highly complex technical works, such as buildings,

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26 Already programmed by the Interministerial Committee for Economic Planning (CIPE) Resolution No. 65/2015

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plant facilities and special works, for which the pooling of contractors is not permitted.27
Several measures for the transportation sector, introduced through the D.L. No. 50/2017, are aimed at significantly upgrading certain segments and specific means of transportation through an investment stimulus. With reference to local public transportation (LPT), beside the provisions for the organisation of the service, regulation and competition (see below) an Interministerial Decree is in course of issuance as part of the implementation of the 2017 Budget Law that is designed to augment the competitiveness of businesses involved in public bus transport and in intelligent transportation systems, with total financing of approximately €202 million. Now in the drafting phase, the National Strategic Plan for Sustainable Mobility is focused on the renewal of the bus fleet for LPT services, and the promotion and improvement of air quality via the use of innovative technologies, as part of the implementation of international agreements as well as the application of EU policy and regulations. The plan provides for total investment (inclusive of the co-financing) of €6.167 billion for the 2019-2033 period.
D.L. No. 50/2017 also contains provisions regarding the development of appropriate synergies between ANAS S.p.A. and the Italian State Railways (FS). Such synergies will allow, inter alia, for increasing investments by at least 10 percent (with respect to 2016) both in 2017 and in 2018, through the design, planning, development and integrated management of railway and road networks of national interest. The initiative is to be realised through the transfer of ANAS S.p.A. shares to Ferrovie dello Stato Italiane S.p.A., realized by a FS28 capital increase for an amount corresponding to ANAS shareholders’ equity (equal to approximately €2.9 billion in the 2015 financial statements). The aforementioned decree also dictates corporate, legal and economic requirements for perfecting the transfer of the company’s shares.
Art. 47 of D.L. No. 50/2017 sets out additional, specific provisions regarding the railway network, which are designed to strengthen security and to identify new ways of involving the Italian Railway Network (RFI) in the management of the network’s infrastructure. In such case, RFI will be assigned the role of the single party responsible for the planning and development of projects needed for securing regional lines, as confirmed by special agreements signed with the regions involved.
Further legislative measures will also identify those regional railway lines that are relevant for the national rail network and may be eligible for State funding for possible investment. Finally, the regions involved, the managing companies of the railway lines29 and RFI may sign contracts for projects regarding the regional

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27 The drafting and the approval of numerous other implementation decrees are in process, and in particular, the decree with reference to the reform regarding planning levels (Art. 23) and the decree on transparency in stakeholder participation and public debate (Art. 22), which will round out the regulatory framework of the new code.
28 Through a transfer in kind.
29 The Italian Railway Network (RFI) does not manage the entire railway network in Italy. Of the 19,305.05 kilometres of railway infrastructure, only 15,764 are directly managed by RFI, while 3,655 kilometres (including approximately 2,000 kilometres interconnected with national infrastructure) are managed by various public- and private-sector entities.

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railway networks or for appointing RFI to manage the networks in place of the current companies.
The initiatives regarding Italy’s railway stations include the reprogramming,30 by the Interministerial Committee for Economic Planning (CIPE), of 50 percent of the resources available for the Grandi Stazioni Rail31 project, so as to allow for the completion of the ongoing programme of upgrading Italy’s largest railway stations, or the completion of additional works.
In addition to the measures aimed at enhancing the railway infrastructure, the decree introduces a tool for providing incentives related to rail transport of freight originating at seaports. In this regard, each port authority has the option of gradually reducing the fees for concession of state-property areas and docks for port operations, in relation to the achievement (in each area) of specific port-rail traffic objectives. Traffic objectives, and the magnitude and means for the discounts are left up to the decision of each authority, based on budget resources.
The measures in this sector also involve road transportation, intermodal transportation and the logistics chain. In this regard, refinancing (€35 million for the year of 2018) is provided for the implementation of projects aimed at strengthening the intermodal chain and reducing congestion in the road network, through new maritime services for combined cargo transport or the improvement of existing road services, with respect to cargo arriving at or departing from Italian or other European ports. Another €20 million will be allocated in 2018 to services of intermodal rail transportation arriving at or departing from logistical hubs and ports in Italy.
In August, the Interministerial Committee for Economic Planning (CIPE) handed down a favourable opinion about the outline of the 2017-2021 Programme Contract between the Ministry of Infrastructure and Transportation and R.F.I. S.p.A., and approved the outline of 2016-2020 Programme Contract between the Ministry of Infrastructure and Transportation and Anas S.p.A.
Finally, the decree for the renewal of railroad rolling stock for regional transportation services was also signed in August. The overall expenditure of €2.4 billion, including the resources tapped from the Cohesion and Development Fund, will be exclusively used for purchasing railroad rolling stock for the regional or metropolitan-regional railway transportation.
In September, the Council of Ministers approved supplementary and corrective provisions to Lgs.D. No. 169/2016 regarding the port authorities. In essence, the decree: i) proposes a new classification of the ports based on a simplified criterion; ii) adjusts the functions of the President of the Port Authority System regarding the governance of port operations, transferring to him certain functions that were previously handled by the management entity; and iii) extends prevailing provisions regarding the non-conferrability and incompatibility of appointments within the public administrations and those within private entities under public control, to members of the management committee.

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30 Through the revocation of funds from other resolutions.
31The stations managed by GS Rail (now known as Grandi Stazioni S.p.A., wholly controlled by the FS Italiane Group) and owned by the Italian Railay Network (RFI) or of Ferrovie dello Stato Italiane S.p.A. are: Bari Centrale, Bologna Centrale, Firenze S. Maria Novella, Genova Brignole, Genova Piazza Principe, Milano Centrale, Napoli Centrale, Palermo Centrale, Roma Termini, Roma Tiburtina, Torino Porta Nuova, Venezia Mestre, Venezia S. Lucia, and Verona Porta Nuova.

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Finally, the first Tourist Mobility Plan was unveiled in September as a tool to supplement i) the Strategic Tourism Plan of the Italian Ministry of Cultural Heritage and Activities and Tourism (MIBACT) and ii) the projects envisaged by ‘Connecting Italy’ plan. The latter, which was developed by the Ministry of Infrastructure and Transportation, was outlined in the attachment to the 2016 EFD, and officially recognizes tourism hubs as parts of the network of the Integrated National Transportation System. The ‘Connecting Italy’ plan designs an accessibility model based on ‘ports of access to the country’, namely, ports, airports and railway stations, which are particularly significant for tourism, thereby associating mobility networks with tourism services. Alongside physical infrastructure, digital infrastructure is also considered a key element for ensuring the quality of tourism mobility. The plan’s objectives are: i) improving accessibility to tourism sites in order to restore the competitiveness of tourism; ii) enhancing the value of transportation infrastructure as a component of the supply of tourism services; iii) ensuring further digital transformation of the tourism industry, starting from mobility; and iv) promoting sustainable and secure tourism mobility models. The plan is to be financed with national resources for infrastructure policy and European funds.
Public Procurement Code
Lgs.D. No. 56/2017 has introduced additional and corrective provisions in the Public Procurement Code.32
In addition to interventions aimed at coordinating the text and correcting material errors, changes introduced by Lgs.D. No. 56/2017 concern new provisions for simplified design, integrated procurement (which can be used for a transitional period), for preliminary activities aid (now totally free of economic burden), thresholds to labor costs’ reduction and requirements for the qualification of enterprises.
Amongst the implementing measures of the Public Procurement Code, two are in an advanced stage of preparation:
•
The National Anti-Corruption Authority (ANAC) has adopted the standard scheme[33] of the tender procedural guidelines for the provision of services and supplies in ordinary sectors, of a value equal to or greater than the Community threshold, awarded to the most economically advantageous offer at best value for money. In order to ensure maximum transparency and participation in regulatory procedures, the procedural guidelines have been placed in consultation, with a deadline of 30 days expired on 5 August 2017.

•
The Public Procurement Code envisages the progressive use of systems, methods and specific electronic tools of building and infrastructure modelling (BIM), in order to rationalize design activities and related verifications. To this end the Ministry of Infrastructure set in 2016 a Commission which drafted a proposal identifying: the preliminary obligations of the procurement

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32 Introduced by the Lgs.D. No. 50/2016, following what foreseen by the L. no. 11/2016, which stipulated that the Government could adopt corrective measures within one year of the entry into force of the Legislative Decree.
33 Pursuant to Lgs.D. No. 50/2016 and Lgs.D. No. 56/2017.

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stations; the optional and compulsory use of the methods and tools, in relation to the typology of the works to which they will be applied; the contents of the terms of contracts. All aspects going in the direction of rationalizing design activities and related verifications, improving and streamlining processes that have so far impacted on times and ways of contracting. This proposal was submitted to online consultation, closed on 3 July. The decree is in preparation.
With reference to the National Anticorruption Authority’s (ANAC) powers the D.L. No. 50/2017 amended the Public Procurement Code with regard to pre-dispute opinions, thus authorizing ANAC to take legal action for challenging the tenders, other general acts and orders related to significant-impact contracts of any contracting authority, whenever ANAC deems that procedures violate the laws and regulations governing public contracts. In addition, ANAC may take legal action with respect to the challenge: if the contracting authority does not comply with ANAC’s opinion within the deadline assigned by ANAC (and, in any case, within a maximum of 60 days from the transmission of the opinion), the Authority has the option of appealing the matter to an administrative judge within the 30 days thereafter. Such provisions are aimed at harmonising the Anti-Corruption Authority’s regulations with those of Antitrust Authority, as referenced by the Council of State.
Finally, D.L. No. 50/2017 has vested ANAC with the power to define, with its own regulations, the organisation, operation and legal order of its staff.34
Finance for growth and other measures to support businesses
Support to credit
In December 2016, new provisions were issued for the functioning of the SME Guarantee Fund (FGPMI). The provisions, which went into effect in June 2017,35 govern the application of a new probability-of-default (PD) model for assessing businesses interested in obtaining the guarantee. The new assessment model, which replaces the current credit-scoring-based model, is applicable, during a first phase, only to applications for  guarantee related to the facilitated financing under the so-called ‘New Sabatini’ law.36 A subsequent decree,37 adopted in March 2016, set the terms and conditions for extending the new assessment model to all applications for guarantee of the Fund, with the guarantees offered by the Fund also being remodelled in relation to the potential risk of the guaranteed party and the type of financial transaction involved.

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34 Similar to what foreseen by the law establishing the Regulatory Authorities of Public Utility services (L. No. 481/1995).
35 In implementation of the provisions set out in Art. 2, Par. 6, of D.L. No. 69/2013.
36 For additional details, see the Guarantee Fund operating provisions, which are available at: http://www.fondidigaranzia.mcc.it/allegati/fondo_di_garanzia/170127_Disposizioni%20operative_aggiorn_circ_1_2017.pdf.
37 Art. 2, Par. 6 of D.L. No. 69/2013 provided for a subsequent ministerial decree to extend the new assessment model to all transactions.

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At the end of June 2017, the FGPMI and the Cassa Depositi e Prestiti (CDP - the National Promotion Institute) entered into an agreement covering the issuance of a CDP counter-guarantee against a €3 billion portfolio of guarantees issued by the fund. This initiative falls within the framework of the Juncker Plan, and represents the most important ‘investment platform’ realised at an EU level. The FGPMI-CDP transaction will allow for freeing some €108 million of FGPMI resources, which will pave the way for new guaranteed financing amounting to approximately €1.5 billion.

As from May 2017, the collective-loan guarantee consortiums (Confidi) gained access to €225 million of funds appropriated for the creation of a special, distinct risks fund to be used for granting new public guarantees to the member SMEs. The initial funding may be rounded out by additional resources made available by the regions or other public entities, or by subsidies coming from the 2014-2020 EU Planning. The measure will favour, inter alia, the aggregation of the Confidi so as to allow even the smallest consortiums to achieve (via mergers or the signing of network contracts) a larger critical mass in terms of guarantees given. The procedure for the granting of the subsidies has been formulated with criteria to maximize the processing turnaround, with the preliminary assessments that will be completed within 60 days from the date of filing the application.
D.L. No. 50/2017 also contains provisions regarding the governance of the Individual Long-term Savings Plans (‘PIR’) that were also introduced by the 2017 Budget Law.38 More specifically, the decree establishes that the quantitative limits of €30,000 and €150,000 do not apply to the welfare- or pension-fund investments in the PIR.39 In addition, in the case of the reimbursement, before five years, of financial instruments held as investments, the proceeds must be reinvested in financial instruments held in the PIR within 90 days of the reimbursement (and thus, no longer the 30 days as previously provided).
Finally, D.L. No. 50/2017 has enlarged the group of beneficiaries of the Fund for Credit to Firms Victims of Missed Payments established by the 2016 Stability Law, so as to support, for the 2016-2018 three-year period, the SMEs that have encountered financial difficulties due to the non-payment of money by other debtor companies. Continued the implementation and management phases of the Agricultural Investment Fund.40
Incentives, simplifications, and fiscal measures to support businesses
The 'Industria 4.0' system has entered its second phase of implementation and has been extended to include broad-minded interventions that define an innovative and synergistic path, to involve the production and services system, the

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38 Par. 100-114 of L. No. 232/2016.
39 In order to benefit from the exemption, the PIR must be held for at least five years, and they must invest in the capital of Italian and European companies, with a reserve for SMEs, in the limits of €30,000 per year and, in any case, a total of €150,000.
40 Progress concerns the dairy and dairy sector with the reshaping of resources allocated for individual interventions to adapt them to the needs of the sectors concerned, and the European intervention in the dairy sector, providing for an extraordinary national co-financing (200% ) for companies affected by 2016 earthquake events,

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specific training of workers, the dual track system. The broader goal is to develop the economic potential, support the resource enhancement and the capacities of the country system (‘Impresa 4.0’ National Plan). The new measures and the continuation of those in place will be better structurated in the forthcoming Budget Law, but it is worth recalling some of the actions that have achieved the best results.
In order to promote the modernisation of the capital goods stock and the technological and digital transformation of Italian manufacturing companies, the government has extended and enhanced, via the 2017 Budget Law and the ‘Industria 4.0’ National Plan, the provisions for the write-up of the acquisition costs of certain assets for the purposes of deducting depreciation and financial lease payments.The super-amortization (whereby investments in newly acquired or leased capital goods are marked up to 140 percent of their value for depreciation purposes) introduced in 2016 has been extended for 2017, and flanked by hyper-amortization (250 percent) for investments in devices and technologies directed toward the Industria 4.0 transformation (with a technical appraisal required for assets with a value above €500,000). The right to the benefit accrues when the order and the advance payment of at least 20 percent are effected by 31 December 2017 and the delivery of the asset takes place by 30 September 2018 (term extended by D.L. No. 50/2017).
The capital goods provision (‘New Sabatini’)41 with initial funding of €383.86 million is an incentive measure made available by the Ministry of Economic Development with the objective of facilitating credit access for businesses, and increasing the competitiveness of the country’s productive system. The provision supports the investments in machinery, equipment, plant facilities, capital goods for production and hardware, which are purchased outright, or acquired through financing or leasing. Taking into account the investments made in the first 30 months in which the ‘Sabatini’ provision was in effect, the Budget Law appropriated another €560 million for the ‘New Sabatini’ provision, putting the total budget appropriation at €943.86 million. The Budget Law also provided for a 30 percent increase in the investment subsidy for both digital technologies referable to the ‘Industria 4.0’ Plan, and waste-tracking and weighing systems; the term for banks and financial intermediaries to grant the related financing has been extended to 31 December 2018. In view of the changes introduced, the rate of the tax credit for investments in research and development is no longer differentiated according to the type of eligible expenditures, but it is set at 50 percent for all eligible costs. In addition, the validity of the credit has been extended up to the 2020 tax year. Finally, the maximum annual amount of the credit granted to any beneficiary company has been raised from €5 million to €20 million. In order to encourage the capitalisation of new businesses, a measure was introduced in 2017 that allows for the transfer of losses incurred by new companies in the first four years of their activity, to a publicly traded company that holds an equity investment of at least 20 percent in the transferring company. The measures for self-entrepreneurship and innovative start-ups have

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41 Pursuant to Art. 2, Par. 2 of D.L. No. 69/2013.

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been refinanced, with €47.5 million for the year of 2017 and €47.5 million for the year of 2018 for each of the two instruments managed by Invitalia.
The exemption provisions already contemplated for innovative start-ups set up as limited-liability companies (S.r.l.) have been extended to SMEs incorporated as limited-liability companies. These provisions regard: i) the free determination of the rights assigned to shareholders, through the creation, in the company’s articles of incorporation, of categories of shares vested with differing rights;42 ii) the possibility that the shares of such limited-liability companies may be the subject matter of an offer to the public of financial products, including through the portals for raising capital (equity crowdfunding); and iii) the exception to the prohibition against carrying out, on the part of the companies, transactions involving the companies’ own shares, when the transaction is carried out as part of the implementation of incentive plans that provide for assignment of shares to employees, free-lance professionals working on a regular basis with the companies, members of the administrative body, and providers of services, including professional services.
The period of application of the employment provisions for innovative start-ups has been extended from four to five years from the date of incorporation.
D.L. No. 50/201743 has also addressed the Aid to Economic Growth (ACE) initiative by reducing the percentages for the calculation of the notional yield on new equity capital, to be applied as from the eighth tax period (1.5 percent instead of 2.7 percent) and for the tax period ending 31 December 2017 (1.6 percent instead of 2.3 percent).
The special tax incentives for long-term investments (at least five years) in the capital of businesses that were introduced by the 2017 Budget Law44 have provided for tax deduction with respect to income earned on such investments (if held for at least 5 years).  These incentives have been extended to welfare funds and pension funds, in the limit of 5 percent of their assets.
However, should private welfare funds sell the financial instruments that are a qualified investment before the period of five years required by the law, the income realised from the sale and the income earned during the minimum investment period will be subject to a substitute tax corresponding to the tax provided by ordinary fiscal regulations.
The rules applicable to the patent box system (introduced by the 2015 Stability Law) have been aligned with OECD guidelines.45 More specifically, trademarks are excluded from assets eligible for subsidies, and they are, instead, in the income category that benefits from the special rules, inclusive of the income arising from the joint use of intangible assets, which are linked by complementarity constraints. The new regulations apply as from 2017. The insertion of a grandfathering clause will allow for preserving the benefits of the

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42 The articles of incorporation may provide for the assignment of specific rights to individual shareholders, with regard to company administration or the distribution of earnings. Or, the companies may be incorporated (as in the case of joint-stock companies) with categories of shares not having voting rights, or categories of shares having voting rights not in proportion to the percentage of the shareholding.
43 Amended, upon conversion, by L. No. 96 of 21 June 2017.
44 Par. 88-99 of L. No. 232/2016.
45 OECD ‘Countering Harmful Tax Practices More Effectively, Taking into Account Transparency and Substance, Action 5’ - 2015 Final Report.

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patent box, according to the original rules, in relation to the options exercised for the first two tax periods, for the entire five years of the options’ validity (though not beyond 30 June 2021).
Finally, revisions have been made to the rules regarding the tax treatment of income from investment made in the capital or equity of companies and/or undertakings in collective investment (UCI), on the part of employees, managers, or managers of such entities (including persons delegated to management and those with advisory functions).
Territorial rebalancing measures
The relaunching of southern Italy constitutes one of the government’s programme priorities. Continuing in the direction set by the territorial rebalancing measures, the recently approved D.L. No. 91/201746 (the so-called ‘South Decree’) aims to provide incentives to new entrepreneurial initiatives, with additional resources. The decree specifically calls for the creation of Special Economic Zones (ZES), with particular reference to port areas, and a series of measures for simplification and for the acceleration of investments (public and private) in southern Italy.
Such decree flanks previous measures, including those that raised the rates of tax credits and further facilitated access to investments for businesses in the country’s southern regions;47 these measures have been recently been amended by D.L. No. 50/201748 which has reallocated appropriations by providing that a stake of 110 million in 2017 is used in the amount of 55 million for each of the years 2018 and 2019 and increased by 55 million per year the appropriations for 2018 and 2019.
FOCUS
Decree-Law No. 91/2017: measures for Southern Italy
The ‘Stay in the South’ initiative offers financing to the young people of southern Italy who intend to start a business activity. The maximum financing is €50,000 (35 percent of which is a grant), which will be used for covering the entire investment and the capital for production of goods in the farming, cottage-industry, and manufacturing sectors, as well as the supply of services. The non-grant financing has a zero interest-rate, and is disbursed through the banking system, with the benefit of a public guarantee, through a special section of the SME Guarantee Fund. The initiative has been financed overall through the Cohesion and Development Fund for total of up to €1.25 billion. Other measures to support the business activity of young people in the farming sector embrace some €50 million of Cohesion and Development Fund as well as procedural simplifications adopted for the development of the Development Pact projects in the regions of southern Italy.

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46 Converted with amendments by L. No. 123/2017.
47 Reference, in particular, is made to: the 2016 Stability Law (Art. 1, Par. 98-108), which amended the rules for the tax credit, establishing a credit (equal to 20 percent for small businesses, 15 percent for medium-sized businesses and 10 percent for large businesses) for the purchase, from 1 January 2016 to 31 December 2019, of new capital goods for production facilities located in southern Italy; D.L. No. 243/2016, which increased the rates (to 45 percent for small businesses, 35 percent for medium-sized businesses and 25 percent for large businesses), thereby increasing the maximum cost eligible for tax relief for each investment project, having made it possible to benefit from the credit along with other State aid and the de minimis aid in the limits allowed by European laws and regulations, and having extended the benefit to the entire territory of the Region of Sardinia.
48 Cvt. by L. No. 96/2017.

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With the intention of promoting the creation of new businesses, the decree empowers the municipalities in the regions of Abruzzo, Basilicata, Calabria, Campania, Molise, Puglia, Sardinia and Sicily to give concessions or leases on land and abandoned areas to young people (between the ages of 18 and 40) who present a project to enhance the value of the property.
The institution and regulation of Special Economic Zones (ZES) - which will be concentrated in port areas and areas economically linked to port areas – has the purpose of testing new economic-governance solutions for concentrated areas, where administrative procedures and procedures for infrastructure access by businesses are coordinated by a management entity representing the central administration, the region involved, and the related port authority. This is designed to allow for integrated planning of development of the ZES, with the objective of reviving the competitiveness of the ports in the southern regions. For the same purpose, the ZES will be granted tax relief as from 2020 in addition to the ordinary system of tax credits for southern Italy. More specifically, investments of up to €50 million will be eligible for the tax credit, also to provide an incentive for larger projects. The ZES will be activated upon the request of any of the less developed regions[49] and/or the regions in transition,[50] the regions that do not have port areas, but do have the characteristics requested, may apply for the institution of the ZES only in association form, if contiguous, or in association with a port area of the southern regions involved.
In order to ensure the implementation of the aforementioned measures, on 7 August, the Interministerial Committee for Economic Planning (CIPE) freed up the resources to support the ZES and approved the first resources for the ‘Stay in the South’ initiative.
With the ‘South Decree’, the Institutional Development Contracts have received funding to allow for implementation of particularly complex programmes financed with national and EU resources. The decree appropriates €40 million for the 2017-2018 two-year period for programmes to retrain and to reassign workers affected by business or sector crisis  in the regions of southern Italy. The programme implementation will be handled by National Agency for Active Labour Market Policies (ANPAL) in tandem with the regions involved. In the sea fishing sector, the daily monetary allowance due to suspension of work activity has been extended to additional workers.
Finally, the reintroduction of an incentive to foster regional solidarity pacts will free up resources in the regions that offer bonuses to municipalities, with the value of such resources being double that of the financial leeway granted to the municipalities, but without affecting the financing for essential levels of assistance.

At the end of April 2017, the government allocated €200 million of the resources of the 2014-2020 ‘Businesses and Competitiveness’ National Operating Programme to the creation of a special section of SME Guarantee Fund, known as the Business and Competitiveness National Operating Programme Reserve. The reserve is designed to supplement the fund’s ordinary guarantees in favour of SMEs and professionals in southern Italy, in consideration of the greater difficulty of businesses in this area of the country to access credit.
On 16 June, the government preliminarily approved new regulations governing the planning and the eligibility of the expenditure of European Structural and Investment Funds (ESIF) for the 2014-2020 planning period. At the end of July, Master Programme Accords were signed by the government, Invitalia, and the regions involved, with respect to the co-financing of Development

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49 Sicily, Calabria, Basilicata, Apulia, and Campania
50 Sardinia, Abruzzo and Molise

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Contracts. Added to this is the Southern Employment incentive (see section below regarding the labour market).
Finally, the directive of 10 May 2017 outlined the general rules for the administrative and operating activity related to the implementation of the National Intelligent Specialisation Strategy (‘SNSI’), which involves cohesion-policy tools in various ways.51
Finally, it should be noted how the reform processes have been positively supported, including the system of rules defined with the ‘ex-ante conditionalities’, prerequisites for the implementation of the 2014-2020 planning, as co-financed by the European Structural and Investment Funds (ESIF).52
Competition
Annual law for the market and competition
On 2 August 2017, the Senate definitively approved the first annual law for the market and competition. The law on competition is the key element of the government’s competition policy, but it dovetails with the other, pro-competitive regulations adopted in the past three-year period.
The law addresses the following main areas: insurance; communications and postal services; energy and environment; banks; free professions and pharmacies; tourism, culture and transportation services. The law has three key directives applicable to all of these areas: i) eliminate barriers to market entry and/or the exercise of business activity, thereby allowing for the adoption of innovative organisational models; ii) provide incentives for the mobility of demand, including through greater transparency; and iii) ensure adequate consumer protection. From the standpoint of the government’s policy objectives, these measures should be interpreted as an effort to stimulate the stagnant trend of productivity. Indeed, the reduction of mark-ups and the setting up of new organisational models will make it possible not only to capture the benefits of technological and process innovation in many sectors, but also to get beyond the pre-existing limitations to the growth of businesses. The law is also consistent with the government’s

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51 The SNSI is the document approved by the European Commission, which, starting from the mapping of regional strategies and in line with the National Research Programme, identifies five national specialisation areas (Intelligent and sustainable industry, energy and environment; Health, nutrition, quality of life; Digital Agenda, smart communities; Tourism, cultural heritage and creativity industry; intelligent mobility systems) into which the 2014-2020 planned resources for research and innovation will be channelled. The directive provides that the implementation of the SNSI occurs through i) the preparation of strategic plans, approved by a steering committee (pursuant to the Decree of the President of the Council of Ministers dated 25 February 2016), which are to supplement the operational plans related to the Cohesion and Development Fund, and ii) general and situation-specific measures, and the detailed measures identified by the ‘Research and Innovation’ and ‘Businesses and Competitiveness’ National Operating Programmes, thereby creating synergies and developing complementarities between the various cohesion-policy instruments.
52 The conditionalities were introduced by the EU General Regulations No. 1303/2013. The objective of satisfying the ex-ante conditionalities has supported and accelerated, inter alia, the approval of the national strategy and of the 21 regional strategies for intelligent specialisation, the National Plan for Research Infrastructure, the Digital Agenda, the Ultra Broadband Strategy, National Anti-Poverty Strategy, the proper ratification and implementation of EU laws and regulations on the subjects of energy, water resources, and waste materials, and the national and regional planning of transportation. A particularly significant result regarded the laws and regulations related to public contracting and State aid.

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strategy for attracting investment from abroad. The focus section summarises the main aspects of the legislation.
FOCUS
ANNUAL LAW FOR THE MARKET AND COMPETITION
The annual law approved on 2 August 2017 affects various areas with measures that regard:
Insurance and pension funds
The main objectives of the law’s insurance-related measures are fraud prevention and greater freedom of choice for the consumer. Fraud not only causes a general increase in the risks insured, and thus, the costs, but - given the distribution of fraud across the country - it also entails adverse selection in certain areas of the country. The main tool for fraud prevention with respect to auto-liability insurance is the obligation for insurers to guarantee ‘significant discounts’ to those insured parties who sign up for certain contractual provisions, such as the installation of a black box or breathalysers. With reference to the black boxes, the law establishes their significance as legal evidence and the means through which their portability must be guaranteed. New, more stringent regulations have been introduced to curb the use of ‘false’ witnesses.
In order to ensure adequate and uniform compensation on a national scale of damages from personal injury, a table is to be published containing damages according to macro categories of injury. The insurance companies will also be subject to more effective transparency obligations, with particular reference to price changes when there are no-claim discounts/bad-loss penalties in the contracts.
Turning to supplemental pension funds, a technical working group has been created for the reform of these funds, while the law provides for their early liquidation for participants who are unemployed for more than 24 months.
Communications and postal services
With respect to electronic communications, the law mainly aims to ensure consumer rights and to favour mobility. One provision establishes the right for consumers to withdraw from services with the same means as those used for signing the contract; telecommunications providers will be required to set up an online channel for withdrawal. When offering promotions, telecommunications providers must give sufficient transparency to possible costs from exiting in advance; exit costs must also be detailed in advance to the Communications Authority, providing the reasoning therefor. Promotions, in any event, may not entail periods of more than 24 months.
In order to make the market more dynamic, measures have been introduced to simplify the customer’s migration to a new provider, and to allow for customer identification through digital identity.
The law also addresses payment systems, making it possible to use telephone credit for purchasing tickets to certain galleries, monuments, cultural and entertainment events, and making donations to non-profit organisations.
With reference to postal services, the rules for the Public Register of Opposition have also been extended to postal service customers. The law has also abolished the legal reserve in favour of Poste Italiane for serving notice of legal acts and delivering sanction notices via post.
Energy and environment
The main aspect of the law with reference to energy is the completion of markets liberalisation for retail sale of electricity and gas. Starting on 1 July 2019, the current, so-called ‘safeguard’ systems will be abolished, with customers required to identify their supplier on the free market. The transition to the liberalised market – contingent upon the manifestation of a series of conditions, including an Internet site for comparison of offers, the respect of the timing for switching and equalisation, the operation of the integrated information system, the implementation of brand unbundling, and the protection of

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households facing economic hardship – will be governed by a decree of the Ministry of Economic Development, after consultation with the Energy Authority, the Antitrust Authority and the parliamentary commissions responsible.  Such decree will outline the terms and conditions for the transition.
As a further consumer protection, a list of authorized electricity vendors will be introduced, modelled after the already existing list of gas vendors.  The electric and gas bonus, which is currently the main form of assisting families with economic or physical hardships, is due to be revised, on a basis consistent with the framework of the National Energy Strategy’s provisions to prevent energy deprivation. In the case of large equalisation adjustments to utility bills, consumers will be allowed to make the payments through an instalment plan. Turning to the wholesale markets, the law extends the validity and the effectiveness of the so-called ‘close-out netting’ clause, which is directly effective in the event of a business failure of a counterparty to a wholesale international energy transaction. With reference to fuels, a stronger prohibition has been introduced against the regions’ adoption of discriminatory provisions regarding obligations for a so-called ‘third fuel’ to be offered alongside gasoline and diesel, limiting them to cases identified by a decree of the Ministry of Economic Development. Several measures have also been introduced to simplify the closing of so-called ‘incompatible’ service stations, so as to allow for streamlining distribution networks.
With reference to the tenders for natural gas distribution, the law introduces a measure to simplify the acceleration of the procedures when there is a limited differential between the value of reimbursement and the regulatory asset base for service. Finally, simplification measures have been introduced with respect to renewable sources, energy efficiency, and autonomous systems for the collection of packaging materials, ferrous and non-ferrous metals, and used electronic devices and equipment.
Banks
For the banking system, the law provides for the right of customers having subscribed a mortgage to substitute the related insurance policy proposed by the bank, with a new, equivalent policy independently procured by the customer. Rules and regulations regarding financial leasing have been codified for the first time, including for the purpose of ensuring greater certainty about the rights, obligations and responsibilities of the parties and making the market more transparent and competitive.
Professional services and pharmacies
With reference to professions, the law provides for a general obligation of giving an estimate of the costs, even when not explicitly requested by the customer. As far as lawyers are concerned, the territorial limitations linked to the professional’s domicile and the prohibition against joining more than one professional association have been eliminated. In addition, new rules for exercising the profession in corporate form have been provided, thereby removing the total prohibition against participation of equity partners, who can now invest in up to one-third of the capital of the companies, thereby favouring the entry of new resources and skills. Turning to notaries, the theoretical number of professionals admitted to the profession has been increased, reducing the ratio from 1 notary for every 7,000 inhabitants to 1 for every 5,000; restrictions on advertising have been eliminated, and the sphere of operation has been expanded on a regional scale. The law also eliminates the minimum income, disciplines financial management of the amounts collected, and streamlines notarial archiving procedures. With reference to engineering firms, ex lege clarification has permitted the firms to accept long-term contracts from private-sector contractors (in addition to public-sector contractors), while also making the firms subject to a series of obligations, including the identification of a professional responsible for every project and the guarantee of appropriate insurance cover. Dental companies will be required to meet new and additional obligations for consumer protection, including the need for a healthcare director in possession of the certifications for exercising the profession. As far as the pharmacies are

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concerned, the law has made it possible for joint-stock companies to purchase pharmacy licences, with the limit of four licences per owner now abolished and substituted by a market ceiling equal to 20 percent at a regional level, without prejudice to the application of antitrust regulations. The opening hours have been fully deregulated (provided public-service obligations continue to be met), and for areas where there is an excess number of pharmacies with respect to the number required, the excess units may be transferred within the same region.
Tourism, culture and transportation services
An enabling act has been introduced for the government’s reform of the rules and regulations applicable to taxis and private-auto services, with particular reference to the objectives of promoting competition, combatting illegal practices, and adjusting the supply of services to the new technologies. In the transportation sector, electronic ticketing has been made mandatory for all LPT services, and service providers are required to publish service charters related to reimbursements and indemnities. For the hospitality industry, the law has established the annulment of the contractual clauses that provided ‘tariff-parity’ obligations that were preventing hotels from offering discounts greater than those provided by online platforms. The law has abolished the producers’ exclusive on compensation to musical artists with respect to ‘related rights’ which can now be managed directly by the artists upon the public release of copyrighted music. Restrictions have been removed regarding the not-for-profit photographic reproduction of archive and library assets. The regulations regarding the international circulation of works of art have also been simplified.

Competition and regulation in the transportation sector
Within the sphere of the specific provisions on local public transportation D.L. No. 50/2017 dictates certain general principles regarding the organisation of the service, regulation and competition. First of all, the decree affirms the separation of the regulation, planning, organisation and control functions from those of operating the local and regional transportation. The law also establishes that a contracting local government or region must use a contracting authority for procedures covering the award of a transportation service contract, whenever the exiting managing company or one of the competitors is controlled or  owned  by the awarding entity or in case of direct or in house providing of the service.
Other provisions address the entrustment of local and regional public transportation services, through referencing certain rules already contained in the draft of the enabling act on local public services not approved. Such measures are aimed at improving the sector’s performance, by prompting the entities responsible to base their planning activities on criteria of efficiency, providing incentives for the use of competitive procedures to award the services, and harmonising the laws and regulations applicable to the sector with European and national laws and regulations. They provide for:
•
The creation of specific mobility areas for local and regional public transportation services and the related government bodies; these are determined by the regions[53] and have a minimum of 350,000 inhabitants.

•	The transfer for use to government bodies of the areas, networks, systems and other assets owned by the associated public entities. In such case, the

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53 After consultation with the metropolitan cities, the other ‘vast area’ entities, and the municipalities that are provincial capitals.

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government agencies must set up companies wholly owned by the transferring entities, which can also award contracts for the operation of the networks, systems and the other assets. Private-sector persons cannot invest, either partially or indirectly, in the equity of the aforementioned companies.
•
The subdivision of the mobility areas into two or more lots (to which tender procedures and service contracts will apply) so as to allow for the broadest possible participation of economic agents in the execution of the tenders for local and regional transportation services.

The Transportation Authority is charged with defining general rules for the procedures available to the contracting party for the award of local and regional public transportation services, which is part of the functions already exercised by the authority in regulating the formats for the call for bids.54 The Authority is also vested with certain specific powers for regulating: the collection of traffic revenue; the capital requisites for the participation in the tenders; the access of the trustee to buildings and capital assets in order to provide the service; and the transfer of personnel.
The decree makes reference to the draft of the enabling act on local public services, including in relation to the measures to strengthen the mechanisms to prevent fare evasion on local public transportation, and to improve the quality of the service through the planning of specific measures to compensate customers in the event of service failures.
Finally, certain provisions of D.L. No. 50/2017 impact the regulation of the local public transportation by providing a disincentive in cases of the breach of the laws and regulations on competition. More specifically, the legislation that redetermined the resources of the National Fund for the State’s Financial Contribution to the Costs of Local Public Transportation, setting them at €4.790 billion for 2017 and €4.933 billion as from 2018,55 also establishes the criteria for the resource allocation. One of these criteria provides for penalties when the services of local and regional public transportation are not commissioned through public tender procedures, or when the call for bids is not publicly disclosed or when tenders are carried out in violation of the measures adopted by the Transportation Authority. One of the parameters for the resource allocation starting from the second year after the decree goes into effect is the requirement for ordinary-statute regions to define appropriate levels of local and regional rail and road public transportation services, assessed on the basis of criteria that will be introduced with a special decree.56
D.L. No. 50/2017 has introduced provisions to allow firms entrusted with local public transportation services: i) to lease railroad rolling stock for rail transportation and ii) to lease vehicles, without drivers, for road transport,

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54 Pursuant to D.L. No. 201/2011, Art. 37, Par. 2, subpar. f).
55 Starting next year, the allocation of the fund will be done by 30 June of each year, by means of a decree of the Minister of Infrastructure and Transportation, in consultation with the Minister of the Economy and Finance, subject to the agreement of the Joint Conference. Barring such agreement, the Council of Ministers may take the required action through a resolution stating the reasoning therefor.
56 The allocation will no longer consider historical expenditure as a criterion, and will instead be based on the use of the criteria outlined in the decree on standard costs, which is now in the drafting phase. Finally, the allocation mechanism will also consider the total traffic revenue realised by each region and the increases of the same.

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provided the vehicles have been in service for no more than 12 years and that the leasing contracts have a term of one or more years. For the renewal of the railroad rolling stock, the companies holding mandates for LPT may make use of the purchase and negotiation tools made available by the national procurement centres.
Employment
Labour market reform
The final step in completing the reform process inaugurated with the Jobs Act is represented by the law that has gone into effect regarding non-entrepreneurial self-employment and smart working.57 This is innovative and highly important legislation, which aims at i) supporting non-entrepreneurial self-employment, and enhancing its value, through a system of specific safeguards, and ii) improving the quality of  life of the self-employed, thereby allowing for a better work-life balance.58 The measures dedicated to ‘smart working’ are instead focused on regulating this particular type of working arrangement,59 based on the use of innovative tools that allow for adapting work conditions to changes in the productive system, and facilitate a better work-life balance (see the section of this chapter on the public administration).
Active labour market policies
The National Agency for Active Labour Market Policies (ANPAL) has inaugurated the testing of a re-assignment allowance, a new active labour policy measure instituted with the Jobs Act. Upon conclusion of the testing phase, the re-assignment allowance will be extended to the eligible beneficiaries as provided by Lgs.D. No. 150/2015.
As of 27 July 2017, the Youth Guarantee Programme counted almost 1.2 million registered participants, for an increase of 53 percent over the comparable figure at the end of 2015; at least one measure had been proposed to more than

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57 L. No. 81 of 22 May 2017, Measures for safeguarding non-entrepreneurial self-employment and measures designed to facilitate the flexible arrangement of the time schedules and locations for full-time work.
58 Some of the more important changes to be introduced with the new provisions are: greater safeguards in commercial settlements and settlements against delays in payments; the deductibility of expenses related to professional and training activity (annual limit of €10,000); the possibility of pooling resources for potential participation in national and international tenders; the recognition of maternity benefits (regardless of whether the worker actually takes maternity leave); and the increase of the parental leave-of-absence from three to six months. In addition, as from 1 July 2017, the so-called Dis.Coll. programme (unemployment compensation for self-employed persons working on a regular basis with a company) has been made structural, and is to be paid to a broader group of beneficiaries (research associates and persons pursuing a research doctorate). These provisions are rounded out by those aimed at strengthening the social-protection and security benefits for the professionals registered with professional orders or colleges; for this purpose, the government has been empowered to adopt one or more legislative decrees so as to allow private-law welfare funds also to provide social benefits, financed by a special contribution, to be made available to the fund participants who have experienced a significant reduction of professional income for reasons outside of the participants control or as a result of a serious illness.
59 Based on the flexibility of work schedules and locations, and mostly entailing a greater use of electronic/IT instruments, as well as the absence of a fixed work station for the periods when work is performed outside of the company premises.

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514,000 young people. In March 2017, some 59.5 percent of the young people having concluded a project provided by the programme had at least a work experience, and 43.7 percent still had a job. In addition, the Youth Employment Incentive was refinanced for 2017; the incentive is addressed to businesses that employ NEET between the ages of 16 and 29 who have signed up for the programme.60 as of 28 June 2017, some 49,369 applications had been presented, with 30,687 of them accepted. With reference to the employment relationships, almost 70 percent of the persons hired under the incentives refer to stable employment (apprenticeship contracts for building professional skills account for 50.4 percent and permanent employment contracts account for another 18.6 percent).
As of the end of July, the Italian Social Security Administration (INPS) had accepted and confirmed 73,782 applications for the Southern Employment incentive, available to employers who hire young people or persons unemployed for at least six months, for the purpose of favouring employment in certain Italian territories with high unemployment rates.61 Almost 90 percent of the applications came from the less developed regions.
In the first half of 2017, Italian businesses increasingly opted for apprenticeship arrangements, with a 27.3 percent surge in the number of contracts year on year.
The greater use of this type of contract (which is strictly for young people) is also partly due to the testing of the new dual-track system, which became operational in 2016 and involves ANPAL and the regions.
With reference to the policies to facilitate a better work-life balance, a Prima Minister Decree was adopted on 17 February 2017, as provided by the 2017 Budget Law, for the disbursement of an annual allowance of €1,000 for families with children registered at private and public nursery; the decree also provided for introducing some forms of in-home support for children under the age of three years old who are suffering from serious chronic illnesses.
Welfare
Fight against poverty
As part of the effort to fight poverty and social exclusion, on 29 August, the government definitively approved the legislative decree that introduces Inclusion Income (REI) as of 1 January 2018. REI represents the single national measure to fight poverty and social exclusion. REI provides economic support accompanied by personalised services for social/work inclusion. This is not just an assistance measure; instead, any household benefitting from the measure is required to

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60 The incentives can regard persons newly hired with a permanent employment contract, with an apprenticeship contract for building professional skills, or with a term contract of at least six months.
61 The hiring must be through a permanent employment contract or an apprenticeship contract, and regards young people under the age of 25 or persons not having regular paid employment for at least six months. The incentive consists of a reduction of social contributions equal to the contribution to be paid by the employer, up to a maximum of €8,060 per year per person hired, starting from the hire date. The incentive is available for hiring from 1 January 2017 to 31 December 2017, for jobs located in Basilicata, Campania, Apulia, Sicily, Calabria, Abruzzo, Molise or Sardinia, regardless of the worker’s actual residence.

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make a commitment to undertake efforts, based on a customised project developed in conjunction with territorial services, that will accompany the household toward achieving autonomy.
FOCUS
Inclusion Income (REI)
The National Fund for the Fight Against Poverty and Social Exclusion has been established to finance the initiative, with structural resources that the most recent Budget Law has set at €1.7 billion as from 2018. Such resources will be rounded out by those earmarked for improving services (included resources charged against the Inclusion National Operating Programme), for a total of more than €2 billion as from 2019. The households applying for the income must meet the following requisites: i) valid certification of an Equivalent Financial Situation Index (ISEE) of no more than €6,000; ii) certification of an Equivalent Income Situation Index (ISRE) (the ISEE earnings indicator, after having divided the equivalence scale) of no more than €3,000; iii) real property assets, other than residence, of no more than €20,000; and iv) financial assets of no more than €10,000 for households with three or more members. In any event, the benefit (inclusive of other possible benefits, except for the accompaniment allowance) for any household may not exceed the social allowance (annual amount of €5,824; approximately €485 per month). Upon its initial application, the households eligible for REI are those with minor or disabled children, pregnant women, or unemployed persons over the age of 55. Mechanisms are planned for i) enlarging the number of eligible beneficiaries so as to reach all qualifying households nationwide and ii) increasing the economic benefit through the adoption of a National Plan to Fight Against Poverty and Social Exclusion, which will govern the use of any additional resources flowing into the aforementioned national fund, pursuant to the Budget Law or other legislative measures. Without prejudice to the economic requirements set, REI is compatible with employment activity. Instead, it is not compatible with the simultaneous use, by any member of the household, of the New Social Insurance for Employment (NASpI) or any social safety net for involuntary unemployment. REI includes two components: i) an economic benefit paid in 12 monthly payments, for an amount that depends on the resources already held by the household, and with a maximum that ranges from approximately €190 for a single individual, up to almost €490 for a household with 5 or more family members; ii) services rendered to the individual, identified following an assessment of the needs of the household, which will also consider the employment situation and the employability profile, education and training, housing conditions and family, community and social networks; these factors will be used for activating a personalised project that aims to help the beneficiary move beyond the state of poverty. REI may be paid for a continuous period of no more than 18 months, and at least 6 months must elapse between the last benefit payment before a household can make a new application (the suspension period could be revised with the national plan mentioned above). REI is obtained through a pre-compiled ISEE declaration (available as of 1 September 2018); this system innovation will allow access to information about all subsidized social benefits, thereby improving the trustworthiness of the declarations, while also simplifying compliance matters for applicants.
Upon initial application, the programme could apply to an estimated 500,000 households (based on data from the ISEE information system), including 420,000 households with minor children. The number of individuals potentially covered amounts to almost 1.8 million, including 700,000 minors. The average household size is just over 3.5 family members.

The Protection and Social-Inclusion Network chaired by the Minister of Labour and Social Policies and made up of representatives from various levels of government has the task of discussing and planning social policies, as well as

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participating in the programming decisions of the non-profit sector and social partners.62
Pending the launch of the REI initiative, new criteria for the Support for Active Inclusion (SIA) Programme went into effect in April 2017. SIA had already been completely reshaped so as to make it similar to REI, and it was implemented at a level national in September 2016.  There are, however, significant differences in terms of: eligible beneficiaries (the unemployed over 55 years old are considered for REI); the requisites for accessing the benefits (SIA has a single ISEE threshold of €3,000); the economic benefit (SIA is a fixed sum with respect to the number of the family members, REI varies according to the household’s resources); other benefits allowed (for REI, they are deducted from the benefit, whereas for SIA, they are considered mostly as a requisite for eligibility, and the resources available for the services (not financed by SIA).  In addition, SIA has a needs assessment scale so as to select the poorest beneficiaries, whereas the scale is not necessary for REI. In 2017, the greater availability of resources made possible by the Budget Law allowed the amendments to SIA eligibility requirements so as to expand the group of eligible beneficiaries. The new interministerial decree (published on 30 April 2017) tackles three elements in particular: the reduction of the threshold of multi-dimensional needs assessment from 45 to 25 points; the increase of the other benefits permitted, from €600 to €900, for households where one family member is not self-sufficient; the increase of the benefit for households consisting exclusively of one parent and minor children (+80 euro), thus with a maximum benefit of €480.  With these changes, it has accordingly been possible to roughly double the group of eligible beneficiaries (more than 80,000 households at the time of entry into force of the new criteria), with the re-admission of anyone who had been excluded solely due to the multi-dimensional assessment.
Pensions
D.L. No. 50/2017 has established i) the characteristics that certain work activities must have for the purposes of a benefit (‘social APE’) payable to employees near retirement who are experiencing specific hardship with respect to their jobs; eligible beneficiaries will get the benefit until they meet retirement

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62 The Network is made up of regional and territorial work groups, and has the objective of making the system more uniform, so as to overcome current territorial disparities. The decree instituting REI has provided for specific organisational aspects of the Network so as to facilitate the implementation of the initiative: a committee for the fight against poverty will be established as the permanent body for interaction between various levels of government; a newly instituted Poverty Observatory will be responsible for preparing a biennial report on poverty (inclusive of analyses and proposals with regard to the fight against poverty), promoting the implementation of the REI initiatives, reporting any problematic issues detected, including at a territorial level, and expressing an opinion on the annual report for the monitoring of the implementation of the REI initiative. The administration will be handled by social services, through an integrated services network, with the full involvement of the no-profit sector, social partners and the entire community. An allocation of no less than 15 percent of the Poverty Fund (€262 million in 2018 and €277 million per year as from 2019) has been earmarked for reinforcing territorial social services. These resources are rounded out by another €550 million over three years for enhancing social services across the country, to be charged to the 2014-2020 European Social Fund, and thus represent the bulk of the roughly €1 billion of funding made available for the Inclusion National Operating Programme. Approximately one quarter of the resources will finance initiatives directed at job-placement programmes, typically in the form of trainee assignments for social inclusion. Such initiatives are further supported by the resources of the Regional Operating Programmes.

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requisites, and ii) the application of the reduction of the requisite of the number of years of pension contributions for early workers. A Prime Minister Decree approved in September 2017 provides for the application of the voluntary APE63 as from 1 May 2017 for persons meeting the related requisites between 1 May 2017 (included) and the date on which the decree went into effect; the eligible persons must apply for the voluntary APE within six months of the date on which the decree went into effect, and they will be entitled to the payment of all of the accrued amounts in arrears, as from the date on which they meet the requisites.
Reform of the non-profit sector
With the three legislative decrees definitively approved by the Council of Ministers on 28 June 2017, the government concluded a broad and uniform review and reorganisation of the regulations regarding the non-profit sector, which are aimed at promoting and supporting the same. More specifically, this process introduced a general definition of non-profit -sector entities, the activities of general interest either mainly or exclusively exercised by them, and the governance provisions applicable to them. The procedure for acquiring the status of legal personality has been simplified; a Single National Register to be established for the non-profit sector (funding of €15 million) will be operated online, and the entities will be required to register in order to be able to qualify for applicable benefits; the National Non-profit Sector Council, also to be established, will serve as a body to represent non-profit sector entities and to offer them consultative input. The system of service centres for voluntary work has also been reorganised, and will not only be able to count on funding guaranteed by the banking foundations, but also stable public funding and €10 million per year for the centres’ development. A fund for financing the non-profit sector entities’ projects and activities of general interest is to be established with annual funding of €40 million. The legislation has supported social enterprises by extending the activities that they can carry out; other provisions regard the possibility, albeit limited, of profits distribution; the introduction of fiscal support measures for facilitating investment in the social enterprise and for ensuring that profits and operational surplus that are earmarked to fulfil the corporate purpose are exempted from taxes.
FOCUS
The non-Profit Sector Code
Following are some of the promotion and support measures provided by the non-Profit Sector Code:
•          the introduction of a new, detailed system of tax benefits, which takes into account the civil, social-utility, and solidarity purposes of the non-profit sector entities, and provides the option of lump-sum determination of business income in favour of the non-profit sector entities whose activity is not predominantly commercial;
•          the creation of a social bonus, i.e. a tax credit of 65 percent for physical persons and

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63 The voluntary financial pension advance (APE) is a loan granted by a lender and covered by mandatory payment protection insurance to cover the possible death of the beneficiary before the loan is paid out. The loan is paid in 12 monthly instalments to persons having satisfied specific requirements, and it is to be repaid in monthly instalments over 20 years, as from the date when the borrower begins to get regular pension benefits. A fund to be established for covering 80 percent of the financing and the interest accruing will be managed by the Italian Social Security Administration (INPS) on the basis of a special agreement.

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•          50 percent for legal persons for the liberal donations in cash made in favour of the non-profit sector entities that have presented a project to back the restoration of unused public buildings and/or real and personal property confiscated from organised crime and assigned to such entities for exclusive use in carrying out non-commercial activities of general interest;
•          a series of tax-relief measures regarding indirect taxes (inheritance, donations, registration, mortgage and cadastral taxes) with particular reference to the buildings used by the entities, as well as measures regarding local taxes;
•          the redefinition of the rules for deductions and exemptions with respect to liberal donations in cash or in kind in favour of the entities (with the deductible limit for physical persons raised from 26 to 30 percent for non-profit sector entities and to 35 percent for volunteer organisations);
•          new regulations regarding social financing with respect to ‘solidarity securities’, which are bonds or other debt securities, issued by banks to finance the activities of non-profit sector entities;
•          tax relief (taxation at 12.50 percent) for social lending activity carried out by managers of online portals;
•          measures to favour the assignment unused public buildings to non-profit sector entities for their institutional purposes;
•          rules and regulations for a specific fund instituted for financing of the projects and activities of general interest promoted by non-profit sector entities.
Finally, the code provides rules and regulations regarding monitoring, oversight and control activity, including of a fiscal nature and in relations to sanctions.
The law has provided for financial resources of €190 million, including approximately €105 million to cover the fiscal and tax benefits, and the residual balance to be used for the measures illustrated above.
In May 2017, the government approved the statute for the ‘Italia Sociale’ Foundation, which is being set up pursuant to the enabling act for the reform of the non-profit sector. The foundation has the purpose of supporting, through the contribution of financial resources and operational expertise, the design and development of innovative projects by non-profit-sector entities producing goods and services with a strong social and employment impact, and addressed, in particular, to the most underprivileged areas and segments of the population.

Wage bargaining
The 2017 Budget Law enhanced the fiscal incentives for the part of compensation linked to productivity gains, with the aim of further promoting the second-level bargaining (company- and territorial-specific). The procedure for the online registration of company and territorial specific contracts at the Ministry of Labour and Social Policies became fully operational in July 2016. Of the more than 25,000 company and territorial specific contracts filed, some 12,711 are those currently in effect; over 10,000 are company contracts, and 2,252 are territorial contracts. Almost 10,000 of the contracts incorporate productivity targets, whereas those with income and quality targets amounted to 7,225 and 6,069, respectively.  Some 1,709 contracts provide a plan for participation in profits, and 3,909, some form of company benefit plan. The region with the highest number of active contracts is Lombardy (3,714), followed by Emilia Romagna (2,256) and Veneto (1,395).

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Education and research
Implementation of the ‘Buona Scuola’ Law
In April, eight of the nine legislative decrees provided by the enabling act were approved for the implementation of the ‘Buona Scuola’ reform law.64 Additional measures have mostly regarded the implementation of the school assessment system, actions to promote scholastic inclusion, digital innovation, and school-work programmes.
FOCUS
The dual-track system
The law to reform the education system is designed to facilitate the changeover from education/training to the labour market, through initiatives such as school-job transition and apprenticeships, with the objectives of reducing the school drop-out rate, orienting students toward the business world, and aiding the employability of young people.
New tools available for the school-job transition will make it easier to match the supply of  transition experiences with demand on the part of the schools, while they will also result in better reporting of comments and abuses.
As far as the apprenticeship is concerned, the young person can pursue a first-level apprenticeship for professional qualification, a professional diploma, an educational diploma, and/or professional-technical training/education specialisation. The apprenticeship period can have the same term as the training programme.  Once the qualification or diploma is received, the young person can move forward with the apprenticeship for professional skills development (in this manner, the employer tracks its investment in training, the apprentice gets a regular salary, and the company can count on reduced social contributions). The apprentice can therefore obtain the second-cycle educational qualification, benefiting from a dual-track programme whose duration is the same as that for school studies. Following the diploma, the apprentice may opt for a subsequent period of studying at an advanced technical institute or a university. In this second period, the youth works as a third-level apprentice in order to earn an advanced technical diploma or a professional degree.  This can be rounded out further by an apprenticeship for development of professional skills, with one year of social-contributions incentives available to the businesses permanently hiring. The programme can still continue, with a third-level apprenticeship, with the apprentice earning additional university degrees.

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64 More specifically, measures have been adopted for: reforming the practices involved in hiring secondary-school teachers; introducing a new disability-certification model; revising professional instruction programmes; setting up an an integrated education system from birth to age 6; further empowering the right to education; promoting and fostering humanistic culture; reorganising regulations regarding Italian scholastic institutions and initiatives abroad; and reforming the practices for the assessment and certification of student skills. For additional details, see the 2017 NRP. The adoption of the legislative decrees will be followed by the issuance of implementation decrees during the 2017-2020 period; the implementation decrees will lead to: three competitive placement examinations for the recruitment of secondary-school teachers (with increasing percentages over time for the positions available to young university graduates who wish to enter the teaching profession); the introduction of a new model for outlining individual projects and educational plans so as to ensure greater scholastic inclusion of students with disabilities; the definition of the academic structure of two new professional degree programmes; and the reform of the prevailing systems so as to ensure greater adherence to the needs of the students and the territories. The implementation degrees will also: guarantee the resources for reducing the gap vis-à-vis European objectives for the coverage, by population and territory, of educational services for infants; appropriate resources for increasing the right to education for students within the regular education system; enhance the arts culture and practice within any school type or grade; extend the expansionary measures provided by the ‘Buona Scuola’ Law to Italian scholastic institutions and initiatives abroad; and finally, introduce a new assessment and certification model for student skills, with a greater weight on scholastic activities and introduction of external certification for the knowledge of the English language.

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In July, two decrees were signed for the design and development of innovative school buildings, and the allocation of €150 million for the development of early childhood centers provided by an implementation decree of the ‘Buona Scuola’ Law, in relation to the introduction of an integrated system of education from birth to age 6.
A national plan for testing a four-year diploma has been inaugurated, with the involvement of 12 schools. During the 2018-2019 academic year, more schools will be added to the testing, with selection, via a competitive process, of 100 experimental classes across Italy, whether in state schools or private schools accredited as state-equivalent schools.
National Plan for Digital School (NPDS)
Resources have been appropriated for the completion of 16 actions needed for total implementation of the NPDS.65 More specifically, the following appropriations are planned for 2017, provided they are compatible with public finance constraints:  €140 million for labs to develop professional digital skills, with the aim of innovating the programmes consistent with the interventions included in the ‘Industria 4.0’ Plan; €15 million for extending the electronic register to all lower secondary school classes; €2.5 million for the creation of innovative instructional environments to help reduce the drop-out rate in the school of the peripheries; €5.7 million for supplying assistance for technical maintenance of IT instruments for lower secondary schools; €25 million for advanced training of school personnel with respect to digital themes.
The NPDS also has a Digital School Observatory. The initial data published in July and reported by the observatory show that 97 percent of 3,500 sample schools have school buildings connected to the Internet for educational purposes, and 47 percent of the cases reported very good connections. With reference to cabling within schools, some 48 percent of the buildings had cable installed, 75 percent of the labs were cabled and connected, and 56 percent of classrooms were cabled and connected.
Research and universities
Within the framework of the National Research Programme, a tender of €497 million was launched in July 2017 in order to finance industrial research and experimental development projects. The investment’s objective is to provide incentives for public/private sector working relationships and to relaunch the national system, by promoting the creation of networks for research, namely,

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65 Unveiled in October 2015, the NPDS has the objective of promoting innovation and digitalisation in the Italian school system, and provides for 35 actions regarding: the instruments that the plan must have so that it can be inaugurated and completed; the learning locations and environments to be used; the actions to be able to ensure a digital identity to both students (for the purpose of improving an educational experience increasingly focused on immediate placement in the labour market), and teachers (to improve the training on the job). Additional measures regard support to the digital transformation of the schools and instructional environments. Finally, the plan calls for the creation of a Digital School Observatory and a Scientific Committee, the latter of which will align actions taken with international practices. A fundamental action provided is that of the continuous monitoring of the entire plan.

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national production and development chains that are consistent with the 12 areas of intelligent specialisation selected at a national level.
Some €393 million of the resources are earmarked for the regions of southern Italy (less developed regions and regions in transition), while another €104 million will go to the central/northern regions, for activities that will impact: employment; the capacity to attract skills and investments; the strengthening of the competitiveness of the businesses; and the potential to enhance the value of research results and to spread innovation.
D.L. No. 91/2017 also intervenes in the research sector, with regard to the recognition of National Technological Clusters (NTC), which are structures to support and make more efficient, the coordination of the industrial research policies at a national and local level, and to serve as a connecting point between measures promoted at a central and regional level.  With reference to the regions of southern Italy, the clusters are also a mechanism for facilitating the implementation and the use of projects across the territory. Each NTC will be required to prepare a three-year action plan with a special section referring to southern Italy.
In the second half of 2017, the Ministry of Education, Universities and Research will proceed with implementation of the actions provided by the 2015-2020 NRP in relation to human capital, with particular reference to the objective of increasing the number of researchers and research doctors in the country, increasing the number of women and under-represented groups, and attracting the best talent.
As to universities, D.L. No. 50/2017 reassigned the resources of the Cohesion and Development Fund for the 2007-2013 planning targeted to the National Plan for the Southern Italy (University System for the implementation of infrastructure development projects at universities in southern Italy): the resources for which legally binding obligations had not yet been assumed have been re-allocated not only to upper secondary schools, but also to the universities to which they had already been assigned, provided they are used for starting up the related projects.
D.L. No. 91/2017 contains additional provisions for a rapid, full assignment of State resources for 2017, confirming the appropriations already made in the 2014-2016 period and regulating the issue of standard costs in a consistent and exhaustive manner.66 The freeing up of resources for 2017 also ensures the implementation of the ‘no tax area’, which will mean that certain students (those coming from households with Equivalent Financial Situation Index (ISEE) of less than €13,000) will not have to pay tuition to attend the university.

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66 For 2018, the decree identifies for the criteria and cost accounts to be used as the basis for determining the standard cost model per student; such model will be the basis for the annual subdivision, by percentages of the Ordinary Financing Fund (OFF) for state universities. The criteria will consider the costs of professors, contracted lecturers, technical-administrative personnel, as well as the costs of running and managing instructional, research and service structures. Such method for calculating the standard cost per student will be recomputed with a subsequent ministerial decree which will be valid for three years starting from 2018, and it will also determine the percentage of the OFF, net of projects with a use limitation, to be split among the universities on the basis of the standard cost per student. For the current year, decrees have recently been signed with the criteria for subdividing the OFF among state universities for 2017 and that related to the determination of the number of personnel that each university can hire this year. The OFF for 2017 is equal to approximately €6.9 billion; based on the ‘South Decree’, the portion split according to the standard cost criterion will remain stable for 2017.

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In line with the objectives identified by the Europe 2020 Strategy for development of the tertiary education systems, the steering committee for coordination of advanced technical institutes and professional degrees concluded the first part of its works. A document has been prepared with the aim of developing a comprehensive vision of the relationships between advanced technical institutes and professional degrees, in accordance with an approach of continuing and completing the educational experience.
In the light of what has already been mentioned for public administration interventions, with resources provided by the forthcoming Budget Law, negotiations will continue for the renewal, with regard to both economic and regulatory conditions, of the national collective bargaining contract for education and research sector:67 this will allow for appropriately enhancing the value of the fundamental role of the professors within the Advanced Artistic and Musical Education system, researchers and technologists, school lecturers, and administrative personnel, including administrators. Valorisation measures will also be introduced for university professors in compliance with the public law rules that regulate their position.
Public finance measures
Containment of public expenditure and spending review
The revision and streamlining of expenditure68 occurs through two general, distinct processes that are logically interconnected and linked: on the one hand, the elimination and/or reduction of specific expenditures creates space within the public administration’s budget; on the other hand, efforts are made to ensure more efficient public-administration organisation and processes. The spending review activity focuses on current expenditure that can be actually  reduced, excluding interest on the debt, pensions, public benefits, transfers to the EU, and other transfers. The total amount of this expenditure amounted to €327.7 billion in 2016. Approximately 75 percent of current expenditure is concentrated in five macro areas: healthcare, municipalities and provinces, security, education and defence. The spending review activity regarded the first three areas.69 The expenditure eliminated and/or reduced for the 2014-2017 period had a cumulative value of €29.9 billion in 2017. Net of personnel costs, the reduction represents 18 percent of current expenditure. This reduction was seen in all areas of the public administration, but with differentiated effects. Central government accounted for

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67 As part of the implementation of the commitments undertaken with the agreement of 30 November 2016 between the government and union organisations.
68 Report on the spending review, presented at the end of June by the Commissioner to Parliament, available on the web at:
 http://www.mef.gov.it/inevidenza/documenti/Relazione_Commissario_20_Giugno_2017_.pdf
69 With reference to education, where the personnel cost represents more than 90 percent of total costs, the ‘Buona Scuola’ Law’s core objective of reinforcing staffing and skills was a limiting factor for the potential recovery of resources, which was a lesser priority. With reference to defence, the legislative bill for L. No. 244/12 was considered, and specifically, the long-term plan to reduce the armed forces from 220,000 (including civilians) to 170,000.

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24 percent of the overall reduction, net of personnel costs, while local government accounted for 17 percent.
A Prime Minister Decree approved at the end of June 2017 defined the spending targets for the ministries, consistent with the provisions of the 2017 EFD, providing savings of €1 billion per year to 2018-2020 budget, starting in 2018. The decree is another step towards the implementation of the spending review for the State’s central administrations. Each ministry must indicate the actions that it intends to take to achieve the spending cut decided.70 The spending targets are to be achieved through provisions that will be defined with the Budget Law.  In order to strengthen the focus on achieving the expected results (both from a financial standpoint and in terms of public outcomes), the most significant actions will be subject to specific three-year monitoring agreements between the Ministry of the Economy and Finance and the ministry involved.
Streamlining of public procurement
The efforts to make spending more efficient also extend to purchases of goods and services, with two specific initiatives: i) the enhancement of the role of CONSIP S.p.A. as the main procurement centre for the public administration, and ii) the creation of a Technical Working Group of Aggregating Parties, so as to provide a new system for the aggregation of purchases, particularly at the level of local government.
The main results of the CONSIP initiative can be summed up through a series of indicators, including total expenditure managed, namely, the purchases of goods and services that CONSIP handles through various instruments (conventions, master agreements, dynamic purchase system, electronic market, and tenders by delegation).  In 2016, the total expenditure managed came to €48.3 billion, an increase of 27 percent with respect to 2014; the value of the tenders handled was €16.9 billion in 2016, an increase of 26 percent with respect to 2014; the number of tenders was 274 in 2016, an increase of 56 percent with respect to 2014; intermediated expenditure, i.e. the total value of supplies delivered to the administrations through CONSIP contracts, came to 8.2 billion in 2016, rising by 37 percent with respect to 2014; finally, the savings obtained reached a total of €3 billion in 2016.
The fragmentation of the contracting authorities (36,000 in the various public administrations before the rationalisation effort) has represented one of the greatest structural problems for the public administration’s efficiency. On the one hand, these problems resulted in costly management of the procurement process; on the other hand, they caused pricing disparities, with high prices in some cases, including between geographically contiguous administrations. The Technical

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70 The initiatives will be realised through three possible exercises: i) revision of administrative or organisational procedures for efficiency; ii) de-financing of planned projects; and iii) revision of the mechanisms or parameters that determine expenditure (performance, rates, etc.). Having considered the priority of the government’s action, the Prime Minister Decree excludes, from expenditure reduction, expenditures in relation to the following: gross fixed investment, natural disasters (including earthquakes), immigration, and the fight against poverty. The spending targets are to be achieved through actions that each administration proposes upon the drafting of the 2018-2020 Budget Law. The individual ministries submitted their proposals to the Ministry of the Economy and Finance during the summer of 2017, and they are now being reviewed by the State General Accounting Department.

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Working Group of Aggregating Parties has responded to this inefficiency, with the following results obtained: i) the value of tenders handled reached €25 billion in 2016 (+279 percent with respect to 2015); ii) the aggregated tenders represented 82 percent of the total in 2016 and 86 percent in the first quarter of 2017 (27 percent in 2015); and iii) on the basis of a sample of tenders already awarded, the average savings obtained amounts to 23 percent.
Standard requirements
D.L. No. 50/2017 provided for a Technical Commission for Standard requirements, starting in 2017, for the determination of standard requirements and standard fiscal capacity of the ordinary-statute regions regarding matters other than healthcare, subject to the update by a Joint Conference of the charges attributed to the different levels of government in their contribution to public finance consolidation.
At the end of July, a Prime Minister Decree was approved with reference to the provinces and the metropolitan cities, with a methodological note on the procedure for calculating the determination of the standard requirements and their distribution coefficients, with respect to some essential functions (education, territory, environment, transportation and other general functions).71 In gradually and definitively abandoning the use of historical expenditure as the basis for future expenditure, the government is determining such requirements in order to ensure, both progressively during transition and subsequently after transition, the full financing of expenditure in relation to fundamental functions and essential levels of services.
Taxation system and compliance
The government has approved several important measures aimed at approving taxpayer compliance and the effectiveness of tax collection. D.L. No. 50/2017 extended the operating sphere for the split payment72 in consideration of the effectiveness of the measure in the fight against VAT evasion, with particular regard to the evasion through non-payment. In addition, in order to prevent undue offsetting of VAT credits/debits, the decree reduces the limit (from €15,000 to €5,000) over which the compliance certificate73 is needed for the offsetting

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71 The decree is adopted pursuant to Lgs.D. No. 216/2010 ‘Provisions on the subject of determination of the costs and the standard requirements of municipalities, metropolitan cities and provinces’.
72 The split payment mechanism has been extended to all transactions with respect to: the public administrations that are part of the consolidated account published by ISTAT; the companies controlled by the Prime Minister Cabinet, the ministries and territorial entities; publicly traded companies that are part of Borsa Italiana’s FTSE MIB; and professionals. It is a measure to prevent undue offsetting of VAT credits/debits, and non-payment of VAT, and it provides that the public administrations, upon paying an invoice, split the payment, paying the supplier the amount due, net of VAT; the VAT is then directly paid to the State budget. Since this measure falls within the sphere of harmonised regulations within the EU in relation to tax collection, it was necessary to request an exception, which was approved with the decision of the EU Council (No. 2017/784 of 25 April 2017). The new regulations are applied to transactions for which invoices are issued as from 1 July 2017. As of 1 January 2018, there will be an acceleration of the fiscal-account reimbursements paid directly by the management entity with respect to the taxable persons to whom the split payment has been applied.
73 For innovative start-ups, the threshold for the affixing of the stamp of approval for the purpose of offsetting remains at €50,000.

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against income taxes, the regional tax on productive activity, and VAT, and it also made electronic filing mandatory for all cases of offsetting. If the offsetting is done without the compliance certificate, or without the alternative certification by an accountant (or if these measures are carried out by unauthorized persons), the credits taken in violation of the rules are recovered, along with interest, and sanctions are applied.
D.L. No. 50/2017 changes the rules applicable to voluntary disclosure74 and introduces synthetic fiscal-reliability indices to replace parameters and sector studies that will gradually be phased out. The new indices are assigned on a scale of 1 to 10 to each taxpayer, with regard to their reliability, and they are associated with bonus levels for the more reliable taxpayers. The data that the taxpayers will need to declare for the application of the indices and the economic activities involved are to be defined by the Italian Revenue Authority. The indices are approved by decree of the Minister of the Economy and Finance on 31 December for the tax period in which they are applicable, and they are subject to revision every two years. A commission of experts is to be established to assess the extent to which the indicators are suitable for representing the taxpayers to whom they refer.
From a revenue perspective, the decree also increases, as from 1 October 2017, the taxes collected on so-called ‘new slot’ entertainment devices, and on monies collected through so-called ‘video lotteries’.
Finally, D.L. No. 50/2017 expands the limits of the seizure of real property assets by the tax authority. The tax collector can proceed with the expropriation of one or more building assets of a debtor, provided that total value is at least equal to €120,000. Previous laws and regulations made reference to the value of the individual asset. Certain provisions have also been contemplated for guaranteeing the validity of acts covering real rights on already existing buildings.
The government approved Lgs.D. No. 32/2017 on the subject of tax evasion, making it mandatory to exchange fiscal information as part of cross-border preventive commercial agreements (rulings) and preventive agreements on transfer prices, which had been optional previously.
The government continues to pursue policies to reduce the number of tax disputes: D.L. No. 36/2017 extended, from 31 March to 21 April 2017, the deadlines for compliance with the provisions covering the discounted settlement of past tax bills.
D.L. No. 50/2017 introduced a new procedure that facilitates settlement of any type of tax disputes pending with the Italian Tax Authority, through payment of the amounts indicated in disputed assessment (which were the basis for the dispute in the lower tax court) and interest accrued due to late registration of the taxes, but with the exclusion of sanctions and interest on past-

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74 D.L. No. 50/2017 also changes the rules for voluntary disclosure, providing that, if income from full-time employment or self-employment produced abroad is part of total income, it is possible to deduct the tax credit, including if the income tax return is not filed or if the income is not indicated. In addition, the decree extends the exemption from filing obligations provided by the law with reference to the value-added tax on real property situated abroad and the value-added tax on financial products, current accounts, and savings accounts held by persons residing in Italy. Finally, the sanctions have been revised, and are applied only in the case in which the taxpayer does not spontaneously pay the sums due within the deadlines set by the law (and not in cases of non-payment or insufficient payment, on a spontaneous basis, of the sums due) and the consequences of insufficient payment of the amounts due have been modified.

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due amounts. By 31 August 2017, any territorial entity could establish the application of the regulations for the discounted settlement of tax disputes for taxes assessed by such entity. The regulations are also applied in relation to the disputes turned over to a collection agent. With a circular of 28 July, the Italian Revenue Authority clarified the provisions contained in D.L. No. 50/2017 related to the discounted settlement of the tax disputes involving the Italian Revenue Authority as one of the parties.
The government has also addressed tax collection, first and foremost through an important organisational innovation. Pursuant to D.L. No. 193/2016, as of 1 July 2017, a new agency, Agenzia delle Entrate-Riscossione (AdER), became operational to carry out the collection activity. The agency will be oriented toward improving relationships with taxpayers, through the offer of high-quality services, diversified according to taxpayer classification. Agenzia delle Entrate-Riscossione will also place a special emphasis on making collection more economic, by increasing efficiency through the ongoing containment of costs. Pursuant to D.L. No. 50/2017, the AdER is authorized to collect income and capital taxes for all of the local administrations and State-owned companies,75 with the exclusion of the tax collection companies. Therefore as of 1 July 2017, the local administrations may commission other companies to collect taxes, but they may no longer given to those companies mandates for tax assessment and settlement. The municipalities and other local entities may also directly pay revenues through postal current accounts.
D.L. No. 50/2017 also amended the regulations for corporate income taxes. The regulations provide that sums withdrawn from the business income tax (IRI) reserves, in the event of opting out of the system (including due to termination of activity), will be treated as part of total income of the business owner, free-lance professionals working with the business on a regular basis, or partners/shareholders, in the event in which they were subject to separate taxation at the rate of 24 percent. The aforementioned persons will also get a tax credit of 24 percent, so as to prevent double taxation. Following amendments added upon conversion to Law No. 96 of 21 June 2017, the aforementioned decree has also introduced a procedure of reinforced cooperation and collaboration (also known as the ‘web tax’) for settlement of tax debts due in relation to the possible stable organisation of non-resident companies that belong to multinational groups having revenues above €1 billion, and that sell goods and/or render services in Italy for an amount in excess of €50 million by making use of resident companies or stable organisations of non-resident companies. The non-resident companies may file a petition with the Italian Revenue Authority for an assessment of the existence of the requisites that constitute a stable organisation. Should a stable organisation exist, the Italian Revenue Authority will send the taxpayer a request to settle, through a process in which both parties can contribute to the debate, the tax debts for the tax periods for which the tax-return filing deadlines have already elapsed. For taxpayers who extinguish tax debts, the sanctions are reduced to one-sixth; when the debt is settled, the criminal offence of failing to file becomes non-punishable. The crime is instead

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75 Without prejudice to the provisions of Art. 17, Par. 3-bis and 3-ter of Lgs.D. No. 46 of 26 February 1999.

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punishable only in which the taxpayer fails to sign the agreement to settle, or when the taxpayer fails to pay all or part of the sums due.  These provisions are rounded out by other, existing provisions, such as the international ruling76 and the cooperative compliance.77
The national rules regarding the methods for calculating infragroup transfer prices are being adjusted to comply with OECD guidelines (part of Base Erosion and Profit Shifting (BEPS) project) for the proper determination of the value of transactions between foreign associate companies. More specifically, instead of the ‘normal value’ criterion, the parameter introduced for determining earnings from intragroup transactions refers to the principle of free competition and the indication of the value of transactions between independent parties, when the transactions entail an increase in income. The same criterion applies to decreases in income arising from transactions with foreign affiliates.
To stem tax evasion with respect to income on short-term rentals, a 21 percent withholding tax has been introduced, and is to be withheld by real-estate brokers handling the transactions, including online.78
As part of the revision of the cadastral system for classification of buildings, several activities have been undertaken for constructing an Integrated Building Register, managed entirely with a new technology platform that integrates the information related to the geographic area with the data related to owners: the result is a significant improvement in the quality of cadastral data. The objective is to have a single point of access to data regarding buildings, their owners, the related taxable base, and taxpayers, with the government’s action streamlined and made more transparent and efficient. With respect to the revision of tax expenditure, the Annual Report on Tax Expenditure was published as an attachment to the 2017 Budget Law, in accordance with Lgs.D. No. 160/2015.  This report constitutes an essential tool for monitoring tax expenditure, facilitating legislative action to streamline existing tax relief measures. The financial impact of every measure are indicated; they are reported according to spending missions, in coordination with budget classification criteria, so as to evidence any overlap between spending and tax relief measures, avoiding duplication of measures having the same purposes within the tax and benefit system.

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76 The international ruling, referenced in Art. 31-ter of the Decree of the President of the Republic No. 600/1973, is addressed, inter alia, to non-resident businesses that intend to exercise their activity through a stable organisation during the tax period subsequent to that of filing the petition. It is possible to have the agreement applied retroactively to the filing date - through a supplemental filing or a filing for the correction of a tax return (in this case, without the application of sanctions). The agreement also applies for the tax period in which it is signed, and for the four subsequent periods.
77 The cooperative compliance system regards resident or non-resident businesses that have certain characteristics, including turnover or revenues equal to or above €10 billion or not less than €1 billion, or that have requested the web tax. The procedure allows the business to assess, in advance, with the Italian Revenue Authority, the existence of fiscal risks, and admits the possibility of reducing the sanctions by 50 percent if the risks are communicated to the Italian Revenue Authority in a timely and comprehensive manner.
78 For income from short-term rentals (no more than 30 days) of real property for residential use, current tax regulations allow for a flat tax of 21 percent as an alternative to ordinary personal income tax, as long as the rentals are agreed with physical persons outside of the exercise of a business, either directly or through a real estate agent.

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Electronic fiscal trial
After being extended to the Tax Commissions in the Regions of the Marches and Val D’Aosta and the Autonomous provinces of Trento and Bolzano, electronic fiscal trial became available across the whole country as of 15 July 2017. The portal makes it possible to electronically file all acts and case documents already served to the counterparty through certified electronic mail, and to consult the case file containing all the documents related to the dispute. In addition - with D.L. No. 50/2017 - the complaint/mediation proceedings, which were introduced in the tax court system to reduce the case load, have been extended to disputes referring to values of up to €50,000 (the previous threshold was €20,000). The new regulations are applied to appealable acts served as from 1 January 2018. Mediation does not apply with respect to taxes that represent traditional EU resources. In the January-June 2017 period, the number of pending tax disputes fell by 12.7 percent year on year, following the same trend that took shape in 2012. The disputes in the two degree of appeal fell by 8.9 percent in the first quarter of 2017, while the disputes settled declined by 5.4 percent.
Environment and energy
During 2017, two important documents for environmental policies were made available for consultation:  the framework and strategic position document for the Circular Economy and the National Energy Strategy (NES).
As an important part of implementation of the broader National Strategy for Sustainable Development,79 the document on the circular economy pursues the following general objectives: the identification of the key strategic choices for Italy’s economic system, taking into account the new objectives of the European circular package and national specificities; the reduction of the impacts on the environment and of externalities through better management of the entire product life cycle; the definition of the action priorities and the tools for realising them; a coordinated and coherent vision of the circular economic model as a major factor in driving of the country’s sustainable growth.
The NES aims to enhance the country’s competitiveness by aligning energy prices to those elsewhere in Europe; to improve the security of supply and the adequacy of infrastructure; to indicate the path toward decarbonisation within the framework of the commitments taken as part of the Paris Agreement.
With the 2017 European Law, Italy has attempted to move forward two key aspects of the NES, in the respect of the European rules on State aid: the need to safeguard industrial sectors that are heavy consumers of energy exposed to international competition, and the need to pursue policies to support renewable sources used for electricity. Special amendments to the bill – approved in July – reformed the tax incentives to electricity cost components that support the use of renewable sources and cogeneration plants, through a progressive mechanism (by electricity intensity classifications) which, inter alia, will allow businesses that have energy costs in excess of 20 percent of gross added value (GAV) to contribute

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79 The strategy has marked the end of the processes of public consultation and consultation among the ministries.

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in proportion to the GAV realised, in a relative amount that can decrease to as little as 0.5 percent of GAV. With regard to renewable sources used for electricity, the laws and regulations of reference have been harmonized with European rules, so as to allow the reinstatement of support tools that have not been operative since the end of 2016.
In addition, the same European Law provides for the inauguration of a measure similar to that for the gas system, with the introduction of provisions aimed at new determination of the prices to cover the general charges of the gas system, which are today applied to industrial businesses that are large consumers of natural gas, so as to comply with the criteria contained in the European Commission’s communication ‘Rules on the subject of state aid in favour of the environment and energy 2014-2020.’ Like the businesses which are heavy consumers of electricity, the businesses that are large consumers of gas have been particularly hard hit by the costs of financing measures to support decarbonisation policies, including the policies to support energy from renewable sources.
To prevent such businesses from suffering a significant competitive disadvantage, the law provides that these charges can be remodulated based on what has already today been admitted and tested for businesses that are high consumers of electric energy.
Finally, in implementation of the law on the green economy and resource efficiency (n. 221/2015) and as provided by Art. 68, the first ‘catalogue of the environmentally damaging and favourable subsidies’ was sent to Parliament as the first group of subsidies in effect (both through tax expenditure and spending laws). The catalogue offers an assessment of the environmental impact of such subsidies with the objective of providing Parliament with an information instrument that can favour a possible transition toward an ecological taxation system and a sustainable economy model, in line with the revision of tax expenditure as recommended by the Council.

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APPENDIX

TABLE A1 - EFFECTS OF DECREE-LAW NO. 8/2017 ON GENERAL GOVERNMENT NET BORROWING (in € mn; inclusive of induced effects)
	2017	2018	2019	2020
INCREMENTAL RESOURCES	154	103	34	23

Higher revenue	2	29	13	3
One-year deferral of payment terms for the discounted settlement of past tax bills	0	20	9	0
Extension of suspension of payment of social contributions for residents in municipalities struck by earthquake	0	7	2	0
Other	2	3	3	3

Lower expenditure	152	74	21	20
Fund for Structural Economic-Policy Measures	41	47	0	0
Fund for Non-Deferrable Needs	54	0	0	0
Special Current Account Fund	4	24	8	8
Fund for the Fight Against Poverty and Social Exclusion	41	0	0	0
Fund for Discounting of Deferred Subsidies	7	0	10	9
Other	5	3	3	3

USE OF RESOURCES	152	60	33	21

Lower revenue	29	10	1	1
One-year deferral of payment terms for the discounted settlement of past tax bills	20	9	0	0
Extension of suspension of payment of social contributions for residents in municipalities struck by earthquake	8	0	0	0
Other	1	1	1	1

Higher expenditure	123	50	31	20
Tax credit for investments in central Italy regions struck by earthquake	20	24	0	0
Income support to vulnerable segments of the population in areas struck by earthquake	41	0	0	0
Tax credit on bank interest for financing disbursed for payment of taxes	7	10	10	9
Initiatives for the revival of tourism in areas struck by earthquake	23	0	0	0
National Solidarity Fund	15	0	0	0
Fund for Structural Economic-Policy Measures	0	0	9	0
Fund for Non-Deferrable Needs	0	6	1	0
Other	17	10	11	11

EFFECT ON NET BORROWING	2	43	2	2
Note: Discrepancies, if any, are due to rounding.

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TABLE A2 - EFFECTS OF DECREE-LAW NO. 13/2017 ON GENERAL GOVERNMENT NET BORROWING (in € mn; inclusive of induced effects)
	2017	2018	2019	2020
INCREMENTAL RESOURCES	13	38	44	43

Higher revenue	9	30	35	35
Use of a portion of revenue derived from contributions on insurance premiums	6	23	28	28
Hiring at Territorial Commissions for the recognition of international protection and the National Commission for Asylum - tax and social-contributions effects	1	5	5	5
Other	1	2	2	2

Lower expenditure	5	9	8	8
Special Current Account Fund	4	8	8	8
Other	0	0	0	0

USE OF RESOURCES	11	31	37	37

Higher expenditure	11	31	37	37
Operational expenses for new jobs in the asylum centres for persons to be repatriated	4	12	18	18
Hiring at Territorial Commissions for the recognition of international protection and the National Commission for Asylum	3	10	10	10
Assignment of the Carabinieri in the African continent	3	5	5	5
Other	2	4	3	3

EFFECT ON NET BORROWING	2	7	7	7
Note: Discrepancies, if any, are due to rounding.

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APPENDIX

TABLE A3 - EFFECTS OF DECREE-LAW NO. 91/2017 ON GENERAL GOVERNMENT NET BORROWING (in € mn; inclusive of induced effects)
	2017	2018	2019	2020
INCREMENTAL RESOURCES	133	235	106	266

Higher revenue	0	1	0	0
Other	0	1	0	0

Lower expenditure	133	234	106	266
Cohesion and Development Fund	0	25	31	150
Fund for Non-Deferrable Needs	17	150	3	4
Fund for Structural Economic-Policy Measures	0	0	38	66
Special Capital Fund	5	27	27	40
Electronic culture card for young people	90	0	0	0
Fund for Discounting of Deferred Subsidies	15	25	0	0
Special Current Account Fund	0	0	6	6
Other	6	7	1	0

USE OF RESOURCES	133	234	106	266

Lower revenue	0	0	45	72
Extension of deadline for delivery of capital goods eligible for hyper-depreciation	0	0	45	72
Other	0	0	0	0

Higher expenditure	133	234	61	194
Tax credit for investments in Special Economic Zones (ZES)	0	25	31	150
Fund to be allocated to municipalities taking in persons applying for international protection	0	150	0	0
Subsidies to provinces and metropolitan cities	100	0	0	0
Construction of justice-system facilities in southern Italy	4	25	25	40
Reassignment of workers expelled from production processes in the regions of southern Italy	15	25	0	0
Other	14	9	4	4

EFFECT ON NET BORROWING	0	1	0	0
Note: Discrepancies, if any, are due to rounding.

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